                                                Filed pursuant to Rule 424(B)(3)
                                                      Registration No. 333-61902


Proxy Statement/Prospectus

                               ----------------

               Proxy Statement for National City Bancorporation
                                Special Meeting

                               ----------------

                  Prospectus of Marshall & Ilsley Corporation

                               ----------------

   The boards of directors of Marshall & Ilsley Corporation and National City Bancorporation have agreed that National City will merge with and into Marshall & Ilsley, with Marshall & Ilsley being the surviving corporation. If the merger is completed, each share of National City common stock will be converted into between 0.53636 and 0.65556 of a share of Marshall & Ilsley common stock. We will determine the exact exchange ratio with a formula based on the average trading price of Marshall & Ilsley common stock during the 20 trading days up to and including the third trading day prior to the merger. The exchange ratio is intended to provide a value of $29.50 per share of National City common stock if Marshall & Ilsley common stock trades between an average of $45.00 and $55.00 per share during this measurement period. Cash will be paid in lieu of issuing fractional shares.

   Based on the $50.22 average price per share of Marshall & Ilsley common stock during the 20 trading days up to and including the third trading day prior to June 15, 2001, the exchange ratio would equal 0.58742 of a share of Marshall & Ilsley common stock for each share of your National City common stock.

   The merger cannot be completed unless the shareholders of National City approve the merger and the agreement and plan of merger. National City has scheduled a special meeting on July 24, 2001 for you to vote on these matters. The approval of Marshall & Ilsley's shareholders is not required.

   The board of directors of National City unanimously recommends that the holders of National City common stock vote "FOR" approval of the merger and the agreement and plan of merger.

   Whether or not you plan to attend the special meeting on July 24, 2001, please take the time to vote by completing, signing and mailing the enclosed proxy card to us. Your vote is very important.

   Marshall & Ilsley common stock is traded on the New York Stock Exchange under the symbol "MI." National City common stock is quoted on The Nasdaq Stock Market under the symbol "NCBM."

                               ----------------

   For a description of certain significant considerations in connection with the merger and related matters described in this document, see "Risk Factors" beginning on page 12.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

                               ----------------

   The shares of Marshall & Ilsley common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Stock is subject to investment risks, including loss of value.

                               ----------------

   The date of this proxy statement / prospectus is June 18, 2001 and is being first mailed to National City shareholders on or about June 22, 2001.

   This document incorporates by reference important business information and financial information about Marshall & Ilsley and National City that is not included in or delivered with this document. See "Where You Can Find More Information" on page 60 of the document for a list of documents that Marshall & Ilsley and National City have incorporated by reference into this document. These documents are available to you without charge upon written or oral request made to the appropriate company:

  Shareholder/Investor Relations        National City Bancorporation
  Marshall & Ilsley Corporation         651 Nicollet Mall
  770 North Water Street                Minneapolis, Minnesota 55402
  Milwaukee, Wisconsin 53202            (612) 904-8500
  (414) 765-7817

   To obtain documents in time for the special meeting, your request should be received by July 17, 2001.

                          National City Bancorporation
                               651 Nicollet Mall
                       Minneapolis, Minnesota 55402-1611

                   Notice of Special Meeting of Shareholders
                          To be held on July 24, 2001

To the Shareholders of National City Bancorporation:

   Please take notice that the board of directors of National City Bancorporation has called a special meeting of shareholders. The special meeting will be held on Tuesday, July 24, 2001 at 10 a.m., Minneapolis time, at Gaviidae Common, 651 Nicollet Mall, Fifth Floor, Minneapolis, Minnesota.

   The purposes of the meeting are the following:

     1. To vote on a proposal to approve the merger of National City Bancorporation with and into Marshall & Ilsley Corporation, including the agreement and plan of merger dated April 30, 2001 by and between Marshall & Ilsley Corporation and National City Bancorporation; and

     2. To transact any other business that may properly come before the meeting and any adjournment or postponement thereof.

   Only National City shareholders of record on June 18, 2001 will be entitled to vote at the special meeting or any adjournments or postponements thereof.

   By approving proposal one, National City shareholders are approving the agreement and plan of merger, the form of plan of merger, and the transactions contemplated by those agreements, including the merger of National City with and into Marshall & Ilsley.

   As described on page 30 of this document under the caption "The Merger-- Dissenters' Appraisal Rights," under Iowa law, National City shareholders may assert dissenters' appraisal rights in connection with the merger and receive in cash the fair value of their shares of National City common stock. A copy of the Iowa dissenters' appraisal rights statute is included in this document as Appendix D.

   A proxy card for the special meeting is enclosed herewith. Whether or not you plan to attend the special meeting, please promptly complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the merger. If you fail to return your proxy card, the effect will be the same as a vote against the merger. You may still vote in person at the meeting even if you have previously returned your proxy card.

                                          By order of the board of directors:

                                          National City Bancorporation

                                          By:/s/ Thomas J. Freed
                                              Thomas J. Freed,
                                                  Secretary

June 18, 2001

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY...................................................................   3
  The Companies...........................................................   3
  The Merger..............................................................   3
  Holders of National City Common Stock will Receive Marshall & Ilsley
   Common Stock in the Merger.............................................   3
  No Fractional Shares will be Issued.....................................   4
  Material Federal Income Tax Consequences of the Merger..................   4
  Reasons for the Merger..................................................   4
  Opinion of National City's Financial Advisor............................   4
  Recommendation to National City Shareholders............................   4
  The Special Meeting.....................................................   4
  Vote Required...........................................................   5
  Action by Marshall & Ilsley Shareholders Not Required...................   5
  Regulatory Approvals....................................................   5
  Dissenters' Appraisal Rights Available..................................   5
  Share Information and Market Prices for Marshall & Ilsley Common Stock..   6
  Price Range of Common Stock and Dividends...............................   7
  Comparison of Unaudited Per Share Data..................................   8
  Selected Historical Financial Data of Marshall & Ilsley.................  10
  Recent Developments Relating to Marshall & Ilsley.......................  10
  Selected Historical Financial Data of National City.....................  11
RISK FACTORS..............................................................  12
FORWARD-LOOKING STATEMENTS................................................  14
SPECIAL MEETING OF NATIONAL CITY SHAREHOLDERS.............................  14
  Purpose of the Meeting..................................................  14
  Record Date.............................................................  14
  Required Vote...........................................................  14
  Proxies.................................................................  15
  Solicitation of Proxies.................................................  15
THE MERGER................................................................  16
  Structure of the Merger.................................................  16
  Background of the Merger................................................  16
  Management and Operations after the Merger..............................  17
  Merger Consideration....................................................  17
  No Fractional Shares....................................................  18
  Effective Time of the Merger............................................  18
  Exchange of Certificates................................................  18
  Interests of Certain Persons............................................  19
  Recommendation of the National City Board of Directors and Reasons for
   the Merger.............................................................  20
  Marshall & Ilsley's Reasons for the Merger..............................  21
  Opinion of National City's Financial Advisor............................  22
  Material Federal Income Tax Consequences................................  28
  Regulatory Approvals....................................................  29
  Accounting Treatment....................................................  30
  Resales of Marshall & Ilsley Common Stock...............................  30
  Dissenters' Appraisal Rights............................................  30
TERMS OF THE MERGER AGREEMENT.............................................  34
  Representations and Warranties..........................................  34
  Conduct of Business Pending the Merger..................................  35

  No Solicitation of Transactions...........................................  36
  Employee Benefit Matters..................................................  37
  Other Agreements..........................................................  37
  Conditions to Completion of the Merger....................................  38
  Termination of the Merger Agreement.......................................  39
  Waiver and Amendment of the Merger Agreement..............................  39
  Shareholder Voting Agreement..............................................  40
MARSHALL & ILSLEY CORPORATION...............................................  40
  Description of Business...................................................  40
  Additional Information....................................................  42
NATIONAL CITY BANCORPORATION................................................  42
  Description of Business...................................................  42
  Additional Information....................................................  42
COMPARATIVE RIGHTS OF SHAREHOLDERS..........................................  44
SHAREHOLDER PROPOSALS.......................................................  59
LEGAL MATTERS...............................................................  59
EXPERTS.....................................................................  60
WHERE YOU CAN FIND MORE INFORMATION.........................................  60

APPENDICES:

Appendix A Agreement and Plan of Merger

Appendix B Plan of Merger

Appendix C Opinion of Hovde Financial LLC

Appendix D Iowa Dissenters' Appraisal Rights Statute

           QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT AND THE MERGER

Q. What is the purpose of this document?

A. This document serves as both a proxy statement of National City and prospectus of Marshall & Ilsley for the issuance of its common stock in the merger. As a proxy statement, this document is being provided to you by National City because National City's board of directors is soliciting your proxy for use at the special meeting of shareholders called to vote on the proposed merger of National City with and into Marshall & Ilsley. As a prospectus, this document is being provided to you by Marshall & Ilsley because Marshall & Ilsley is offering shares of its common stock in exchange for your shares of National City common stock in connection with the merger.

Q. Why do National City and Marshall & Ilsley want to merge?

A. The National City board of directors believes that the merger is consistent with National City's goal of achieving superior shareholder returns and will create a more competitive company better able to serve its customers. The Marshall & Ilsley board of directors believes that the merger will enable Marshall & Ilsley to expand its operations in the Minneapolis, Minnesota area and strengthen its banking franchise through National City's strong commercial and retail banking presence in the Minneapolis area.

Q. What will I receive for my National City shares of common stock?

A. You will receive between 0.53636 and 0.65556 of a share of Marshall & Ilsley common stock for each share of National City common stock you own at the effective time of the merger. The exact number of shares of Marshall & Ilsley common stock you will receive in exchange for your shares of National City common stock will be determined at the time of the merger based on the average trading price of Marshall & Ilsley common stock during a measurement period of 20 trading days up to and including the third trading day before the merger. If the average trading price of Marshall & Ilsley common stock during this measurement period is between $45.00 per share and $55.00 per share, the value of the Marshall & Ilsley common stock that you are entitled to receive will be equal to $29.50. However, you will not receive more than 0.65556 of a share of Marshall & Ilsley common stock nor less than 0.53636 of a share of Marshall & Ilsley common stock, regardless of the average trading price of Marshall & Ilsley common stock. As a result, the value of the Marshall & Ilsley common stock that you are entitled to receive may be less than or greater than $29.50. Marshall & Ilsley will not issue any fractional shares. Instead, you will receive cash in lieu of any fractional share owed to you.

   Each previously issued and outstanding share of Marshall & Ilsley common stock will remain issued and outstanding and will not be converted or exchanged in the merger.

Q. When do you expect the merger to be completed?

A. We hope to complete the merger as soon as possible after National City's special meeting of shareholders, assuming the required shareholder approval is obtained, together with federal regulatory approval and the satisfaction of other closing conditions.

Q. When and where will the special meeting take place?

A. National City's special meeting of shareholders will be held at 10 a.m., Minneapolis time, on Tuesday, July 24, 2001, at Gaviidae Common, 651 Nicollet Mall, Fifth Floor, Minneapolis, Minnesota.

Q. Who must approve the proposal at the special meeting?

A. Holders of a majority of the outstanding shares of National City common stock as of the close of business on June 18, 2001 must approve the merger and the agreement and plan of merger.

  Approval of the proposed merger by Marshall & Ilsley's shareholders is not required.

Q. What do I need to do now?

A. After reviewing this document, submit your proxy by promptly executing and returning the enclosed proxy card. By submitting your proxy, you authorize the individuals named in the proxy to represent you and vote your shares at the special meeting of shareholders in accordance with your instructions. These persons also may vote your shares to adjourn the special meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the special meeting.

   Your vote is important. Whether or not you plan to attend the special meeting, please promptly submit your proxy in the enclosed envelope.

Q. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A. Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.

Q. How will my shares be voted if I return a blank proxy card?

A. If you sign, date and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger and the merger agreement and will be voted in the discretion of the persons named as proxies in any other matters presented for a vote at the special meeting.

Q. What will be the effect if I do not vote?

A. If you abstain or do not return your proxy card or otherwise do not vote at the special meeting, your failure to vote will have the same effect as if you voted against the merger and the merger agreement. Therefore, the board of directors of National City encourages you to vote in favor of the proposed merger and merger agreement as soon as possible.

Q. Can I vote my shares in person?

A. Yes, if you own your shares registered in your own name. You may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card. However, in order to ensure that your vote is counted at the special meeting, we recommend that you sign, date and promptly mail the enclosed proxy card.

Q. Can I change my mind and revoke my proxy?

A. Yes, you may revoke your proxy and change your vote at any time before the polls close at the special meeting by:

  . signing another proxy with a later date,

  . giving written notice of the revocation of your proxy to Thomas J. Freed, the secretary of National City, prior to the special meeting, or

  . voting in person at the special meeting.

   Your latest dated proxy or vote will be counted.

Q. Should I send in my stock certificates now?

A. No--please do not send in your certificates at this time. Once the merger is completed we will send you written instructions for exchanging your National City common stock certificates.

Q. Who can answer my questions about the merger?

A. If you have more questions about the merger, please contact Thomas J. Freed, Chief Financial Officer and Secretary of National City, at
   (612) 904-8500.

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the appendices, and the other documents we refer to. For more information about Marshall & Ilsley and National City, see "Where You Can Find More Information" on page 60.

The Companies

Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, Wisconsin 53202
(414) 765-7000

   Marshall & Ilsley, incorporated under the laws of Wisconsin in 1959, is a registered bank holding company. Marshall & Ilsley's principal assets are the stock of its bank and nonbank subsidiaries. As of March 31, 2001, Marshall & Ilsley had consolidated total assets of approximately $26.2 billion and consolidated total deposits of approximately $17.8 billion, making it the largest bank holding company headquartered in Wisconsin.

   Marshall & Ilsley common stock is traded on the New York Stock Exchange under the symbol "MI."

National City Bancorporation
651 Nicollet Mall
Minneapolis, Minnesota 55402
(612) 904-8500

   National City Bancorporation is a registered bank holding company incorporated under Iowa law. National City's assets primarily consist of the stock of its subsidiaries, which include National City Bank of Minneapolis, a commercial bank, and Diversified Business Credit, Inc., a commercial finance company. National City and its subsidiaries are located in the Minneapolis, Minnesota metropolitan area. As of March 31, 2001, National City had consolidated total assets of $1.2 billion and consolidated total deposits of $652.8 million.

   National City common stock is quoted on The Nasdaq Stock Market under the symbol "NCBM."

The Merger

   At the effective time of the merger, National City will merge with and into Marshall & Ilsley. Marshall & Ilsley will issue shares of its common stock to the shareholders of National City in exchange for their shares of National City common stock. National City will cease to exist as a separate corporation. Marshall & Ilsley will be the surviving corporation.

Holders of National City Common Stock will Receive Marshall & Ilsley Common Stock in the Merger

   If the merger is completed, you will have the right to receive between
0.53636 and 0.65556 of a share of Marshall & Ilsley common stock for each share of National City common stock that you own as of the effective time of the merger. We will determine the exact number of shares of Marshall & Ilsley common stock you will receive in exchange for your shares of National City common stock at the time of the merger based on the average trading price of Marshall & Ilsley common stock during a measurement period of 20 trading days up to and including the third trading day before the merger. If the average trading price of Marshall & Ilsley common stock during this measurement period is between $45.00 per share and $55.00 per share, the value of the Marshall & Ilsley common stock that you are entitled to receive will be equal to $29.50. However, you will not receive more than 0.65556 of a share of Marshall & Ilsley common stock nor less than 0.53636 of a share of Marshall & Ilsley common stock, regardless of the average trading price of Marshall & Ilsley common stock. As a result, the value of the Marshall & Ilsley common stock that you are entitled to receive may be less than or greater than $29.50. Based on the $50.22 average trading price of Marshall & Ilsley common stock during the 20 trading days up to and including the third trading day prior to June 15, 2001, you would receive 0.58742 of a share of Marshall & Ilsley common stock for each share of National City common stock you own at the effective time of the merger.

   Each share of Marshall & Ilsley common stock issued and outstanding prior to the merger will remain issued and outstanding and will not be converted or exchanged in the merger.

No Fractional Shares will be Issued

   Marshall & Ilsley will not issue any fractional shares. Instead, you will receive cash in lieu of any fractional share of Marshall & Ilsley common stock owed to you in exchange for your shares of National City common stock.

Material Federal Income Tax Consequences of the Merger

   The exchange of shares is expected to be tax-free to you for federal income tax purposes, except for taxes payable on any cash you receive in lieu of fractional shares. The expected material federal income tax consequences are set out in greater detail beginning on page 28.

   Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Reasons for the Merger

   The National City board believes that in the rapidly changing environment of the banking industry, merging with Marshall & Ilsley is consistent with National City's long-term goal of enhancing shareholder value. In addition, the National City's board believes that the customers served by National City will benefit from the merger.

   Marshall & Ilsley believes that the merger with National City presents Marshall & Ilsley with a unique opportunity to expand its operations in the Minneapolis, Minnesota area. In addition, Marshall & Ilsley believes that the merger will provide growth opportunities and will be accretive to the earnings per share of the combined company.

   You can find a more detailed discussion of the background to the merger agreement and National City's and Marshall & Ilsley's reasons for the merger in this document under "The Merger--Background of the Merger" beginning on page 16, "--Recommendation of the National City Board of Directors and Reasons for the Merger" beginning on page 20, and "--Marshall & Ilsley's Reasons for the Merger" beginning on page 21.

Opinion of National City's Financial Advisor

   Among other factors considered in deciding to approve the merger, the National City board of directors received the written opinion of its financial advisor, Hovde Financial LLC, that as of April 30, 2001, which was the date on which the National City board of directors approved the merger and related agreements, the exchange ratio was fair, from a financial point of view, to the holders of National City common stock. The Hovde opinion is included as Appendix C to this document. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Hovde Financial in providing its opinion.

Recommendation to National City Shareholders

   The National City board of directors believes that the merger is in the best interests of National City and its shareholders and unanimously recommends that you vote "FOR" approval of the merger and the merger agreement.

The Special Meeting

   A special meeting of the National City shareholders will be held at 10 a.m., Minneapolis time, on Tuesday, July 24, 2001, at Gaviidae Common, 651 Nicollet Mall, Fifth Floor, Minneapolis, Minnesota. Holders of National City common stock as of the close of business on June 18, 2001 are entitled to vote at the National City special meeting and will be asked to consider and vote upon:

  . approval of the merger agreement, plan of merger and the transactions contemplated by those agreements; and

  . any other matters properly presented at the National City special meeting.

   As of the date of this document, the National City board did not know of any other matters that will be presented at the National City special meeting.

Vote Required

   At the special meeting of shareholders, the merger and the merger agreement must be approved by the affirmative vote of at least a majority of the shares of National City common stock outstanding at the close of business on June 18, 2001. As of that date, there were 8,474,436 shares outstanding of National City common stock. Each share of National City common stock is entitled to one vote.

   As of February 23, 2001, National City's directors, executive officers and their affiliates held, in the aggregate, approximately 1,020,405 shares, or 12 percent, of the outstanding National City common stock.

   Marshall & Ilsley has entered into an agreement with five National City shareholders who own in the aggregate approximately 35 percent of the outstanding National City common stock. Each of these shareholders has agreed, among other things, to vote its shares in favor of the merger and the merger agreement.

   Approval of the merger and the merger agreement will also authorize the National City board to exercise its discretion on whether to proceed with the merger in the event National City has the right to terminate the merger agreement. This determination may be made without notice to, or the resolicitation of proxies from, the National City shareholders.

Action by Marshall & Ilsley Shareholders Not Required

   Approval of the merger by Marshall & Ilsley's shareholders is not required. Accordingly, Marshall & Ilsley has not called a special meeting of its shareholders.

Regulatory Approvals

   We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. Marshall & Ilsley has filed an application with the Federal Reserve Board for approval of the merger. In addition, the merger is subject to the approval of, or notice to, other regulatory authorities.

   As of the date of this document, we have not received the necessary regulatory approvals. We cannot be certain of when or if we will obtain them. However, we do not know of any reason why we should not obtain the required approvals in a timely manner.

Dissenters' Appraisal Rights Available

   National City shareholders who properly dissent from the merger are entitled to receive the fair value of their shares of National City common stock in cash. To exercise your dissenters' appraisal rights, you must follow the procedures outlined in Appendix D, including, without limitation:

  . prior to the special meeting, delivering to National City written notice of your intention to demand payment for your National City shares; and

  . not voting to approve the merger and the merger agreement.

   If you sign and return your proxy without voting instructions, and do not revoke the proxy, your proxy will be voted in favor of the merger and the merger agreement and you will lose your dissenters' appraisal rights. Also, you may lose your dissenters' appraisal rights if you fail to comply with other required procedures contained in Appendix D.

   The procedures you are required to follow to exercise your dissenters' appraisal rights are set out in greater detail beginning on page 30 and in Appendix D.

Share Information and Market Prices for Marshall & Ilsley Common Stock

   Marshall & Ilsley common stock is traded on the New York Stock Exchange under the symbol "MI". National City is quoted on The Nasdaq Stock Market under the symbol "NCBM".

   The following table lists the closing price of Marshall & Ilsley common stock, the closing price of National City common stock and the equivalent value of a share of National City common stock giving effect to the merger on:

  . April 27, 2001, the last trading day before we announced the merger; and

  . June 12, 2001, the last practical day to obtain share price information before the date of this proxy statement/prospectus.

                                                                     Equivalent
                                                                     Per Share
                                                                      Value of
                                                                      National
                                    Marshall & Ilsley National City     City
                                      Common Stock    Common Stock  Common Stock
                                    ----------------- ------------- ------------
April 27, 2001.....................      $50.66          $18.50        $29.50
June 12, 2001......................      $49.60          $28.85        $29.50

   The "equivalent per share value of National City common stock" on each of these two days represents the closing price of a share of Marshall & Ilsley common stock on that day multiplied by the relevant exchange ratio. The exact exchange ratio will be determined pursuant to a formula based on the average trading price of Marshall & Ilsley common stock during the 20 trading days up to and including the third trading day prior to the merger. The exchange ratio is intended to provide a value of $29.50 per share of National City common stock if Marshall & Ilsley common stock trades between an average of $45.00 and $55.00 per share during this measurement period. For each of these two days, we calculated the exchange ratio by dividing $29.50 by the average of the average high and low sale price per share of Marshall & Ilsley common stock on the NYSE for the twenty trading days ending on and including the third trading day preceding such date. Although the closing price was different from this average trading price, the "equivalent per share value" did not differ from $29.50. As of April 27, 2001, the average trading price of Marshall & Ilsley common stock was $52.52 and as of June 15, 2001, the average trading price of Marshall & Ilsley common stock was $50.22.

   The market price of Marshall & Ilsley common stock may change at any time. Consequently, the value of the Marshall & Ilsley common stock you will be entitled to receive as a result of the merger may be significantly higher or lower than its current value or its value at the date of the special meeting.

Price Range of Common Stock and Dividends

 Marshall & Ilsley--Share Prices and Dividends

   Marshall & Ilsley common stock is listed on the New York Stock Exchange and traded under the symbol "MI." The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of Marshall & Ilsley common stock on the NYSE composite transactions reporting system and cash dividends declared per share of Marshall & Ilsley common stock.

                                                          Price Range
                                                           of Common   Dividends
                                                             Stock     Declared
                                                         ------------- ---------
                                                          High   Low
                                                         ------ ------
1999
  First Quarter......................................... $59.25 $55.38  $0.220
  Second Quarter........................................  71.94  54.75   0.240
  Third Quarter.........................................  69.75  55.88   0.240
  Fourth Quarter........................................  69.31  57.81   0.240
2000
  First Quarter......................................... $60.44 $43.88  $0.240
  Second Quarter........................................  55.31  41.52   0.265
  Third Quarter.........................................  51.63  43.56   0.265
  Fourth Quarter........................................  51.49  38.63   0.265
2001
  First Quarter......................................... $55.20 $48.04  $0.265
  Second Quarter (through June 12, 2001)................  52.90  48.91   0.290

 National City--Share Prices and Dividends

   National City common stock is quoted on The Nasdaq Stock Market and traded under the symbol "NCBM." The following table sets forth the high and low sale prices per share for National City common stock for the periods indicated, as quoted on The Nasdaq Stock Market, and the quarterly cash dividends declared per share for the periods indicated.

                                                       Price Range of  Dividends
                                                        Common Stock   Declared
                                                       --------------- ---------
                                                        High     Low
                                                       ------- -------
1999
  First Quarter....................................... $27.500 $21.000   $ --
  Second Quarter......................................  22.625  17.250    0.60
  Third Quarter.......................................  21.000  17.375    0.12
  Fourth Quarter......................................  20.375  16.000    0.12
2000
  First Quarter....................................... $18.750 $13.625   $0.12
  Second Quarter......................................  15.750  13.625    0.12
  Third Quarter.......................................  24.000  13.375    0.14
  Fourth Quarter......................................  18.875  15.625    0.14
2001
  First Quarter....................................... $22.000 $15.813   $0.14
  Second Quarter (through June 12, 2001)..............   29.26   18.00    0.14

   The timing and amount of future dividends paid by Marshall & Ilsley and National City are subject to determination by the applicable board of directors in its discretion and will depend upon earnings, cash requirements and the financial condition of the respective companies and their subsidiaries, applicable government regulations and other factors deemed relevant by the applicable company's board of directors. Various U.S. state and federal laws limit the ability of affiliate banks to pay dividends to Marshall & Ilsley and National City. The merger agreement restricts the cash dividends that may be paid on National City common stock pending consummation of the merger. National City has agreed not to declare or pay any dividends with respect to its common stock during the quarter in which the effective time of the merger occurs and in which National City shareholders are entitled to receive dividends on the Marshall & Ilsley common stock into which their shares of National City common stock have been converted. As a result, you will be entitled to receive dividends paid on National City common stock or Marshall & Ilsley common stock, but you will not be entitled to receive both dividends. See "The Terms of the Merger Agreement--Conduct of Business Pending the Merger."

Comparison of Unaudited Per Share Data

   The following table shows information about our net income per share, cash dividends per share and book value per share, and similar information after giving effect to the merger. This information is referred to below as "pro forma" information. In presenting the pro forma information, we assumed that we had been merged as of the beginning of the earliest period presented. The pro forma information gives effect to the merger under the purchase method of accounting in accordance with currently existing accounting principles generally accepted in the United States. The Financial Accounting Standards Board has proposed new business combination accounting rules which, if enacted, would change the way in which companies account for goodwill and other identifiable intangibles with indefinite lives.

   We used the exchange ratio of 0.59596 in computing the pro forma combined and equivalent pro forma combined per share data. The exchange ratio of 0.59596 represents the midpoint in the range of 0.53636 and 0.65556 stated in the merger agreement. This exchange ratio is intended to provide a value of $29.50 per share of National City common stock if Marshall & Ilsley common stock trades between an average of $45.00 and $55.00 per share during the 20 trading days up to and including the third trading day prior to the merger.

   We expect that we will incur merger and integration charges as a result of combining our companies. The pro forma information is helpful in illustrating the financial characteristics of the combined company under one set of assumptions. However, it does not reflect these merger and integration charges and, accordingly, does not attempt to predict or suggest future results. Also, it does not necessarily reflect what the historical results of the combined company would have been had our companies been combined for the periods presented.

   You should read the information in the following table together with the historical financial information that Marshall & Ilsley and National City have included in their prior filings with the United States Securities and Exchange Commission. This material has been incorporated into this document by reference to those filings. See "Where You Can Find More Information" on page 60.

                                                     Three Months
                                                        Ended      Year Ended
                                                      March 31,   December 31,
                                                         2001         2000
                                                     ------------ ------------
Marshall & Ilsley Common Stock
Income before cumulative effect of changes in
 accounting principles per basic common share
  Historical........................................    $ 0.83       $ 3.01
  Pro forma combined(1).............................      0.82         2.99
Income before cumulative effect of changes in
 accounting principles per diluted common share
  Historical........................................      0.80         2.91
  Pro forma combined(1).............................      0.79         2.89
Dividends per basic common share
  Historical........................................     0.265        1.035
  Pro forma combined(2).............................     0.265        1.035
Book value per basic common share
  Historical........................................    $21.84       $21.19
  Pro forma combined................................     23.07        22.42

                                                     Three Months
                                                        Ended      Year Ended
                                                      March 31,   December 31,
                                                         2001         2000
                                                     ------------ ------------
National City Common Stock
Net income per basic common share
  Historical........................................    $ 0.49       $ 2.11
  Equivalent pro forma combined(3)..................      0.49         1.78
Net income per diluted common share
  Historical........................................      0.49         2.11
  Equivalent pro forma combined(3)..................      0.47         1.72
Dividends per basic common share
  Historical........................................      0.14         0.52
  Equivalent pro forma combined(3)..................      0.16         0.62
Book value per basic common share
  Historical........................................    $19.90       $19.44
  Equivalent pro forma combined(3)..................     13.75        13.36

--------
(1) The effect of estimated non-recurring merger and integration costs resulting from the merger has not been included in the pro forma amounts.
(2) Pro forma dividends per share represent historical dividends paid by Marshall & Ilsley.
(3) Represents Marshall & Ilsley's pro forma results multiplied by the exchange ratio of 0.59596.

Selected Historical Financial Data of Marshall & Ilsley

   The table below presents selected Marshall & Ilsley historical financial data for the five years ended December 31, 2000, which are derived from its previously filed audited consolidated financial statements for those years, and historical financial data for the quarters ended March 31, 2000 and March 31, 2001, which are derived from its previously filed unaudited consolidated financial statements for those quarters.

   You should read the following table together with the historical financial information that Marshall & Ilsley has presented in its prior SEC filings. Marshall & Ilsley has incorporated this material into this document by reference. See "Where You Can Find More Information" on page 60.

                         As of and for the Three
                         Months Ended March 31,
                               (Unaudited)           As of and for the Twelve Months Ended December 31,
                         ----------------------- -----------------------------------------------------------
                            2001        2000        2000        1999        1998        1997        1996
                         ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                                  (in thousands, except share data)
Income Statement:
  Interest Income....... $   452,434 $   414,625 $ 1,747,982 $ 1,496,584 $ 1,434,044 $ 1,220,333 $ 1,045,821
  Net Interest Income ..     185,779     169,121     673,006     705,281     676,070     594,547     535,841
  Provision for Loan and
   Lease Losses.........      11,063       5,819      30,352      25,419      27,090      17,633      15,634
  Other Income..........     246,961     241,426     978,918     878,545     794,500     634,111     538,333
  Other Expense.........     284,796     267,998   1,083,978   1,030,468     954,822     822,853     716,647
  Income Before
   Accounting Changes &
   Special Charges......      91,127      90,715     361,636     354,511     317,591     256,685     221,910
  Income Before
   Accounting Changes...      86,602      90,715     317,402     354,511     301,323     256,685     206,635
Per Share:
  Basic:
   Income Before
    Accounting Changes &
    Special Charges..... $      0.88 $      0.86 $      3.44 $      3.32 $      2.94 $      2.62 $      2.28
   Income Before
    Accounting Changes..        0.83        0.86        3.01        3.32        2.79        2.62        2.12
  Fully Diluted:
   Income Before
    Accounting Changes &
    Special Charges.....        0.85        0.83        3.32        3.14        2.76        2.43        2.12
   Income Before
    Accounting Changes..        0.80        0.83        2.91        3.14        2.61        2.43        1.98
  Common Dividends
   Declared.............       0.265       0.240       1.035       0.940       0.860       0.785       0.720
Average Balance Sheet
 Data:
  Net Loans and Leases.. $17,379,648 $16,406,643 $16,884,443 $14,680,725 $13,186,841 $10,805,088 $ 9,362,630
  Total Assets..........  26,033,871  24,600,914  25,041,777  22,700,963  20,790,173  17,001,414  14,645,687
  Total Deposits........  17,678,187  17,031,785  17,497,783  16,156,902  14,757,215  12,239,795  10,897,512
  Long-term Borrowings..   1,611,647   1,010,484   1,178,805   1,009,132   1,046,321     787,819     823,397
  Shareholders' Equity..   2,281,982   2,078,367   2,148,074   2,172,117   2,133,037   1,556,366   1,374,858

Recent Developments Relating to Marshall & Ilsley

   On April 11, 2001, Metavante Corporation, a wholly owned subsidiary of Marshall & Ilsley, announced an organizational realignment as the final step in the strategic initiative it began in 2000 and a workforce consolidation which was the result of the realignment and changing revenue mix. The organizational realignment included the closing or planned closing of regional offices in Boise, Idaho; Columbia, Maryland;

Green Bay, Wisconsin; Flint, Michigan; Lynchburg, Virginia; and Fort Washington, Pennsylvania. The organizational realignment also included a reduction of 400 positions, or approximately 10 percent of Metavante's 4,035 employees.

   On April 11, 2001, Marshall & Ilsley announced the planned acquisition of eleven Arizona branches of Fifth Third Bank, Southwest, F.S.B. The acquisition is scheduled to be completed in 2001. Fifth Third's Arizona franchise is the number one mortgage lender in the state. The acquisition will add $400 million in deposits. Communities to be served include Prescott and Sedona and additional locations will be added in Phoenix, Scottsdale and Tuscon.

   On April 24, 2001, Marshall & Ilsley announced that its board of directors approved a 9.4 percent increase in the quarterly cash dividend on its common stock to $.29 per share from $.265 per share.

Selected Historical Financial Data of National City

   The table below presents selected National City historical financial data for the five years ended December 31, 2000, which are derived from its previously filed audited consolidated financial statements for those years, and historical financial data for the quarters ended March 31, 2000 and March 31, 2001, which are derived from its previously filed unaudited consolidated financial statements for those quarters.

   You should read the following table together with the historical financial information that National City has presented in its prior SEC filings. National City has incorporated this material into this document by reference. See "Where You Can Find More Information" on page 60.

                         As of and for the Three
                         Months Ended March 31,
                               (Unaudited)       As of and for the Twelve Months Ended December 31,
                         ----------------------- --------------------------------------------------
                            2001        2000        2000       1999       1998      1997     1996
                         ----------- ----------- ---------- ---------- ---------- -------- --------
                                             (in thousands, except share data)
Income Statement:
  Interest Income....... $    25,098 $    24,224 $  105,083 $   88,396 $   85,575 $ 79,800 $ 70,199
  Net Interest Income...      12,413      12,779     52,948     49,377     47,552   44,509   40,050
  Provision For Loan
   Losses...............         830         520      2,955      3,480      2,890    4,819    3,148
  All Other Income......       2,973       2,477      9,588     10,697      9,242   11,390   10,082
  All Other Expense.....       7,833       7,664     29,951     29,091     28,049   28,265   26,189
  Net Earnings..........       4,153       4,270     18,013     16,627     15,664   13,722   12,686
Per Share:
  Net Earnings.......... $      0.49 $      0.49 $     2.11 $     1.90 $     1.77 $   1.54 $   1.42
  Cash Dividends........        0.14        0.12       0.52       0.84        --       --       --
Balance Sheet Items:
  Loans................. $   880,591 $   844,352 $  910,828 $  838,585 $  766,109 $670,594 $600,320
  Total Assets..........   1,203,772   1,124,074  1,192,606  1,140,180  1,025,682  935,172  902,199
  Total Deposits........     652,804     638,627    643,724    614,308    517,494  478,650  519,631
  Long-Term Debt........     176,000     186,000    176,000    176,000    139,000   67,000   47,920
  Stockholders' Equity..     168,613     151,770    164,759    151,949    147,288  132,927  119,255

                                 RISK FACTORS

   In making your determination as to how to vote on the merger, you should consider the following factors:

Risks Relating to the Merger

 You will not know the exact number of Marshall & Ilsley shares you will receive until the time of the merger.

   We will calculate the number of shares of Marshall & Ilsley common stock you will receive in exchange for your shares of National City common stock based on a formula provided in the merger agreement. The number of Marshall & Ilsley shares you will receive will depend, in part, on the average trading price of Marshall & Ilsley's common stock during the 20 trading days up to and including the third trading day prior to the merger. The exact number of Marshall & Ilsley shares you will receive will depend on the result of dividing $29.50 by the average trading price of Marshall & Ilsley common stock before the merger, subject to a minimum of 0.53636 and a maximum of 0.65556. As a result, you must decide whether to approve the merger without knowing the exact number of Marshall & Ilsley shares you will receive.

   For a complete description of how we will determine the number of Marshall & Ilsley shares you will receive in the merger, see "The Merger--Merger Consideration."

 The value of the Marshall & Ilsley shares you receive will depend on the average trading price of Marshall & Ilsley common stock during the measurement period prior to the merger.

   Changes in the market price of Marshall & Ilsley common stock before the merger will affect the exact number of Marshall & Ilsley shares you will receive in exchange for your shares of National City common stock. The exchange ratio is intended to provide a value of $29.50 per share of National City common stock if Marshall & Ilsley common stock trades between an average of $45.00 and $55.00 per share during the 20 trading days up to and including the third trading day prior to the merger. If Marshall & Ilsley common stock trades below $45.00 per share during the measurement period, then for each share of National City common stock you hold you will receive 0.65556 of a share of Marshall & Ilsley common stock with a value of less than $29.50. We cannot predict the price at which Marshall & Ilsley common stock will trade before the merger. Any number of factors could cause the market price of Marshall & Ilsley common stock to change, including changes in general market and economic conditions, changes in Marshall & Ilsley's business, operations and prospects and changes in the regulatory environment. Many of these factors are beyond our control. There are no "walk away" or termination rights in the merger agreement that would permit National City to terminate the merger if the value of Marshall & Ilsley common stock falls below $45.00 per share.

 National City Shareholders will be diluted by the merger.

   The merger will dilute the ownership position of the present shareholders of National City. Based on the number of shares of National City common stock outstanding on the record dates of the special meeting and the average trading price of $50.22 per share of Marshall & Ilsley common stock on June 15, 2001, Marshall & Ilsley will issue to National City shareholders approximately 4,978,054 shares of Marshall & Ilsley common stock in the merger. As a result, National City shareholders will hold approximately 4.6 percent of the Marshall & Ilsley common stock outstanding immediately after the completion of the merger.

Post Merger Risks

 Marshall & Ilsley's future acquisitions will dilute your ownership of Marshall & Ilsley and may cause Marshall & Ilsley to become more susceptible to adverse economic events.

   Marshall & Ilsley has acquired other businesses with its common stock in the past and intends to acquire or make investments in complementary businesses with its common stock in the future. Future business acquisitions could be material to Marshall & Ilsley. Marshall & Ilsley may issue additional shares of common stock to pay for those acquisitions, which would dilute your ownership interest in Marshall & Ilsley. Acquisitions also could require Marshall & Ilsley to use substantial cash or other liquid assets or to incur debt. In those events, Marshall & Ilsley could become more susceptible to economic downturns and competitive pressures.

 If Marshall & Ilsley does not adjust to rapid changes in the financial services industry, then its financial performance may suffer.

   Marshall & Ilsley's ability to maintain its history of strong financial performance and return on investment to shareholders will depend in part on Marshall & Ilsley's ability to expand its scope of available financial services as required to meet the needs and demands of its customers. In addition to the challenge of attracting and retaining customers for traditional banking services, Marshall & Ilsley's competitors now include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies that seek to offer one-stop financial services to their customers that may include services that banks have not been able or allowed to offer to their customers in the past. The increasingly competitive environment is primarily a result of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial service providers.

 Difficulties in combining the operations of acquired entities, including National City, with Marshall & Ilsley's own operations may prevent Marshall & Ilsley from achieving the expected benefits from its acquisitions.

   Marshall & Ilsley may not be able to achieve fully the strategic objectives and operating efficiencies in its various acquisitions, including National City. Inherent uncertainties exist in integrating the operations of an acquired company into Marshall & Ilsley. In addition, the markets and industries in which Marshall & Ilsley operates are highly competitive. Marshall & Ilsley also may lose key personnel, either from the acquired entities or from itself, as a result of acquisitions. These factors could contribute to Marshall & Ilsley not achieving the expected benefits from its acquisitions within the desired time frames, if at all.

 Changes in interest rates could reduce Marshall & Ilsley's income and cash flows.

   Marshall & Ilsley's income and cash flows depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond Marshall & Ilsley's control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits. Fluctuations in these areas may adversely affect Marshall & Ilsley.

 Future governmental regulation and legislation could limit Marshall & Ilsley's future growth.

   Marshall & Ilsley and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of Marshall & Ilsley and its subsidiaries. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds. Any changes to these laws may negatively affect Marshall & Ilsley's ability to expand its services and to increase the value of its business. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Marshall & Ilsley, these changes could be materially adverse to Marshall & Ilsley's shareholders.

                           FORWARD-LOOKING STATEMENTS

   This document, including information incorporated by reference into this document, contains or may contain forward-looking statements about Marshall & Ilsley and National City which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Marshall & Ilsley and National City, including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, those risks discussed above. Further information on other factors which could affect the financial results of Marshall & Ilsley after the merger are included in the SEC filings incorporated by reference into this document. See "Where You Can Find More Information" on page 60.

                 SPECIAL MEETING OF NATIONAL CITY SHAREHOLDERS

   This document and the accompanying proxy card are being furnished to you in connection with the solicitation by the board of directors of National City of proxies to be used at the National City special meeting of shareholders to be held at 10 a.m., Minneapolis time, on Tuesday, July 24, 2001, at Gaviidae Common, 651 Nicollet Mall, Fifth Floor, Minneapolis, Minnesota, and at any adjournments thereof. This document, the notice of National City's special meeting and proxy card are first being sent to you on or about June 22, 2001.

Purpose of the Meeting

   The meeting is being held so that National City shareholders may consider and vote upon a proposal to approve the merger agreement with Marshall & Ilsley, and to transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting. Approval of the merger agreement will also constitute approval of the plan of merger and the transactions contemplated by these agreements, including the merger. A copy of the merger agreement is contained in Appendix A and a copy of the plan of merger is contained in Appendix B.

Record Date

   Only holders of record on National City shares at the close of business on June 18, 2001, are entitled to receive notice of and to vote at the National City special meeting or any adjournments or postponements of the meeting. At the close of business on June 18, 2001, there were 8,474,436 shares of National City common stock outstanding, held by approximately 2,061 record holders.

Required Vote

   The affirmative vote of the holders of a majority of all the shares entitled to vote at the National City special meeting is required to approve the merger agreement. For each National City share you held on the record date, you are entitled to one vote on each proposal to be presented to shareholders at the meeting. Abstentions and broker non-votes will have the effect of a vote against approval of the merger agreement.

   National City's board of directors believes that the merger is fair to and in the best interests of National City and its shareholders and has unanimously approved the merger and the merger agreement. National City's board unanimously recommends that the National City shareholders vote "FOR" approval of the merger and the merger agreement.

Proxies

   The persons named on the enclosed proxy card will vote all National City shares represented by properly executed proxies that have not been revoked. If no instructions are indicated, the persons named will vote the shares "FOR" approval of the merger and the merger agreement. The affirmative vote of a majority of the shares entitled to vote is required to approve the merger. Proxies which are marked "ABSTAIN" will have the effect of a vote "AGAINST" approval of the merger agreement.

   If your shares are held in an account at a brokerage firm or bank, you must instruct it on how to vote your shares. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank.

   Because approval of the merger and the merger agreement requires the affirmative vote of at least a majority of all votes entitled to be cast, abstentions, failures to vote and broker non-votes will have the same effect as a vote against approval of the merger.

   National City does not know of any matter not described in the notice of meeting that is expected to come before the meeting. If, however, any other matters are properly presented for action at the meeting, the persons named as proxies will vote the proxies in their discretion, unless authority is withheld.

   A shareholder may revoke a proxy at any time prior to its exercise by giving written notice to Thomas J. Freed, the secretary of National City, at National City's principal executive offices, by signing and returning a later dated proxy or by voting in person at the meeting. Attendance at the meeting alone will not revoke a proxy.

   Do NOT send in your National City stock certificates with your proxy card. As soon as practicable after the completion of the merger, the exchange agent will mail to you transmittal forms with instructions for exchanging your National City stock certificates for Marshall & Ilsley stock certificates.

Solicitation of Proxies

   National City will pay all the costs of soliciting proxies, except that Marshall & Ilsley will share equally in the expense of printing and filing this document and all SEC, NYSE and other regulatory filing fees in connection with this document. National City will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of National City common stock. In addition to solicitations by mail, directors, officers and employees of National City may solicit proxies personally or by telephone without additional compensation.

   National City has retained Georgeson Shareholder Communications, Inc. to assist National City in soliciting proxies from its shareholders. We anticipate that the costs of these services will be approximately $10,000.

                                   THE MERGER

   The following description summarizes the material terms of the merger agreement. We urge you to read the merger agreement, a copy of which is attached as Appendix A to this document and is incorporated by reference into this document.

Structure of the Merger

   Pursuant to the terms of the merger agreement, National City will merge with and into Marshall & Ilsley. The separate legal existence of National City will cease. Marshall & Ilsley will continue to exist as the surviving corporation. Marshall & Ilsley will exchange shares of its common stock for shares of National City common stock. National City shareholders who do not perfect their dissenters' appraisal rights under Iowa law will become Marshall & Ilsley shareholders, with their rights governed by Wisconsin law and Marshall & Ilsley's restated articles of incorporation and bylaws.

Background of the Merger

   During the summer of 1999, National City and Marshall & Ilsley held preliminary discussions concerning a possible business combination resulting in the execution of a confidentiality agreement with a three-year term. These discussions ultimately terminated due to market conditions Marshall & Ilsley perceived as unfavorable for such a business combination.

   Dialogue between National City and Marshall & Ilsley with respect to a possible transaction recommenced on August 22, 2000 when representatives of Hovde Financial LLC, financial advisor to National City, met with senior executives of Marshall & Ilsley to revisit the earlier discussions.

   On October 13, 2000, following several weeks of intermittent informational exchanges, representatives of Marshall & Ilsley made their first verbal indication to National City's financial advisors of Marshall & Ilsley's interest in an acquisition of National City. Marshall & Ilsley's representatives indicated that Marshall & Ilsley's interest was subject to further due diligence.

   In January 2001, representatives of Marshall & Ilsley contacted the Special Finance Committee of National City's Board of Directors (formed for the purpose of exploring various ongoing merger and acquisition opportunities) with a request to permit Marshall & Ilsley to make a presentation to National City regarding a potential transaction. The parties agreed that Marshall & Ilsley would make a presentation on February 21, 2001. Also in January 2001, the Finance Committee directed representatives of National City to request from Marshall & Ilsley a letter of interest specifying the proposed terms for a potential acquisition transaction.

   On February 21, 2001, representatives of Marshall & Ilsley met with members of the Finance Committee and representatives of National City's financial advisor. Marshall & Ilsley made a presentation describing its corporate structure, its strong interest in the Minneapolis banking market and the proposed post-transaction operations and management of National City. National City delivered to Marshall & Ilsley a request for the letter of interest referred to in the preceding paragraph.

   On March 15, 2001, Marshall & Ilsley submitted the letter of interest to a representative of National City's Finance Committee. The letter of interest set forth the primary terms and conditions of a proposed acquisition of National City, subject to the satisfactory completion of Marshall & Ilsley's due diligence review of National City. After consultation with Hovde Financial, the Finance Committee requested from Marshall & Ilsley a draft merger agreement.

   On April 5, 2001, Marshall & Ilsley's legal counsel submitted to National City a first draft of a definitive merger agreement. Later the following week, representatives of Marshall & Ilsley arrived in Minneapolis to conduct due diligence and meet with National City's senior executives to discuss several issues relating to the proposed transaction.

   During mid and late April 2001, both the Finance Committee and National City's board met to review the proposed transaction and draft merger agreements, and to consult with National City's financial advisor regarding the fairness of the proposed transaction, from a financial point of view, to National City's shareholders. In addition, Marshall & Ilsley completed its due diligence review of National City.

   On April 30, 2001, the Finance Committee met and discussed the final details of the merger agreement. Hovde Financial representatives advised the Finance Committee that Hovde Financial was prepared to deliver to National City's Board of Directors Hovde Financial's opinion that the terms and conditions of the proposed merger were fair, from a financial point of view, to National City's shareholders. Following the discussion, the Finance Committee passed a resolution recommending that the National City Board of Directors approve the proposed merger and the merger agreement, subject to the approval of National City's shareholders.

   On April 30, 2001, National City's Board met to further discuss the proposed merger and the merger agreement. The Finance Committee delivered its recommendation to National City's Board, and Hovde Financial representatives delivered a fairness opinion to National City's Board of Directors. Following a discussion concerning the terms and conditions of the proposed merger, the Board unanimously voted to approve the proposed merger and the merger agreement, subject to ratification by National City's shareholders, and to recommend to National City's shareholders that the merger and the merger agreement be approved. The National City board directed that David Andreas, National City's Chief Executive Officer, execute and deliver the merger agreement on behalf of National City.

   Late in the afternoon of April 30, 2001, Mr. Andreas signed the merger agreement on behalf of National City, and Mr. Wigdale, pursuant to previous authorization from the Marshall & Ilsley Board of Directors, signed the merger agreement on behalf of Marshall & Ilsley. After the merger agreement was signed, Marshall & Ilsley and National City issued a joint press release announcing the transaction.

Management and Operations after the Merger

   After the merger is completed, the directors and officers of Marshall & Ilsley who were in office prior to the effective time of the merger will continue to serve as the directors and officers of Marshall & Ilsley for the term for which they were elected, subject to Marshall & Ilsley's restated articles of incorporation and bylaws and in accordance with applicable law. David Andreas, president of National City, is expected to become a member of Marshall & Ilsley's board of directors after the merger is completed.

Merger Consideration

   At the time of the merger, each share of issued and outstanding National City common stock will be converted into a number of shares of Marshall & Ilsley common stock equal to $29.50 divided by the average of the average high and low sale price per share of Marshall & Ilsley common stock on the NYSE for the 20 trading days ending on and including the third trading day preceding the effective time of the merger, rounded to the nearest one-hundred thousandth, subject to a minimum of 0.53636 of a share of Marshall & Ilsley common stock for each share of National City common stock and a maximum of 0.65556 of a share of Marshall & Ilsley common stock for each share of National City common stock. The minimum ratio of 0.53636 would apply when such average trading price of Marshall & Ilsley common stock is equal to or greater than $55.00 per share and the maximum ratio of 0.65556 would apply when such average trading price of Marshall & Ilsley common stock is equal to or less than $45.00 per share.

   For example, if you hold 100 shares of National City common stock, then:

  . Assuming the average trading price of Marshall & Ilsley common stock is $50.00 per share, you will receive 59 shares of Marshall & Ilsley common stock.

  . Assuming the average price of Marshall & Ilsley common stock is equal to or greater than $55.00 per share, you will receive 53 shares of Marshall & Ilsley common stock, plus a cash payment equal to the value of 0.636 of a share of Marshall & Ilsley common stock.

  . Assuming the average price of Marshall & Ilsley common stock is equal to or less than $45.00 per share, you will receive 65 shares of Marshall & Ilsley common stock, plus a cash payment equal to the value of 0.556 of a share of Marshall & Ilsley common stock.

   The average trading price used to calculate the exchange ratio is likely to be different from the closing price per share of Marshall & Ilsley common stock at the time of merger. As a result, the value of the Marshall & Ilsley common stock that you are entitled to receive may be different from $29.50. This will be particularly the case if the average trading price is less than $45.00 per share or more than $55.00 per share, in which case the limits we have placed on the exchange ratio will cause the value of what you receive for each share of National City common stock to be unrelated to $29.50.

No Fractional Shares

   Only whole shares of Marshall & Ilsley common stock will be issued in connection with the merger. In lieu of fractional shares, each holder of National City common stock otherwise entitled to a fractional share of Marshall & Ilsley common stock will be paid, without interest, an amount of cash equal to the amount of this fraction multiplied by the average trading price of a share of Marshall & Ilsley common stock for the 20 trading days ending on and including the third trading day preceding the merger. No shareholder will be entitled to interest, dividends, voting rights or other rights in respect of any fractional share.

Effective Time of the Merger

   Unless National City and Marshall & Ilsley agree otherwise, the effective time of the merger will be as soon as practicable after all conditions contained in the merger agreement have been met or waived, including the expiration of all applicable waiting periods. National City and Marshall & Ilsley each will have the right, but not the obligation, to terminate the merger agreement if the effective time of the merger does not occur on or before December 31, 2001, unless the failure of the merger to occur by such date is due to the failure of the party seeking such termination to comply with its obligations under the merger agreement.

Exchange of Certificates

   As of the effective time of the merger, Marshall & Ilsley will deposit, or cause to be deposited, with a bank or trust company designated by Marshall & Ilsley, certificates representing the shares of Marshall & Ilsley common stock and cash in lieu of any fractional shares to be issued pursuant to the merger in exchange for outstanding shares of National City common stock. A bank or trust company selected by Marshall & Ilsley will act as the exchange agent for the benefit of the holders of certificates of National City common stock.

   After the effective time of the merger, you will cease to have any rights as a holder of National City common stock, and your sole right will be your right to receive shares of Marshall & Ilsley common stock and cash in lieu of fractional shares, if any, into which your shares of National City common stock will have been converted by virtue of the merger.

   As soon as practicable after the effective time of the merger, the exchange agent will send to you a letter of transmittal and instructions for use in submitting to the exchange agent certificates formerly representing shares of your National City common stock to be exchanged for certificates representing shares of Marshall & Ilsley common stock and, to the extent applicable, cash in lieu of fractional shares of Marshall & Ilsley common stock, that you are entitled to receive as a result of the merger. You will also receive instructions for handling share certificates which have been lost, stolen or destroyed. You will not be entitled to receive any dividends or other distributions which may be payable to holders of record of Marshall & Ilsley common stock following the effective time of the merger until you have surrendered and exchanged your National City common stock certificates, or, in the case of lost, stolen or destroyed share certificates, such documentation as is reasonably required by Marshall & Ilsley. Any dividends payable on Marshall & Ilsley common stock after the effective time of the merger will be paid to the exchange agent and, upon receipt of the National City common stock certificates or, in the case of lost, stolen or destroyed share certificates, such documentation as is required by Marshall & Ilsley, subject to any applicable abandoned property, escheat or similar laws, the exchange agent will forward to you:

  . certificates representing your shares of Marshall & Ilsley common stock;

  . dividends declared thereon after the effective time of the merger, without interest; and

  . the cash value of any fractional shares, without interest.

   Please DO NOT return your National City stock certificates with the enclosed proxy card. You should not submit your National City stock certificates until you have received written instructions from the exchange agent to do so.

   At the effective time of the merger, the stock transfer books of National City will be closed and no transfer of National City common stock will thereafter be made on National City's stock transfer books. If a certificate formerly representing National City common stock is presented to National City or Marshall & Ilsley, it will be forwarded to the exchange agent for cancellation and exchange for a certificate representing shares of Marshall & Ilsley common stock.

Interests of Certain Persons

   In addition to being shareholders of National City, certain members of the management of National City have interests in the proposed merger transaction.

   Three officers of National City, including Mr. Freed, have entered into individual agreements with National City that provide for the payment of specified benefits if, within two years after a "change in control," National City or its successor terminates the employment of the officer for a reason other than death, disability or "cause," as defined in the agreement, or if the officer elects to terminate his employment for "good reason," as defined in the agreement. The merger with Marshall & Ilsley will constitute a change in control under the agreements. The terms of the agreements provide that each officer will receive an amount equal to one and one-half times the sum of his base salary and bonus for the year in which the officer's termination of employment occurs, assuming that the budgeted performance is attained, $1,000 of outplacement assistance, and employer subsidized continuation of health insurance for eighteen months after termination of employment for so long as the officer is not receiving health insurance from another employer.

   Assuming completion of the merger, National City's cash balance pension plan will be frozen as of December 31, 2001, which means that no further benefits shall accrue, and the plan will be terminated as soon as practicable thereafter. The present value of the accrued benefit in the cash balance pension plan for Mr. Freed and eleven other employees of National City or its subsidiaries who had attained a certain age and number of years of service as of the December 31, 1994 amendment to National City's pension plan will be increased in connection with the termination if allowable under applicable law and regulations and if they are employed by National City or its subsidiaries at the effective time of the merger. The increase for Mr. Freed is estimated to be $147,758. The actual amount will be adjusted by an interest factor depending on when the pension plan is terminated.

   As a supplement to the pension plan, National City has adopted a salary continuation plan pursuant to individual agreements with Messrs. David Andreas, Thomas Freed, Robert L. Olsen and three other officers of National City and its subsidiaries. Under the salary continuation plan, an officer is entitled to a stated annual benefit equal to 50 percent of the officer's current salary for a period for 15 years either upon retirement from the Company after attaining age 65, or upon attaining age 65 if the officer's employment had been previously terminated due to disability. In the event the officer dies after age 65, but before receiving the full 15 years of annual benefits, the remaining payments shall be paid to the officer's beneficiaries. In the event the officer's employment is terminated as a result of a "change in control" of National City as defined in the plan, the officer is entitled to reduced annual benefits pursuant to the early retirement terms of the plan. The merger agreement provides that National City will use its best efforts to get each officer to agree to amend the officer's individual agreement as follows:

  . to provide that the accrued benefits thereunder will be frozen,

  . the accrual of benefits under such agreements will cease as of the effective time of the merger,

  . to provide that all such persons are fully vested in the frozen benefit as of the effective time of the merger regardless of whether the officer's employment terminates,

  . that the frozen benefit will grow at a rate of 10 percent per annum, compounded monthly, from January 1, 2002 until the applicable officer terminates employment with Marshall & Ilsley or its subsidiaries, and

  . that pay-out will commence in the month after the month in which the officer's employment terminates.

   The frozen annual benefit is equal to $36,491 for Mr. Andreas, $43,595 for Mr. Freed and $64,619 for Mr. Olson. Marshall & Ilsley also agreed to create a grantor trust, which is commonly known as a "rabbi trust," to which it will transfer an amount of cash or other assets, the fair market value of which equals in amount the liability which National City would reflect for financial statement accounting purposes for accrued benefits under the salary continuation plan consistent with its past practice and determined pursuant to the amendments required by the merger agreement.

   David Andreas, the President of National City, is expected to become a member of Marshall & Ilsley's board of directors following completion of the merger.

Recommendation of the National City Board of Directors and Reasons for the Merger

   On April 30, 2001, the National City board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were advisable and fair to and in the best interests of National City and its shareholders. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend to shareholders that they approve and adopt the merger agreement and the transactions contemplated by the merger agreement, the National City board consulted with its financial advisor, Hovde Financial LLC, its legal counsel, Maslon Edelman Borman & Brand, LLP, and with National City senior management. The National City board also considered a number of factors, including the material factors discussed in the following paragraphs.

   The proposed merger will provide National City with an opportunity to expand its product and service offerings in trust and investment management, equipment leasing, mortgage and online banking, investments, and other services. It is anticipated that National City's business banking services will complement the products and services that Marshall & Ilsley already currently provides in the regional market.

   The terms and conditions of the merger, including the price per share being paid for National City common stock, are comparable to transactions similar in size, scope, and nature that have recently occurred in the banking and financial services industry. On a discounted cash flow analysis, the terms and conditions of the merger, including the price per share being paid for National City common stock, are favorable to National City shareholders. The board determined that the premium to market value that National City shareholders will receive as part of the merger is favorable to National City shareholders in comparison to the average and median premiums paid in recent acquisitions in the banking and financial services industry.

   The board also views the industry trend toward consolidation as an opportunity for National City to capitalize on customer dissatisfaction resulting from previous bank and financial services mergers. Furthermore, as the trend toward consolidation continues, the pool of potential acquirors interested in smaller institutions such as National City is expected to shrink in response to a marketplace bias in favor of larger institutions. In addition, the board believes that local and regional antitrust considerations such as those attendant upon the recent Firstar/US Bancorp merger favor a business combination with a partner that does not presently dominate the local banking market. Accordingly, National City's board believes that Marshall & Ilsley's offer and timing presented National City and its shareholders with a valuable opportunity.

   The foregoing discussion of the information and factors considered by the National City board is not intended to be exhaustive. While the members of the board considered each of the foregoing factors in reaching its determinations, individual members of the board may have attached levels of different importance to each of the factors. In view of the number and wide variety of factors considered in their evaluation of the merger, the members of National City's board of directors did not consider it practicable, nor did they attempt, to assign relative weight to the factors considered in reaching their determinations.

   In addition, the National City board did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the board's ultimate determination, but rather conducted an overall evaluation of the reasons described above. The board considered all these factors as a whole, and considered the factors to be favorable to and to support each of its determinations.

Marshall & Ilsley's Reasons for the Merger

   In reaching its decision to approve the merger agreement, Marshall & Ilsley considered a variety of factors, including the following:

  . Marshall & Ilsley's familiarity with and review of National City's business, operations, management, markets, competitors, financial condition, earnings and prospects;

  . National City's financial strength, stable credit quality and concentration in an attractive Midwestern metropolitan area;

  . The business, operations, financial condition, earnings and prospects of each of Marshall & Ilsley and National City;

  . National City's compatible risk philosophy, credit culture, shareholder focus and operating philosophy;

  . Marshall & Ilsley's belief that after the merger the combined company will be able to continue to generate high revenue growth rates;

  . The merger will allow Marshall & Ilsley to expand its operations in the Minneapolis, Minnesota area;

  . National City's market is contiguous and similar to Marshall & Ilsley's
    Midwest markets;

  . The merger is intended to qualify as a transaction of a type that is generally tax-free for federal income tax purposes; and

  . The merger is expected to qualify as a purchase for accounting purposes.

   The foregoing discussion of the information and factors considered by Marshall & Ilsley is not intended to be exhaustive but is believed to include all material factors considered by Marshall & Ilsley. In reaching its determination to enter into the merger agreement, Marshall & Ilsley did not assign any relative or specific weights to the foregoing factors.

Opinion of National City's Financial Advisor

   Hovde Financial has delivered to National City's board its opinion that, based upon and subject to the various considerations set forth in its written opinion dated April 30, 2001, the exchange ratio, which was determined via negotiations between the parties, is fair from a financial point of view to the holders of National City common stock as of such date. In requesting Hovde's advice and opinion, no limitations were imposed by National City upon Hovde Financial with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of Hovde Financial, dated April 30, 2001, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix C. National City shareholders should read this opinion in its entirety.

   Hovde Financial is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements, and valuations for other purposes. As a specialist in securities of financial institutions, Hovde Financial has experience in, and knowledge of, banks, thrifts, and bank and thrift holding companies. National City's board selected Hovde Financial to act as its financial advisor in connection with the merger on the basis of the firm's reputation and expertise in transactions such as the merger.

   Hovde Financial will receive a fee contingent upon the completion of the merger for services rendered in connection with advising National City regarding the merger, including the fairness opinion and financial advisory services provided to National City. As of the date of this proxy statement/prospectus, such fee would have been approximately $2.6 million, and Hovde Financial has received $160,000 of such fee to date.

   Hovde Financial's opinion is directed only to the fairness, from a financial point of view, of the exchange ratio, and does not constitute a recommendation to any National City shareholder as to how the shareholder should vote at the National City meeting. The summary of the opinion of Hovde Financial set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

   The following is a summary of the analyses performed by Hovde Financial in connection with its fairness opinion. Certain of these analyses were presented to the National City board by Hovde Financial on April 18, 2001 and were confirmed in writing on April 30, 2001. The summary set forth below does not purport to be a complete description of either the analyses performed by Hovde Financial in rendering its opinion or the presentation made by Hovde Financial to the National City board, but it does summarize all of the material analyses performed and presented by Hovde Financial.

   The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde Financial did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Hovde Financial may have given various analyses more or less weight than other analyses. Accordingly, Hovde Financial believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the National City board and its fairness opinion.

   In performing its analyses, Hovde Financial made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of National City and Marshall & Ilsley. The analyses performed by Hovde Financial are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde Financial's analysis of the fairness of the exchange ratio, from a financial point of view, to the National City shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde Financial's opinion does not address the relative merits of the merger as compared to any other business combination in which National City might engage. In addition, as described above, Hovde Financial's opinion to the National City board was one of many factors taken into consideration by the National City board in making its determination to approve the merger and the merger agreement.

   During the course of its engagement, and as a basis for arriving at its opinion, Hovde Financial reviewed and analyzed material bearing upon the financial and operating condition of National City and Marshall & Ilsley and material prepared in connection with the merger, including, among other things, the following:

  . the merger agreement;

  . certain historical publicly-available information concerning National
    City and Marshall & Ilsley;

  . the nature and terms of recent merger transactions; and

  . financial and other information provided to Hovde Financial by the management of National City and Marshall & Ilsley. Hovde Financial conducted meetings and had discussions with members of senior management of National City and Marshall & Ilsley for purposes of reviewing the future prospects National City and Marshall & Ilsley. Hovde Financial also took into account its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

   In rendering its opinion, Hovde Financial assumed, without independent verification, the accuracy and completeness of the financial and other information and relied upon the accuracy of the representations of the parties contained in the merger agreement. Hovde Financial also assumed that the financial forecasts furnished to or discussed with Hovde Financial by National City or Marshall & Ilsley were reasonably prepared and reflected the best currently available estimates and judgments of senior management of National City and Marshall & Ilsley as to the future financial performance of National City, Marshall & Ilsley or the combined entity, as the case may be. Hovde Financial has not made any independent evaluation or appraisal of any properties, assets or liabilities of National City. Hovde Financial assumed and relied upon the accuracy and completeness of the publicly available and other financial and other information provided to it, relied upon the representations and warranties of National City and Marshall & Ilsley made pursuant to the merger agreement, and did not independently attempt to verify any of such information.

   Premium Analysis. Based upon a price of $29.50 per share of National City common stock, the premium to National City's closing price on April 30, 2001 of $18.70 was 57.7 percent. The $29.50 price also represented a premium of approximately 61.2 percent to the closing price of $18.30 of National City common stock on April 16, 2001 (two weeks prior) and a premium of approximately
54.2 percent to the closing price of $19.13 of National City common stock on April 2, 2001 (one month prior).

   Analysis of Selected Mergers. As part of its analysis, Hovde Financial reviewed comparable mergers involving banks nationwide announced since January 1, 2000, in which the selling institution had assets between $250 million and $2.5 billion and a tangible equity-to-assets ratio greater than 10 percent, which is referred to as the Over Capitalized Merger Group. This Over Capitalized Merger Group consisted of the following ten transactions:

         Buyer                              Seller
         -----                              ------
First Virginia Banks Inc. (VA)              James River Bankshares Inc. (VA)
Promistar Financial Corp. (PA)              FNH Corp. (PA)
BB&T Corp. (NC)                             Virginia Capital Bancshares (VA)
United Parcel Service Inc. (MS)             First International Bancorp (CT)
Trustmark Corp. (MS)                        Barrett Bancorp, Inc. (TN)
Park National Corp. (OH)                    Security Banc Corp. (OH)
Southwest Bancorp. Of Texas (TX)            Citizens Bankers Inc. (TX)
BB&T Corp. (NC)                             Bank First Corp. (TN)
Shore Bancshares Inc. (MD)                  Talbot Bancshares Inc. (MD)
F&M National Corp. (VA)                     Atlantic Financial Corp. (VA)

   Hovde Financial also reviewed comparable mergers involving banks headquartered in the Midwest announced since January 1, 1999, in which the total assets of the seller were between $750 million and $5 billion, which is referred to as the Midwest Merger Group. This Midwest Merger Group consisted of the following eight transactions:

         Buyer                              Seller
         -----                              ------
Harris Bankcorp Inc. (IL)                   First National Bancorp Inc. (IL)
Chemical Financial Corp. (MI)               Shoreline Financial Corp. (MI)
Wells Fargo & Co. (CA)                      Brenton Banks Inc. (IA)
Wells Fargo & Co. (CA)                      First Commerce Bancshares Inc. (NE)
Wells Fargo & Co. (CA)                      Michigan Financial Corp. (MI)
Old Kent Financial Corp. (MI)               Grand Premier Financial (IL)
Old Kent Financial Corp. (MI)               Merchants Bancorp Inc. (IL)
Old Kent Financial Corp. (MI)               Pinnacle Banc Group Inc. (IL)

   Hovde Financial calculated the medians and averages for the following relevant transaction ratios in the Over Capitalized Merger Group and the Midwest Merger Group: the percentage of the offer value to the acquired company's total assets; the multiple of the offer value to the acquired company's earnings per share for the twelve months preceding the announcement date of the transaction; the multiple of the offer value to the acquired company's tangible book value per share; and the tangible book value premium to core deposits, each as of the announcement date of the transaction. Hovde Financial compared these multiples with the corresponding multiples for the merger, valuing the shares of Marshall & Ilsley common stock that would be received pursuant to the merger agreement at $29.50 per share of National City common stock. In calculating the multiples for the merger, Hovde Financial used National City's earnings per share for the 12 months ended December 31, 2000, and National City's tangible book value per share, total assets, and total deposits as of December 31, 2000. The results of this analysis are as follows:

                                         Offer Value to
                                   ---------------------------    Ratio of
                                                     12 months    Tangible
                                           Tangible  Preceding   Book Value
                                   Total  Book Value Earnings  Premium to Core
                                   Assets Per Share  Per Share    Deposits
                                    (%)      (x)        (x)          (%)
                                   ------ ---------- --------- ---------------
National City.....................  21.0     1.49      13.9         18.23
Over Capitalized Merger Group
 median...........................  20.8     1.51      17.1          9.82
Over Capitalized Merger Group
 average..........................  22.7     1.79      16.6         13.29
Over Capitalized Merger Group
 high.............................  32.7     3.11      23.5         29.32
Over Capitalized Merger Group
 low..............................  14.2     1.12      10.6          4.51
Midwest Merger Group median.......  20.4     2.36      16.4         17.1
Midwest Merger Group average......  20.1     2.34      16.5         16.4
Midwest Merger Group high.........  25.1     2.84      20.1         19.6
Midwest Merger Group low..........  13.6     1.97      12.3          9.76

   Due to National City's high tangible equity to asset ratio (TER) of 13.8 percent, to better compare the price to tangible book value received by National City with that of the Midwest Merger Group, in a separate analysis, National City's TER was adjusted to 7 percent and all excess capital over this level was assumed to be paid on a dollar-for-dollar value. The resulting price to tangible book value would be 2.02 versus the Midwest Merger Group median of 2.36.

   Comparable Company Analysis. Using publicly available information, Hovde Financial compared the financial performance and stock market valuation of Marshall & Ilsley with the following Midwestern publicly traded banking institutions with assets between $10 billion and $50 billion:

                                                               Total Assets ($M)
                                                                     as of
Company Name                                    Headquarters    March 31, 2001
------------                                   --------------- -----------------
Associated Banc-Corp.......................... Green Bay, WI        13,128
Comerica Incorporated......................... Detroit, MI          41,985
Commerce Bancshares, Inc...................... Kansas City, MO      11,743
Fifth Third Bancorp........................... Cincinnati, OH       47,015
FirstMerit Corporation........................ Akron, OH            10,215
Huntington Bancshares Incorporated............ Columbus, OH         28,599
Northern Trust Corporation.................... Chicago, IL          38,198
Provident Financial Group, Inc................ Cincinnati, OH       13,857
TCF Financial Corporation..................... Wayzata, MN          11,197

   Indications of such financial performance and stock market valuation included profitability (return on average assets (ROAA) and return on average equity (ROAE)) for the three months ended December 31, 2000, the ratio of tangible equity to tangible assets (TER) and non-performing assets (NPAs) to total assets at

December 31, 2000 and market prices as of April 17, 2001. The calculation of price-to-2001 estimated earnings used estimates from First Call as of April 17, 2001.

                                                     Price to
                                                      Tang.
                                                       Book   Price to Price to
                         ROAA ROAE  TER  NPAs/Assets  Value   LTM EPS  2001 Est.
                         (%)   (%)  (%)      (%)       (x)      (x)     EPS (x)
                         ---- ----- ---- ----------- -------- -------- ---------
Marshall & Ilsley....... 1.32 15.10 7.69    0.54       2.74     17.8     14.5
Comparable Company
 Median................. 1.42 16.28 7.86    0.60       3.05     16.9     14.7

   Discounted Terminal Value Analysis. Hovde Financial estimated the present value of the National City common stock by starting with earnings of $18.0 million in 2000 and assuming a 10.6 percent annual growth rate in earnings through 2005 (resulting in net income of $19.9 million, $22.0 million, $24.7 million, $27.0 million and $29.8 million in 2001, 2002, 2003, 2004 and 2005, respectively). In arriving at the terminal value of National City's earnings stream at the end of 2005, Hovde Financial then assumed an average earnings growth rate of 3 percent from 2006 into perpetuity. This terminal value was then discounted, along with yearly cash flows for 2000 through 2005, at range of discount rates of 13 percent, 14 percent and 15 percent to arrive at the present value for National City's common stock. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of National City common stock. This analysis and its underlying assumptions yielded a range of value for the Company of approximately $228.34 million (at a 13 percent discount rate) to $186.31 million (at a 15 percent discount rate), compared to a total merger consideration of $249.98 million.

   Implied Exchange Ratio Analysis Based on Marshall & Ilsley Historical Trading Valuation. Hovde Financial reviewed the implied exchange ratio per share for National City common stock based on the price of Marshall & Ilsley common stock at different intervals during the period ending April 30, 2001, using the 5-day, 10-day, and 20-day average closing price of Marshall & Ilsley common stock during such period. Using such average closing prices, Hovde Financial observed that the implied exchange ratio per share to National City common stock was as follows:

                                                             Implied
                                                  Marshall  value per
                                                  & Ilsley   share to
                                                  average    National   Implied
                                                  closing      City     Exchange
                                                   price   stockholders  Ratio
                                                  -------- ------------ --------
April 30, 2001...................................  $50.46     $29.50    0.58462
April 17, 2001...................................  $51.35     $29.50    0.57449
Last 5 Trading Days..............................  $51.91     $29.50    0.56829
Last 10 Trading Days.............................  $51.80     $29.50    0.56950
Last 20 Trading Days.............................  $51.43     $29.50    0.57360

   It should be noted that for the analyses that follow, the exchange ratio utilized was determined using the 20-day trailing price of $51.41 for Marshall & Ilsley as of April 17, 2001 (one day prior to Hovde Financial's presentation to the National City Board of Directors), which resulted in an exchange ratio of 0.57382.

   Contribution Analysis. Hovde Financial prepared a contribution analysis showing percentages of assets, loans, deposits, and common equity at December 31, 2000 for National City and for Marshall & Ilsley and actual fiscal year 2000 net income and estimated fiscal year 2001 net income that would be contributed to the combined company on a pro-forma basis by National City and Marshall & Ilsley. In addition, this analysis showed that holders of National City common stock would own approximately 4.51 percent of the pro forma common shares outstanding of Marshall & Ilsley, assuming an exchange ratio of 0.57382 ($29.50 divided by Marshall & Ilsley's 20-day trailing price of $51.41 as of April 17, 2001).

                                                 National City
                                                 Contribution  Marshall & Ilsley
                                                 to Surviving   Contribution to
                                                    Entity     Surviving Entity
                                                 ------------- -----------------
Total assets....................................     4.37%           95.63%
Total net loans.................................     4.91%           95.09%
Total deposits..................................     3.24%           96.76%
Total equity....................................     6.85%           93.15%
Net income--actual fiscal year 2000.............     5.41%           94.59%
Net income--estimated fiscal year 2001..........     4.66%           95.34%

   Financial Implications to National City Shareholders. Hovde Financial prepared an analysis of the financial implications of the Marshall & Ilsley offer to a holder of National City common stock. This analysis indicated that on a pro forma equivalent basis, assuming the exchange ratio of 0.57382 based on Marshall & Ilsley 20-day trailing price as of April 17, 2001 of $51.41 and excluding any potential cost savings and revenue enhancement opportunities, a shareholder of National City would achieve approximately 8.1 percent dilution in GAAP earnings per share, approximately 0.6 percent dilution in cash earnings per share, an increase in dividends per share of approximately 14.1 percent and a decrease in book value per share of approximately 32.7 percent in 2001 as a result of the consummation of the merger. Assuming that the projected earnings per share and dividends per share do not materially change from historical growth rate levels, the holders of National City common stock will experience a decrease of approximately 4.5 percent in GAAP earnings per share, an increase of approximately 1.0 percent in cash earnings per share, an increase of approximately 17.3 percent in dividends per share, and a decrease of approximately 27.0 percent in book value per share in 2005 as a result of the consummation of the merger. The table below summarizes the results discussed above:

                                              Per Share
                         ----------------------------------------------------------
                                            Cash
                         GAAP Earnings    Earnings      Book Value      Dividends
                         --------------  ------------  --------------  ------------
                          2001    2005   2001   2005    2001    2005   2001   2005
                         ------  ------  -----  -----  ------  ------  -----  -----
National City stand-
 alone.................. $ 2.21  $ 3.25  $2.21  $3.25  $21.07  $29.57  $0.58  $0.74
Pro Forma............... $ 2.03  $ 3.10  $2.20  $3.28  $14.19  $21.58  $0.67  $0.87
% Accretion--Dilution...   -8.1%   -4.5%  -0.6%   0.9%  -32.7%  -27.0%  14.1%  17.3%

   If the current Financial Accounting Standards Board proposal regarding the elimination of amortization of purchased goodwill is implemented, the impact to pro forma earnings per share will be revised upward to be similar to the aforementioned impact on cash earnings per share.

   Comparative Shareholder Returns. Hovde Financial presented an analysis of comparative theoretical shareholder returns in several scenarios, including National City remaining independent, National City being acquired in 2005, National City being acquired by Marshall & Ilsley through the merger and National City being acquired by Marshall & Ilsley through the merger with Marshall & Ilsley in turn being acquired in 2005. This analysis, which was based on the net present value of projected dividend streams and projected common stock valuations, using historical operating and acquisition price-to-earnings multiples, indicated total shareholder returns of 16.22 percent if National City remained independent, 32.97 percent for a merger in 2005, 35.30 percent based on the acceptance of the offer from Marshall & Ilsley at the approximate exchange ratio as of April 17, 2001 of 0.57382 Marshall & Ilsley shares per National City share, and 42.70 percent based on the acceptance of the offer from Marshall & Ilsley at the approximate exchange ratio as of April 17, 2001 of 0.57382 Marshall & Ilsley shares per National City share and Marshall & Ilsley in turn being acquired in 2005.

   Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde Financial determined that the exchange ratio was fair from a financial point of view to the National City shareholders.

Material Federal Income Tax Consequences

   As a condition to the consummation of the merger, National City will receive from Maslon Edelman Borman & Brand, LLP, and Marshall & Ilsley will receive from Godfrey & Kahn, S.C., an opinion that, for federal income tax purposes, the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

   The opinions will be based on factors, assumptions and representations set forth in the opinions, including representations contained in certificates of officers of National City and Marshall & Ilsley. An opinion of counsel represents only counsel's best legal judgment on the matters addressed in the opinion, and has no binding effect on the Internal Revenue Service or any court, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Neither National City nor Marshall & Ilsley has requested or will request a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger.

   Provided that the merger constitutes a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, generally for federal income tax purposes:

  . no gain or loss will be recognized by a shareholder of National City who receives solely Marshall & Ilsley common stock in exchange for National City common stock in the merger, except with respect to any cash received instead of a fractional share interest in Marshall & Ilsley common stock;

  . the aggregate federal income tax basis of the Marshall & Ilsley common stock received, including fractional shares deemed received and redeemed as described below, by a National City shareholder who receives solely Marshall & Ilsley common stock in exchange for National City common stock in the merger will equal the aggregate federal income tax basis of the National City common stock surrendered in exchange therefor;

  . the holding period of the Marshall & Ilsley common stock received, including any fractional share deemed received and redeemed as described below, by a National City shareholder will include the period during which the National City common stock surrendered in exchange therefor was held, provided that the National City common stock was held as a capital asset by such shareholder;

  . a holder of National City common stock who receives cash in lieu of a fractional share of Marshall & Ilsley common stock will be treated as having received the fractional share and then as having had the fractional share redeemed and will, in general, recognize capital gain under Section 302 of the Internal Revenue Code on the excess of the amount received for the fractional share over the shareholder's adjusted basis in the fractional share; and

  . a holder of National City common stock who perfects their dissenters' appraisal rights with respect to such person's shares of National City common stock will, in general, recognize capital gain or loss on the difference between the amount received for perfecting their dissenters' appraisal rights and the shareholder's adjusted basis in the shareholder's shares of National City common stock.

   The foregoing discussion is intended only as a summary of the material federal income tax consequences of the merger. The foregoing discussion does not address the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Internal Revenue Code, for example, insurance companies, financial institutions, dealers in securities, tax-exempt organizations, holders that hold National City common stock as part of a hedge, straddle, constructive sale or conversion transaction, foreign corporation, foreign partnerships, or other foreign entities and individuals who are not citizens or residents of the United States.

   No information is provided in this document with respect to the tax consequences, if any, of the merger under applicable state, local, foreign and other tax laws. The foregoing discussion is based upon the provisions of the Internal Revenue Code, applicable Treasury regulations thereunder, Internal Revenue Service rulings, and judicial decisions as in effect as of the date of this document. We cannot assure you that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth in this document. Any such change could apply retroactively and could affect the accuracy of such discussion.

   You are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the application of federal, state, local, foreign and other tax laws.

Regulatory Approvals

   The merger is subject to prior approval by the Federal Reserve Board under
Section 3 of the Bank Holding Company Act of 1956, or BHCA. The BHCA requires the Federal Reserve Board, when considering a transaction such as this merger, to take into consideration the financial and managerial resources, including the competence, experience and integrity of the officers, directors and principal shareholders, and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the acquiring institution in meeting the credit needs of the entire community, including low-and moderate-income neighborhoods, served by the institution.

   The BHCA also prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

   Pursuant to the BHCA, the merger may not be consummated until 30 days after Federal Reserve Board approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the Department of Justice, the waiting period may be reduced to not less than 15 days. Marshall & Ilsley and National City believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on Marshall & Ilsley and National City.

   Other Requisite Approvals and Consents. Approvals or notices are also required from or to the New York Stock Exchange and other self-regulatory organizations and may be required from or to certain other regulatory agencies.

   Status of Regulatory Approvals. Marshall & Ilsley expects to file an application with the Federal Reserve Board for approval of the merger.

   The merger cannot proceed in the absence of the requisite regulatory approvals. We do not know if or when all of these regulatory approvals will be obtained. Also, these approvals may contain a condition, restriction or requirement that causes these approvals to fail to satisfy the conditions for the merger.

Accounting Treatment

   Marshall & Ilsley expects to account for the merger for accounting and financial reporting purposes as a "purchase," as that term is used under accounting principles generally accepted in the United States. Under purchase accounting, the assets and liabilities of National City as of the effective time will be recorded at their fair values and added to those of Marshall & Ilsley. Any excess of the value of Marshall & Ilsley common stock issued for National City common stock over the fair value of National City's identifiable net assets will be recorded as goodwill. Financial statements of Marshall & Ilsley issued after the effective time will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of National City.

   The Financial Accounting Standards Board has issued an exposure draft relating to accounting for business combinations. This exposure draft, if adopted, may have a significant effect on the accounting for goodwill recorded in connection with this transaction.

Resales of Marshall & Ilsley Common Stock

   The shares of Marshall & Ilsley common stock to be issued in the merger will be freely transferable under the Securities Act of 1933, as amended. However, this will not be the case for shares issued to any shareholder who may be deemed to be an "affiliate" of National City for purposes of Rule 145 under the Securities Act as of the date of the special meeting. "Affiliates" generally include directors, certain executive officers, and beneficial owners of 10 percent or more of any class of capital stock. These affiliates may not sell their shares of Marshall & Ilsley common stock acquired in the merger except pursuant to an effective registration statement under the securities laws or other applicable securities law exemptions from the registration requirements of the securities laws.

   This proxy statement/prospectus does not cover resales of Marshall & Ilsley common stock received by any person who may be deemed to be an affiliate of National City. National City has agreed in the merger agreement to use its reasonable efforts to cause each person who may be deemed to be an affiliate of National City to execute and deliver to Marshall & Ilsley an affiliate agreement. As provided for in these agreements, National City's affiliates agree not to offer to sell, transfer or otherwise dispose of any of the shares of Marshall & Ilsley common stock distributed to them pursuant to the merger except in compliance with Rule 145, or in a transaction that is otherwise exempt from the registration requirements of, or in an offering which is registered under, the Securities Act. Marshall & Ilsley may place restrictive legends on certificates representing Marshall & Ilsley common stock issued to all persons who are deemed to be affiliates of National City under Rule 145.

Dissenters' Appraisal Rights

   Shareholders of National City are entitled to dissenters' appraisal rights in connection with the merger. The procedures for preserving and exercising dissenters' appraisal rights are set forth in the provisions of Title XII, Subtitle 2, Chapter 490, Division XIII of the Iowa Business Corporation Act. The following is a description of those provisions. It is not complete and is qualified by reference to the actual provisions, copies of which are included in Appendix D to this document. Appendix D is incorporated by reference into this document.

   Notice of Dissenters' Appraisal Rights. National City is required to notify its shareholders of their dissenters' appraisal rights and to provide them with a copy of Title XII, Subtitle 2, Chapter 490, Division XIII of the Iowa Business Corporation Act. This document, including the notice of special meeting of National City shareholders, constitutes the required notice to shareholders of National City. A copy of Title XII, Subtitle 2, Chapter 490, Division XIII of the Iowa Business Corporation Act is included in Appendix D to this document.

   Preserving Dissenters' Appraisal Rights. To preserve your dissenters' appraisal rights, you must do each of the following:

  . deliver to National City, before the vote is taken at the special meeting of shareholders, written notice of your intent to demand payment for your shares if the merger is completed; and

  . not vote your shares of National City common stock in favor of the merger agreement and the merger.

   If you sign and return your proxy without voting instructions, and do not revoke the proxy, the proxy will be voted for the merger and you will have waived your dissenters' appraisal rights.

   Notice of Merger Approval. If the merger is approved by National City's shareholders, National City must deliver, within 10 days after approval, a written dissenters' notice to all shareholders who preserved their dissenters' appraisal rights. The notice must do all of the following:

  . state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

  . inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

  . supply a form for demanding payment that includes the date of the first announcement to the news media or shareholders of the terms of the merger and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

  . set a date by which National City must receive the payment demand, which date must not be fewer than 30 nor more than 60 days after the dissenters' notice is delivered; and

  . be accompanied by a copy of Title XII, Subtitle 2, Chapter 490, Division
    XIII of the Iowa Business Corporation Act.

   Duty to Demand Payment. A shareholder who is sent a dissenters' notice must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date of the first announcement to the news media or shareholders of the terms of the merger, and deposit the shareholder's certificates in accordance with the terms of the dissenters' notice. A shareholder who demands payment and so deposits the shareholder's shares retains all other rights of a shareholder until these rights are canceled or modified by the merger. A shareholder who does not demand payment or who does not deposit the shareholder's shares where required, each by the date set in the dissenters' notice, is only entitled to receive the merger consideration for the shareholder's shares.

   Share Restrictions. National City may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the merger is completed or until the restrictions are released because the merger is not completed. The person for whom dissenters' appraisal rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the merger.

   Payment. Except as to after-acquired shares as discussed below, at the time the merger is completed, or upon receipt of a payment demand, whichever occurs later, National City must pay to each dissenter who demanded payment in the manner required, the amount National City estimates to be the fair value of the dissenter's shares, plus interest accrued from the date of the merger. The payment must be accompanied by all of the following:

  . National City's balance sheet, income statement and statement of changes in shareholders' equity as of December 31, 2000 and the latest available interim financial statements, if any;

  . a statement of National City's estimate of the fair value of the shares;

  . an explanation of how the accrued interest was calculated;

  . a statement of the dissenter's right to demand supplemental payment if the dissenter is dissatisfied with National City's payment offer; and

  . a copy of Title XII, Subtitle 2, Chapter 490, Division XIII of the Iowa
    Business Corporation Act.

   Failure of National City to Complete Merger. If National City does not complete the merger within 180 days after the date set for demanding payment and depositing share certificates, National City must return the deposited certificates and release the transfer restrictions on uncertificated shares. If after returning deposited certificates and releasing transfer restrictions, National City completes the merger, it must send a new dissenters' notice as if the merger was completed without a vote of shareholders and repeat the demand procedure.

   After Acquired Shares. National City may elect to withhold payment to a dissenting shareholder if the dissenter was not the beneficial owner of the shares before the date of the first announcement to the news media or shareholders of the terms of the merger. The terms of the merger were first announced to the news media on April 30, 2001. If National City elects to withhold payment, it must, after completing the merger, estimate the fair value of the shares, plus accrued interest, and pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. National City will send with its offer a statement of the estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment if the dissenter is dissatisfied with National City's payment offer.

   Procedure if Dissatisfied with Payment or Offer. A dissenter may (a) notify National City in writing of the dissenter's own estimate of the fair value of the dissenter's shares and the amount of interest due, and demand payment of the dissenter's estimate, less any payment made by National City, or (b) in the case of after-acquired shares, reject National City's offer and demand payment of the fair value of the shares and interest due, if any of the following apply:

  . the dissenter believes that the amount paid, or the amount offered in the case of after-acquired shares, is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

  . National City fails to make payment within 60 days after the date set for demanding payment; or

  . National City, having failed to complete the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

   A dissenter waives the dissenter's rights to demand payment unless the dissenter notifies National City of the dissenter's demand in writing within 30 days after National City made payment, or in the case of after-acquired shares offered payment, for the dissenter's shares.

   Court Action. If a dissenter's demand for payment remains unsettled, National City will commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If National City does not commence the proceeding within the 60 day period, it must pay each dissenter, whose demand remains unsettled, the amount demanded. National City must make all dissenters, whether or not residents of Iowa, whose demands remain unsettled, parties to the proceeding and must serve them all with a copy of the petition. The court may appoint one or more appraisers to receive evidence and recommend decision on the question of fair value. Each dissenter made a party to the proceeding is entitled to a judgment for either:

  . the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by National City; or

  . the fair value, plus accrued interest, of the dissenter's after-acquired shares for which National City elected to withhold payment.

   Court Costs and Counsel Fees. The court will determine all costs of the appraisal proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess the costs against National City, except that the court may assess costs against all or some of the dissenters to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. Also, the court may assess the fees and expenses of counsel and experts for the respective parties as follows:

  . against National City and in favor of any or all dissenters if the court finds National City did not substantially comply with the requirements of sections 490.1320 through 490.1328 of the Iowa Business Corporation Act; or

  . against either National City or a dissenter, in favor of the other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the right provided in the dissenters' rights statute.

   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against National City, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

   The merger will be approved if the holders of a majority of the shares of National City common stock outstanding on the record date vote in favor of the merger. The holders of 3,113,092 shares of National City common stock, representing approximately 35 percent of the outstanding shares of National City common stock on the record date, have agreed to vote their shares in favor of the merger agreement. See "Terms of the Merger Agreement--Shareholder Voting Agreement."

                         TERMS OF THE MERGER AGREEMENT

   The following is a summary of various provisions of the merger agreement. When we use the term merger agreement in this document, we are referring to the agreement and plan of merger, a copy of which is included in this document as Appendix A. The merger agreement is incorporated by reference into this document. This summary is qualified in its entirety by reference to the full text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety.

Representations and Warranties

   The merger agreement contains representations and warranties of National City and Marshall & Ilsley, to each other, as to, among other things:

  . the corporate organization and existence of each party and its subsidiaries;

  . the capitalization of each party;

  . the ability of each party to enter into the merger agreement and make it valid and binding;

  . no conflict between the merger agreement and:

   . the articles of incorporation and bylaws of each party,

   . applicable law, or

   . other agreements, instruments and obligations;

  . required governmental approvals;

  . the completeness and accuracy of each party's financial statements and filings with the SEC and bank regulatory agencies;

  . the absence of changes in each party's business since December 31, 2000 which would have a material adverse effect on the party making the representation;

  . the absence of undisclosed legal proceedings and injunctions which would have a material adverse effect on the party making the representation;

  . the filing and accuracy of each party's tax returns;

  . each party's employee benefit plans and related matters;

  . the completeness and accuracy of the registration statement, of which this proxy statement/prospectus is a part;

  . each party's compliance with applicable law;

  . each party's title to its property;

  . the absence of environmental liabilities which would have a material adverse effect on the party making the representation;

  . the absence of material restrictions on each party's business;

  . the validity of, and the absence of material defaults under, material contracts;

  . each party's broker's fees;

  . the tax treatment of the merger; and

  . with respect to National City, the shareholder vote required to approve the merger.

Conduct of Business Pending the Merger

   National City has agreed, unless Marshall & Ilsley's prior consent is obtained or except as expressly contemplated by the merger agreement, that it will and it will cause each of its subsidiaries to:

  . operate its business in the usual, regular and ordinary course consistent with past practices;

  . use all reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

  . use all reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

  . use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

  . use all reasonable efforts to perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

  . use all reasonable efforts to comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws; and

  . use all reasonable efforts not to take any action or fail to take any action which individually or in the aggregate can be expected to have a material adverse effect on it and its subsidiaries, taken as a whole.

   Except as expressly contemplated by the merger agreement or as disclosed prior to the signing of the merger agreement, National City has further agreed that, without the prior written consent of Marshall & Ilsley, it and its subsidiaries will not, among other things:

  . except as required by applicable law or to maintain favorable tax treatment, adopt, amend, renew or terminate any employee benefit plan or any agreement with any of its or its subsidiaries' current or former directors, officers or employees, except that changes with respect to employees who are not directors or officers subject to Section 16 of the Securities Exchange Act of 1934 may be made in the ordinary course of business consistent with past practice;

  . except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase the salary, bonus, incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any employee benefit plan or agreement in effect as of the date of the merger agreement;

  . declare or pay any dividends or make any distributions in any amount on National City common stock in or with respect to the quarter in which the merger occurs and in which the shareholders of National City common stock are entitled to receive dividends on the shares of Marshall & Ilsley common stock into which the shares of National City common stock have been converted;

  . redeem or repurchase shares of its capital stock or any securities convertible into its capital stock;

  . merge with any other corporation or bank, or effect any reorganization or recapitalization;

  . acquire or dispose of assets, other than in the ordinary course of business consistent with past practice;

  . issue any shares of its capital stock or any rights, warrants or options to acquire shares of its capital stock;

  . amend its articles of incorporation or bylaws in a manner adverse to Marshall & Ilsley;

  . change in any material manner its methods of accounting or reporting of income and deductions, except as required by law or accounting principles generally accepted in the United States; or

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

  . change in any material manner any lending, reinvestment, liability management or other material policies concerning its business or operations.

   Except as expressly contemplated by the merger agreement or as disclosed prior to the signing of the merger agreement, Marshall & Ilsley has further agreed that, without the prior written consent of National City, it will not, among other things:

  . amend its articles of incorporation or bylaws in a manner that would adversely affect the terms of its common stock or its ability to consummate the merger;

  . take any action that would adversely affect or delay its ability to obtain necessary regulatory approvals;

  . take any action that would adversely affect or delay its ability to perform its covenants under the merger agreement;

  . take any action that would adversely affect or delay its ability to consummate the merger; or

  . take any action in violation of Regulation M under the Securities
    Exchange Act of 1934.

No Solicitation of Transactions

   For purposes of the merger agreement, we agreed that the term "competing proposal" would mean, with respect to National City, any inquiry, proposal or offer from any person relating to:

  . any direct or indirect acquisition or purchase of a business that constitutes 15 percent or more of the net revenues, net income or the assets of National City and its subsidiaries taken as a whole;

  . any direct or indirect acquisition or purchase of 15 percent or more of any class of equity securities of National City or any of its subsidiaries;

  . any tender offer or exchange offer that if consummated would result in any person beneficially owning 15 percent or more of any class of equity securities of National City or any of its subsidiaries; or

  . any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving National City or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

   For purposes of the merger agreement, we agreed that the term "superior competing transaction" would mean any proposal made by a third party to acquire, directly or indirectly, more than 50 percent of the combined voting power of the shares of National City common stock then outstanding or all or substantially all of the assets of National City on terms which the board of directors of National City determines in its good faith judgment, based on the opinion of a financial advisor of nationally recognized reputation, to be more favorable to its shareholders than the merger and for which financing, to the extent required, is then committed, or reasonably capable of being obtained by such third party.

   National City agreed to immediately cease any negotiations or discussions relating to a competing proposal, not to solicit any competing proposals and to promptly inform Marshall & Ilsley if any competing proposal is made.

   We have also agreed that the limitations discussed above would not prohibit National City's board of directors from entering into discussions or negotiations relating to an unsolicited superior competing transaction. Prior to entering into such discussions or negotiations, however, National City's board of directors must have determined in good faith and upon the advice of counsel that such action is required to fulfill its fiduciary duties to National City's shareholders. In addition, National City must provide prior written notice to Marshall & Ilsley that it is entering into such discussions or negotiations and receive a confidentiality agreement from the person proposing the superior competing transaction. National City has also agreed to keep Marshall & Ilsley informed of the status and details of such discussions or negotiations.

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

Employee Benefit Matters

   The merger agreement requires:

  . National City's retiree health plan and its health, dental and "cafeteria" plans to remain in effect until December 31, 2001, at which time the employees of National City transferred to Marshall & Ilsley, who we refer to as transferred employees, will be integrated into comparable Marshall & Ilsley plans;

  . National City's other employee welfare benefit plans to remain in effect until the effective time of the merger or January 1, 2002, at which time the transferred employees will be integrated into comparable Marshall & Ilsley plans;

  . National City to use its best efforts to enter into amended agreements with employees who currently have executive salary continuation agreements with National City that will provide, among other things, for the accrued benefits under the existing agreements to be fixed and then to grow at a fixed rate, as well as vesting and pay-out terms;

  . the existing executive change of control agreements to remain in full force and effect;

  . National City's 401(k) plan to be frozen at the effective time of the merger and transferred employees who are otherwise eligible to be automatically eligible to participate in Marshall & Ilsley's 401(k) plan;

  . National City's cash balance pension plan to be frozen as of December 31, 2001, and transferred employees who are otherwise eligible to be automatically eligible to participate in Marshall & Ilsley's money purchase pension and profit sharing plans; and

  . National City employees terminated at or after the effective time of the merger to be eligible to receive severance benefits under Marshall & Ilsley's severance plan, except for employees who have rights under severance agreements with National City that they have not waived.

   Marshall & Ilsley has agreed that it will give transferred employees full credit for their prior service with National City for purposes of eligibility and vesting under retirement and profit sharing plans in which the transferred employees may be eligible to participate and for purposes of welfare benefit plans, "cafeteria" plans, vacation plans and similar arrangements maintained by Marshall & Ilsley.

   Marshall & Ilsley has also agreed to waive all preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to transferred employees under any welfare benefit plans maintained by Marshall & Ilsley in which transferred employees may be eligible to participate. Marshall & Ilsley is not required to waive limitations or waiting periods that are currently in effect and that have not been satisfied as of the effective time of the merger under any welfare plan maintained for the transferred employees prior to the merger.

Other Agreements

   In addition to the agreements about the conduct of our businesses we have described above, we have also agreed in the merger agreement to take several other actions. Among these actions:

  . we have agreed to use all reasonable efforts to complete the merger;

  . we have agreed to promptly prepare and file all necessary documentation and to use all reasonable efforts to obtain all required permits, consents, approvals and authorizations of third parties and governmental entities in connection with the merger, including this proxy statement/prospectus and the registration statement for the Marshall & Ilsley common stock to be issued in the merger;

  . National City has agreed to provide Marshall & Ilsley other information concerning its business and to give Marshall & Ilsley access to its books, records, properties and personnel and to cause National City's subsidiaries to do the same;

  . we have agreed to consult on press releases and public statements regarding the merger;

  . National City has agreed to convene a special meeting of its shareholders to consider the merger agreement and to use all reasonable best efforts to obtain from its shareholders approval of the merger;

  . Marshall & Ilsley has agreed that, upon completion of the merger, Marshall & Ilsley will succeed to National City's obligations existing at the time of the agreement with respect to indemnification or exculpation in favor of the directors, officers, employees and agents of National City and its subsidiaries as provided in National City's articles of incorporation and bylaws, indemnification agreements or otherwise in effect as of the date of agreement with respect to matters occurring prior to the merger;

  . Marshall & Ilsley has agreed that the combined company will provide directors' and officers' liability insurance for a period of six years after completion of the merger to National City's former directors and officers;

  . Marshall & Ilsley has agreed to cause the shares of common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the merger; and

  . National City has agreed to assist Marshall & Ilsley in retaining
    National City customers.

Conditions to Completion of the Merger

   Marshall & Ilsley's and National City's obligations to complete the merger are subject to the satisfaction or written waiver, where permissible, of a number of conditions including, among others, the following:

  . the merger agreement must be approved by the holders of a majority of the outstanding shares of common stock of National City;

  . the approval of the Federal Reserve Board must have been obtained without any materially burdensome condition that would significantly adversely affect Marshall & Ilsley, all conditions to such approvals must have been satisfied and any statutory waiting periods required by law must have expired;

  . there must be no statute, regulation or order preventing or prohibiting completion of the merger, or that would impose any condition or restriction upon Marshall & Ilsley or National City requiring the disposition of more than 10 percent of National City's deposits or loans or that would otherwise have a material adverse effect on either Marshall & Ilsley or National City;

  . the Marshall & Ilsley common stock that is to be issued in the merger must be approved for listing on the NYSE and the registration statement filed with the SEC concurrently with this document must be effective;

  . the representations and warranties of each party contained in the merger agreement must be true and correct in all respects;

  . each party must have performed or complied with in all material respects all of its agreements and covenants in the merger agreement;

  . all required consents, approvals and authorizations must be obtained by the parties;

  . no challenge to the merger or the right of Marshall & Ilsley to own or operate the business of National City shall be pending;

  . the parties must have received legal opinions relating to the merger and tax opinions stating that the merger will be treated as a tax-free reorganization under federal tax laws and no gain or loss will be recognized by National City shareholders who receive only Marshall & Ilsley shares in exchange for their National City shares, except with respect to cash received in lieu of fractional shares; and

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

  . since the date of the merger agreement, there shall not have been any change in the financial condition, results of operations or businesses of either party that would have a material adverse effect on such party and its subsidiaries, taken as a whole.

   We cannot assure you that the required regulatory approvals necessary to consummate the merger will be obtained, when they will be obtained, or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. As discussed below, if the merger is not completed on or before December 31, 2001, either Marshall & Ilsley or National City may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to comply with its obligations under the merger agreement.

Termination of the Merger Agreement

   The merger agreement may be terminated at any time whether before or after approval of the merger agreement by the National City shareholders:

  . by mutual consent of the parties by a vote of a majority of each party's board of directors;

  . by either party if there has been a material breach of any representation, warranty, covenant or agreement contained in the merger agreement, except that the breaching party may not terminate the merger agreement for this reason;

  . by either party if a final and non-appealable permanent injunction has been issued preventing the merger;

  . by either party if the merger has not been consummated by December 31, 2001 for a reason other than the failure of the party seeking termination to comply with its obligations under the merger agreement;

  . by either party if the Federal Reserve Board has denied approval of the merger;

  . by either party if National City's shareholders do not approve the merger;

  . by Marshall & Ilsley if there is a proposal for a superior competing transaction and the board of directors of National City modifies or withdraws in a manner adverse to Marshall & Ilsley its approval or recommendation of the merger or approves or recommends the superior competing transaction; or

  . by Marshall & Ilsley if holders of more than 10 percent of National
    City's common stock exercise dissenters' rights.

Waiver and Amendment of the Merger Agreement

   At any time before completion of the merger, either of us may waive compliance by the other party with any provision contained in the merger agreement. We may also amend the merger agreement by a written agreement at any time before or after National City shareholders approve the merger agreement, except that after the National City shareholders have given their approval, we may not amend the merger agreement in any manner that would reduce the amount or type of consideration into which each share of National City common stock will be converted in the merger.

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

Shareholder Voting Agreement

   In order to induce Marshall & Ilsley to enter into the merger agreement, shareholders who own in the aggregate approximately 35 percent of the outstanding National City common stock have each agreed that at any meeting of the shareholders of National City or in connection with any written consent of the shareholders of National City, such shareholder will vote all shares of National City common stock held of record or beneficially owned by such shareholder:

  . in favor of the merger and the merger agreement; and

  . against any proposal relating to a competing proposal and against any action or agreement that would impede or frustrate the shareholder voting agreement or result in a breach in any respect of any obligation or agreement of National City under the merger agreement or which would result in any of the conditions to the parties' obligations to affect the merger described in the merger agreement not being fulfilled.

   Each shareholder has agreed that, except as provided by the merger agreement and the shareholder voting agreement, such shareholder will not:

  . offer to transfer, transfer or consent to transfer any or all shares of National City common stock beneficially owned by such shareholder;

  . enter into any contract, option or other agreement or understanding with respect to any transfer of any or all shares of National City common stock beneficially owned by such shareholder;

  . grant any proxy, power-of-attorney or other authorization with respect to any or all shares of National City common stock beneficially owned by such shareholder; or

  . deposit into a voting trust or enter into a voting agreement or arrangement with respect to any or all shares of National City common stock beneficially owned by such shareholder.

   Each shareholder has agreed that such shareholder shall not encourage, solicit, initiate or participate in any way in any discussion or negotiation with, or provide information or otherwise take any action to assist or facilitate, any person concerning any competing proposal. Each shareholder has agreed to cease any such existing activities and to immediately communicate to Marshall & Ilsley the terms of any competing proposal.

   Each shareholder has waived any rights of appraisal or rights to dissent from the merger.

   The shareholder voting agreement with respect to each shareholder shall terminate upon the earliest of:

  . the effective time of the merger;

  . the termination of the merger agreement; or

  . December 31, 2001.

                         MARSHALL & ILSLEY CORPORATION

Description of Business

   Marshall & Ilsley, incorporated in Wisconsin in 1959, is a registered bank holding company under the Bank Holding Company Act of 1956. As of March 31, 2001, Marshall & Ilsley had consolidated total assets of approximately $26.2 billion and consolidated total deposits of approximately $17.8 billion, making it the largest bank holding company headquartered in Wisconsin.

   Marshall & Ilsley's principal assets are the stock of its bank and nonbank subsidiaries, which include Metavante Corporation, four commercial banks, one federal savings bank and a number of companies engaged in businesses that the Federal Reserve Board has determined to be closely-related or incidental to the business of banking. Marshall & Ilsley provides its subsidiaries with financial and managerial assistance in such areas as budgeting, tax planning, compliance assistance, asset and liability management, investment administration and portfolio planning, business development, advertising and human resources management.

   Marshall & Ilsley's bank and savings association subsidiaries provide a full range of banking services to individuals, businesses and governments throughout Wisconsin, and in the Phoenix and Tucson, Arizona metropolitan areas, Las Vegas, Nevada and Naples, Florida. These subsidiaries offer retail, institutional, international, business and correspondent banking, investment and trust services through the operation of over 200 banking offices in Wisconsin, 14 offices in Arizona, one office in Florida and one office in Nevada. The Marshall & Ilsley bank and saving association subsidiaries hold a significant portion of their mortgage and investment portfolios indirectly through their ownership interests in direct and indirect subsidiaries. M&I Marshall & Ilsley Bank is Marshall & Ilsley's largest bank subsidiary, with consolidated assets as of March 31, 2001 of approximately $18.0 billion.

   Metavante and two other nonbank subsidiaries are major suppliers of financial and data processing services and software to banking, financial and related organizations. Metavante provides integrated products and services to financial services providers that enable them to initiate and process a broad range of financial transactions electronically, including through the Internet. Metavante's integrated financial transaction processing, outsourcing, software and consulting products and services provide virtually all of the technology that a financial services provider needs to run its operations. As of December 31, 2000, Metavante had over 3,300 clients in the United States and abroad, including large banks, mid-tier and community banks, Internet banks and non-traditional financial services providers. In 2000, Metavante's products and services were used to originate and/or process nearly 7.2 billion transactions for consumer and business customer bank accounts.

   Marshall & Ilsley's other nonbank subsidiaries operate a variety of bank-related businesses, including those providing investment management services, insurance services, trust services, equipment lease financing, commercial and residential mortgage banking, home equity financing, venture capital, brokerage services and financial advisory services. M&I Investment Management Corp. offers a full range of asset management services to Marshall & Ilsley's trust company subsidiaries, the Marshall Funds and other individual, business and institutional customers. Marshall & Ilsley's trust company subsidiaries provide trust and employee benefit plan services to customers throughout the United States with offices in Wisconsin, Arizona, Florida, Nevada, North Carolina and Illinois. M&I First National Leasing Corp. leases a variety of equipment and machinery to large and small businesses. M&I Dealer Finance, Inc. provides retail vehicle lease financing. M&I Mortgage Corp. originates, purchases, sells and services residential mortgages. M&I Mortgage Reinsurance Corporation acts as a reinsurer of private mortgage insurance written in connection with residential mortgage loans originated in the Marshall & Ilsley system. The Richter-Schroeder Company originates and services long-term commercial real estate loans for institutional investors. M&I Capital Markets Group L.L.C. and M&I Ventures L.L.C. provide venture capital, financial advisory and strategic planning services to customers, including assistance in connection with the private placement of securities, raising funds for expansion, leveraged buy-outs, divestitures, mergers and acquisitions and small business investment company transactions. M&I Brokerage Services, Inc., a broker-dealer registered with the National Association of Securities Dealers and the Securities and Exchange Commission, provides brokerage and other investment related services to a variety of retail and commercial customers. M&I Support Services Corp. operates an extensive multi-media customer service center that provides banking customers with 24-hour phone access to personal bankers and other customer services.

   As a registered bank holding company, Marshall & Ilsley is subject to regulation and examination by various state and federal governmental regulatory agencies.

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

Additional Information

   Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Marshall & Ilsley is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2000, as amended. Marshall & Ilsley's Annual Report on Form 10-K, as amended, is incorporated by reference into this document. National City shareholders who would like a copy of this annual report or any document incorporated by reference into the report may contact Marshall & Ilsley at the address or telephone number provided under "Where You Can Find More Information" on page 60.

                          NATIONAL CITY BANCORPORATION

Description of Business

   National City was incorporated in 1937 under the laws of the State of Iowa. The Company is a bank holding company under the Bank Holding Company Act of 1956. National City owns 99.9% of the capital stock of National City Bank of Minneapolis, a commercial bank, 100% of the capital stock of Diversified Business Credit, Inc., a commercial finance company, and 100% of the capital stock of National City Development & Realty, Inc., an inactive subsidiary.

   National City Bank has its main banking office in the business district of downtown Minneapolis and also serves customers from one detached facility. This facility is a full service branch location in Edina, Minnesota, a suburb of Minneapolis.

   National City provides its subsidiaries advice and specialized services in various fields of financial and banking policy. The responsibility for the management of each subsidiary remains with its board of directors and with the officers appointed by the boards of directors. National City Bank provides usual and customary banking services, including, among others: business, personal and real estate loans; a full range of deposit services; correspondent banking; and safe deposit facilities. In addition to the services generally provided by a full-service bank, National City's subsidiaries offer specialized services as described below:

   Trust Services. National City Bank offers clients a wide variety of fiduciary services ranging from the management of funds for individuals to the administration of estates and trusts. For corporations, governmental bodies, and public authorities, National City Bank acts as fiscal and paying agent, registrar, and trustee under corporate indentures and pension and profit sharing agreements. National City Bank also provides record keeping and reporting for 401(k) retirement savings plans.

   International Operations. National City Bank provides a wide range of services in the area of international banking including trade service products, such as letters of credit, bankers acceptances, international collections and foreign exchange.

   Asset-Based Financing. Diversified Business Credit specializes in providing working capital loans secured by accounts receivable, inventory, and other marketable assets. All loans are made on a full recourse basis to the borrower. Personal guarantees from the owners of the borrower are normally obtained. Loans are made on a demand basis with no fixed repayment schedule. Compared to equity-based loans made by banks and others, asset-based loans usually require closer monitoring which results in higher loan servicing costs. Typically, interest rates earned on these loans are higher than rates earned on equity-based loans.

Additional Information

   Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning National City is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2000. National

City's Annual Report on Form 10-K is incorporated by reference into this document. National City shareholders who want a copy of this annual report or any document incorporated by reference into the report may contact National City at the address or telephone number provided under "Where You Can Find More Information" on page 60.

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

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

   The rights of National City shareholders are currently governed by the Iowa Business Corporation Act, or the IBCA, National City's restated articles of incorporation and National City's restated bylaws. At the time of the merger, National City common shareholders will become Marshall & Ilsley common shareholders and their rights will be determined by the Wisconsin Business Corporation Law, or the WBCL, Marshall & Ilsley's restated articles of incorporation and Marshall & Ilsley's bylaws. The following is a summary of the material differences between the rights of National City common shareholders and the rights of Marshall & Ilsley common shareholders. It is not a complete statement of the provisions affecting and the differences between the rights of National City common shareholders and those of Marshall & Ilsley common shareholders. The summary is qualified in its entirety by reference to the IBCA, the WBCL, National City's restated articles of incorporation and restated bylaws, and Marshall & Ilsley's restated articles of incorporation and bylaws.

                            Authorized Capital Stock


                                 National City

Authorized:
 40,000,000 shares of common stock.

Outstanding as of April 30, 2001:
 8,868,183.857 shares of common stock.
                               Marshall & Ilsley

Authorized:
 320,000,000 shares of common stock.
 5,000,000 shares of preferred stock, of which 2,000,000 shares are designated as Series A
 Convertible Preferred Stock.

Outstanding as of December 31, 2000:
 112,757,546 shares of common stock.
 336,370 shares of Series A Convertible Preferred Stock.

                           Size of Board of Directors

                                 National City

   National City's articles of incorporation provide that the number of directors shall be not less than three or more than 16. The IBCA provides that when the size of the board of directors is variable, the board of directors or the shareholders may fix the number of members of the board of directors within the range established by the articles of incorporation or bylaws. The current number of directors of National City is fixed at 12.
                               Marshall & Ilsley

   Marshall & Ilsley's articles of incorporation provide that the number of directors constituting the board of directors shall be fixed by a majority vote of the board of directors, but shall not be less than three. By resolution of Marshall & Ilsley's board of directors, there are currently 20 members on Marshall & Ilsley's board.

                               Cumulative Voting

   Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees. The candidates, up to the number of directors to be elected, receiving the highest number of votes are elected.

                                 National City

   Under the IBCA, shareholders do not have the right to cumulate their votes unless the articles of incorporation provide that there shall be cumulative voting. The articles of incorporation of National City do not provide for cumulative voting.

                               Marshall & Ilsley

   Under the WBCL, shareholders do not have the right to cumulate their votes for directors, unless the articles of incorporation provide for cumulative voting. Marshall & Ilsley's articles of incorporation do not provide for cumulative voting.

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

                               Class of Directors

                                 National City

   The IBCA provides that directors of an Iowa corporation may be divided into classes as provided in the articles of incorporation. National City's board is divided into three classes and each director serves for a three-year term or until his or her successor is elected.
                               Marshall & Ilsley

   The WBCL provides that directors of a Wisconsin corporation may be divided into two or three classes if provided by the articles of incorporation. Marshall & Ilsley's board of directors is divided into three classes and each director serves for a three-year term or until his or her successor is elected and qualified.

                          Qualifications of Directors

                                 National City

   Under the IBCA, the articles of incorporation or bylaws may prescribe qualifications for directors. A director need not be a resident of the state of Iowa or a shareholder of the corporation unless the articles of incorporation or bylaws so prescribe. National City's articles of incorporation and bylaws impose no qualifications for directors.
                               Marshall & Ilsley

   Under the WBCL, a director is not required to be a resident of the state of Wisconsin or a shareholder of the corporation. Marshall & Ilsley's bylaws provide that Marshall & Ilsley directors do not need to be residents of Wisconsin or Marshall & Ilsley shareholders, but that no person is eligible for election to the board after the age of 72, unless this limitation is waived by the board.

                         Filling Vacancies on the Board

                                 National City

   The IBCA provides that, unless different rules for filing vacancies are provided in the articles of incorporation, if a vacancy occurs on a board of directors, including a vacancy resulting from an increase in the number of directors, the vacancy may be filled in any of the following manners: (i) the shareholders may fill the vacancy; (ii) the board of directors may fill the vacancy; or (iii) if the directors remaining in the office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group are entitled to vote to fill the vacancy if it is filled by shareholders. A vacancy that will occur at a specific later date may be filled before the vacancy occurs but the new director will not take office until the vacancy occurs. Under National City's bylaws, vacancies on National City's board of directors may be filled by majority vote of the remaining directors, even though less than a quorum. A director elected to fill a vacancy shall be elected for the unexpired term of that director's predecessor or the remaining term of the directors of the class to which the director has been elected, if the vacancy occurs as a result of an increase in the number of directors.
                               Marshall & Ilsley

   The provisions of the WBCL on filling vacancies on the board are substantially similar to the provisions of the IBCA. Marshall & Ilsley's articles of incorporation provide that vacancies on the board of directors may be filled by a majority vote of all of the directors remaining in office, even if the number of directors remaining in office is less than a quorum, or by a sole remaining director. A director elected to fill a vacancy will hold office for the remaining term of the directors of the class to which that director has been elected and until his successor shall be elected and shall qualify.

                              Removal of Directors
                                 National City

   The IBCA provides that the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that director. If cumulative voting is authorized, a director may not be removed if the number of votes sufficient to elect that director under cumulative voting is voted against the director's removal. If cumulative voting is not authorized, a director may be removed only if the number of votes cast to remove that director exceeds the number of votes cast not to remove the director. National City's articles of incorporation and bylaws do not contain provisions relating to removal of directors.

                               Marshall & Ilsley

   Under Wisconsin corporate law, shareholders of a corporation may remove a director with or without cause, unless the corporation's articles of incorporation or bylaws provide that a director may only be removed for cause. Marshall & Ilsley's articles of incorporation provide that a director may only be removed for cause and by an affirmative vote of two-thirds of the outstanding shares entitled to vote at a meeting of shareholders called for such purpose. "Cause" means solely malfeasance arising from the performance of a director's duties which has a material adverse effect on Marshall & Ilsley's business. Directors, if any, elected by the holders of Marshall & Ilsley preferred stock may only be removed in accordance with the terms of the preferred stock.

                      Nomination of Directors for Election

                               Marshall & Ilsley

   Marshall & Ilsley's bylaws provide that if a shareholder wishes to nominate a person for election as a director, then the shareholder must give timely notice of the nomination to Marshall & Ilsley. In order to be timely, a notice must be received by Marshall & Ilsley not less than 90 days before the anniversary date of the annual meeting of shareholders in the immediately preceding year.

   Notices given by shareholders must be in writing and contain information regarding the nominee to the board of directors, the shareholder bringing the nomination and other information specified in Marshall & Ilsley's bylaws.
                                 National City

   No procedure is set forth under National City's articles of incorporation or bylaws for the nomination of directors for election. The board itself may nominate candidates for the board.

                            Anti-Takeover Provisions

                               Marshall & Ilsley

   Wisconsin corporate law protects domestic corporations from hostile takeovers and abusive takeover tactics by preventing a person from engaging in specified transactions with the corporation after that person has acquired a significant portion of the corporation's shares. These protections fall into three categories:

 . business combination statutes, which regulate specified types of transactions with interested stockholders;

                                 National City

   Iowa has an anti-takeover statute that may delay or prevent unsolicited third party takeover attempts. This statute encourages an acquiring company to negotiate seriously with a target company's board of directors in advance of a takeover attempt.

   Section 490.1110 of the IBCA governs business combinations and other transactions between an Iowa public company and an "interested shareholder." An interested shareholder is a person who beneficially owns or has the right to vote 10 percent or more of a company's outstanding shares.

   Section 490.1110 will not apply if:

 . prior to the time that the shareholder became an interested shareholder, the board of directors approved the transaction in which the shareholder became interested or upon consummation of the transaction in which the shareholder became an interested shareholder;

 . the shareholder acquired more than 85 percent of the voting stock of the corporation; or

 . at the time or after the shareholder became an interested shareholder, the board of directors approved the transaction and was also authorized at an annual meeting or special meeting of shareholders by an affirmative two-thirds vote of all stock not owned by the interested shareholder.

   Section 490.1110 also allows a corporation to opt out of these provisions by amending the articles of incorporation to state that the corporation is not subject to Section 490.1110. This opt out would not become effective until 12 months after the amendment of the articles of incorporation. Currently, National City's articles of incorporation do not include an opt out provision.

   If Section 490.1110 applies, then for three years after a person becomes an interested shareholder, the following transactions between the company and the interested shareholder or persons related to the shareholder are prohibited:

 . the sale or acquisition of any significant interest in the company's assets;

 . mergers and similar transactions;

 . loans or guarantees;

 . the issuance or transfer of shares or any rights to acquire shares in the company or its subsidiaries; and

 . a transactions that increase the interested shareholder's proportionate ownership of the company.

   Section 490.1110 of the IBCA does not apply to the merger because the merger is not a business combination with an interested shareholder within the meaning of the statute.

 . the fair price statute, which regulates the price at which large shareholders may acquire the remaining shares of the corporation; and

 . the control share statute, which regulates the voting power of shares held by specified large shareholders.

   The following section summarizes each of these statutes.

   Business combination statute. Wisconsin corporate law prohibits business combinations between some Wisconsin corporations, including Marshall & Ilsley, and a person who is an interested stockholder. This prohibition lasts for three years after the date on which that person became an interested stockholder. Business combinations include mergers, share exchanges, sales of assets, liquidations, dissolutions, and specified types of stock transactions and stock issuances. An interested stockholder is a person who owns at least 10 percent of a corporation's outstanding shares or who is an affiliate or associate of the corporation and owned at least 10 percent of the corporation's outstanding shares at any time within the prior three-year period. The prohibition on business combinations does not apply if the corporation's board of directors approves either the business combination or the share acquisition that caused the person to be designated as an interested stockholder. The board of directors approval must be given before the date on which a person becomes an interested stockholder. The prohibition on business combinations continues after the initial three-year period unless:

 . the corporation's board of directors approved the share acquisition that caused the interested stockholder to be designated as an interested stockholder;

 . a majority of the corporation's shareholders, excluding the interested stockholder, approve the business combination;

 . the interested stockholder pays a fair price, as defined in the statute, for the shares it acquires in the business combination; or

 . the business combination is specifically excluded from the prohibition on business combinations.

   The business combination statutes do not apply to the merger, because the merger is not a business combination with an interested stockholder within the meaning of the business combination statutes.

   In addition to any other approvals required by law and by the articles of incorporation and bylaws, National City's articles of incorporation require the affirmative vote or consent of the holders of shares of all classes of National City stock that possess four-fifths of the voting rights in the election of National City directors, voting as a single class, to approve specified transactions with any other corporation that possesses more than 10 percent of the voting rights in the election of National City directors. The specified transactions include mergers, consolidations, the sale, lease, exchange, mortgage, pledge or other disposition of all, or substantially all, of the assets of National City or assets of National City that have a fair market value of more than $5 million, or the authorization to issue a transfer more than $5 million of National City's securities in exchange for the securities of the other corporation. This requirement does not apply if the transaction is approved by resolution of National City's board of directors prior to the time the other corporation may have become the beneficial owner of more than 10 percent of the voting rights in the election of directors.

   This provision does not apply to the merger because Marshall & Ilsley does not beneficially own any shares of National City common stock.
   Fair price statute. Wisconsin corporate law requires that business combinations between some Wisconsin corporations, including Marshall & Ilsley, and a person designated as a significant shareholder must be approved by 80 percent of all of the corporation's shareholders and two-thirds of all of the corporation's shareholders other than the significant shareholder. This requirement does not apply if the corporation's shareholders receive a fair price, as defined in the statute, for their shares from the significant shareholder in the business combination. A significant shareholder is a person who owns 10 percent or more of the corporation's outstanding shares or who is an affiliate of the corporation and owned at least 10 percent of the corporation's outstanding shares at any time within the prior two-year period.

   The fair price statutes do not apply to the merger, because the merger is not a business combination with a significant shareholder within the meaning of the fair price statutes.

   Control share statute. Under Wisconsin corporate law, if a person holds more than 20 percent of the outstanding shares of some Wisconsin corporations, including Marshall & Ilsley, then the voting power of the shares held by that person in excess of 20 percent of the corporation's outstanding shares is reduced to 10 percent of the voting power the excess shares would otherwise have had. The full voting power of the excess shares may be restored by a vote of a majority of the corporation's shares. The person seeking restoration of full voting power may vote on this resolution.

   In addition to any other approvals required by law and by the articles of incorporation and bylaws, Marshall & Ilsley's articles of incorporation require that business combinations between Marshall & Ilsley and an interested stockholder be approved by:

 . the holders of 80 percent of Marshall & Ilsley's shares; or

 . the holders of two-thirds of Marshall & Ilsley's shares, other than the interested stockholder.

   This requirement does not apply if a business combination with an interested stockholder is approved by a majority of disinterested directors or the shareholders receive a fair price, as defined in the articles of incorporation, for their shares and certain other conditions are satisfied.

   Business combinations under Marshall & Ilsley's articles of incorporation generally include mergers, consolidations, sales of $25,000,000 or more in assets, the issuance or transfer of $25,000,000 or more in securities, liquidations, dissolutions, and reclassifications, recapitalizations and other transactions that have the effect of increasing the proportionate ownership interest of an interested stockholder. An interested stockholder is a person who owns at least 10 percent of Marshall & Ilsley's shares or who is an affiliate or associate of Marshall & Ilsley and owned at least 10 percent of Marshall & Ilsley's shares at any time within the prior two-year period. A disinterested director means a director who is not affiliated with the interested stockholder and who was either a director before the person became an interested stockholder or was elected or recommended for election by a majority of disinterested directors.

                            Shareholder Rights Plan

                                 National City

   National City does not have a shareholder rights plan.
                               Marshall & Ilsley

   Marshall & Ilsley does not have a shareholder rights plan.

                             Shareholders' Meeting

                                 National City

   Annual and Special Meetings. Under the IBCA, a corporation must hold an annual meeting at a time specified in its bylaws and may hold special meetings. National City's bylaws provide for an annual meeting to be held on the first Monday of April of each year, or on a different date determined by the board.

   Place of Meeting. National City's bylaws provide that the annual meeting of shareholders shall be held at National City's offices in Minneapolis, Minnesota, or at another place selected by National City's board.

   Attendance and Voting. Shareholders entitled to vote at a meeting may attend and vote at the meeting in person or by proxy. Each share of National City common stock is entitled to one vote.

   Quorum. Under National City's bylaws, the holders of a majority of the outstanding stock entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum.

                               Marshall & Ilsley

   Annual and Special Meetings. Under Wisconsin corporate law, a corporation must hold an annual meeting at a time specified in its bylaws and may hold special meetings. Marshall & Ilsley's bylaws provide for an annual meeting to be held on the fourth Tuesday of April of each year, or on a different date determined by the board of directors.

   Place of Meeting. Marshall & Ilsley's bylaws provide that the annual meeting of shareholders shall be held either at Marshall & Ilsley's principal office in Milwaukee, Wisconsin, or at another place selected by Marshall & Ilsley's board of directors.

   Attendance and Voting. Shareholders entitled to vote at a meeting may attend and vote at the meeting in person or by proxy. A shareholder may appoint a proxy in writing or by transmitting or authorizing the transmission of an electronic transmission of the appointment including over the internet or by telephone, fax or telegram. Each share of Marshall & Ilsley common stock is entitled to one vote.

   Quorum. Under Marshall & Ilsley's bylaws, the presence in person or by proxy of the holders of record of a majority of the shares entitled to be cast on a matter by a voting group constitutes a quorum of that voting group for action on that matter.

                      Shareholder Action Without a Meeting

                                 National City

   In accordance with Section 490.704 of the IBCA, National City's bylaws provide that any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting by written action signed by all of the shareholders entitled to vote on that action.
                               Marshall & Ilsley

   Under Wisconsin corporate law, shareholders may take action required or permitted to be taken at a meeting without a meeting if a written consent is signed by all of the corporation's shareholders entitled to vote on the action, unless the corporation's articles of incorporation provide otherwise. Marshall & Ilsley's articles of incorporation do not provide otherwise.

                    Calling Special Meetings of Shareholders

                                 National City

   Under the IBCA, a special meeting of the shareholders may be called (i) by the board of directors of a corporation or the person or persons authorized to call a special meeting by the articles of incorporation or bylaws of the corporation; or (ii) if the holders of at least ten percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the corporation's secretary one or more written demands for the meeting describing the purpose and purposes for which it is to be held. The bylaws of National City provide that a special meeting may be called by the chairman of the board, the president, the board of directors or upon written request of the holders of at least 10 percent of the outstanding shares of National City stock.
                               Marshall & Ilsley

   Under Wisconsin corporate law, a special meeting of shareholders may be called by the board of directors, by any person authorized by the articles of incorporation or bylaws to call a special meeting or upon the written demand of the holders of 10 percent of the votes entitled to be cast on any issue proposed to be considered at the special meeting. Marshall & Ilsley's bylaws provide that a special meeting of the shareholders may be called only by the chief executive officer or the president pursuant to a resolution approved by at least three-quarters of the board, except as otherwise provided by the WBCL.

                      Submission of Shareholder Proposals

                                 National City

   The National City bylaws do not set forth a procedure to be followed by a shareholder who wishes to bring business before the annual meeting.
                               Marshall & Ilsley

   Marshall & Ilsley's bylaws provide that if a shareholder wishes to bring business before a meeting, then the shareholder must give timely notice of the business to Marshall & Ilsley. In order to be timely, a notice must:

 . be received by Marshall & Ilsley not less than 90 days before the anniversary date of the annual meeting of shareholders in the immediately preceding year; and

 . contain specified information, including a description of the business to be brought before the meeting and information about the shareholder making the proposal.

   Notices given by shareholders must be in writing.

                         Notice of Shareholder Meetings

                                 National City

   The IBCA requires notice of the date, time, and place of each annual and special shareholders' meeting to be given no fewer than 10 nor more than 60 days before the meeting date. National City's bylaws provide for written notice to be given to shareholders of record at least ten days prior to an annual or special meeting. Notices to shareholders may be delivered in person or by mail.
                               Marshall & Ilsley

   Under Wisconsin corporate law, a Wisconsin corporation must notify its shareholders of an annual or special meeting not less than 10 nor more than 60 days before the meeting, unless the corporation's articles of incorporation or bylaws provide otherwise. Marshall & Ilsley's bylaws provide that notice of an annual meeting or a special meeting must be delivered not less than 10 nor more than 60 days before the date of the meeting. Marshall & Ilsley's bylaws require that notice of a meeting must state the place, date and time of the meeting and that notice of a special meeting must also state the purpose or purposes for which the meeting is called. Notice may be communicated in person, by telephone, telegraph, teletype, facsimile or other forms of wire or wireless communication, by mail or private carrier, or by electronic transmission.

                     Shareholder Vote Required for Mergers

                                 National City

   Under the IBCA, the board of directors of the corporation must approve a plan of merger and the shareholders entitled to vote must approve the plan of merger. The affirmative vote of the holders of a majority of the shares entitled to vote on the merger and the affirmative vote of the holders of a majority of the shares of each class or series entitled to vote separately on the merger, if any, is required to approve a plan of merger.
                               Marshall & Ilsley

   The WBCL provides that a merger to which a Wisconsin corporation is a party must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote on the merger and the affirmative vote of the holders of a majority of the shares of each class or series entitled to vote separately on the merger, if any.

   Approval of a plan of merger by the shareholders of the surviving corporation is not required if:

 . the articles of incorporation of the surviving corporation will not differ, except for limited changes;

 . the number of shares and the rights and preferences of the shares held by the surviving corporation's shareholders prior to the merger will not change immediately after the merger; and

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


 . the number of shares of stock of the surviving corporation outstanding immediately after the merger plus the number of shares issuable as a result of the merger will not be greater than 20 percent of the total number of shares of stock of the surviving corporation outstanding immediately before the merger.

   Because each of the requirements above is met, the approval of the merger by the shareholders of Marshall & Ilsley is not required.

                                   Dividends

                               Marshall & Ilsley

   Under the WBCL, distributions are paid at the discretion of the board of directors of a Wisconsin corporation. The board may authorize, and the corporation may make distributions to its shareholders, including in connection with the repurchase of the corporation's shares, in amounts determined by the board, unless:

 . after the distribution the corporation would not be able to pay its debts as they become due in the usual course of business; or

 . the corporation's total assets after the distribution would be less than the sum of its total liabilities, plus, unless the articles of incorporation provide otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution, if the corporation were to be dissolved at the time of distribution.

   Holders of Marshall & Ilsley Series A Convertible Preferred Stock are entitled to receive, when, as and if declared by the board of directors dividends at an annual rate fixed by the board of directors. Such dividends must be paid or declared and set apart for payment for each dividend period before any dividend for the same period shall be paid or set apart for payment on the common stock.
                                 National City

   An Iowa corporation may not make a distribution if, after giving it effect either: (i) the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

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

                          Dissenters' Appraisal Rights

                                 National City

   The IBCA provides that shareholders of a corporation are generally entitled to dissent from, and obtain payment for their shares in the event of, any of the following corporate actions:

 . completion of a merger in which the shareholder is entitled to vote on the merger;

 . a short-form merger of a subsidiary into its parent;

 . completion of a plan of share exchange if the shareholder is entitled to vote on the plan;

 . completion of a sale of all, or substantially all, of the corporation's assets other than in the usual and regular course of its business if the shareholder is entitled to vote on the sale, except for certain court ordered sales or cash sales the proceeds of which will be distributed to shareholders within one year of the sale;

 . certain amendments to the articles of incorporation which materially and adversely affect the rights of a dissenter's shares; or

 . any other action for which the articles of incorporation, the bylaws or the board of directors permit dissenters' rights.

   Neither the articles of incorporation nor the bylaws provide for any other actions which would entitle shareholders to additional dissenters' rights.

   Because National City shareholders are entitled to vote on the merger, dissenters' appraisal rights are available. See "The Merger--Dissenters' Appraisal Rights."
                               Marshall & Ilsley

   Under Wisconsin corporate law, a shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of specified mergers, share exchanges and transactions involving the sale of all or substantially all of the corporation's property other than in the usual and regular course of business. However, dissenters' rights generally are not available to holders of shares, such as Marshall & Ilsley shares, that are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotations System, unless the transaction is a business combination involving a significant shareholder or the corporation's articles of incorporation provide otherwise.

   Because Marshall & Ilsley shareholders do not have the right to vote on the merger, its shareholders do not have dissenters' appraisal rights with respect to the merger under Wisconsin corporate law. Marshall & Ilsley's articles of incorporation do not otherwise provide for dissenters' rights with respect to the merger.

                         Shareholder Preemptive Rights

                                 National City

   The IBCA provides that the shareholders of a corporation do not have a preemptive right to acquire the corporation's unissued shares except to the extent the articles of incorporation so provide. The articles of incorporation of National City do not provide for preemptive rights.
                               Marshall & Ilsley

   Under Wisconsin corporate law, subject to specified limitations, holders of shares of a class authorized before 1991 have preemptive rights to acquire a corporation's unissued shares or other securities convertible into unissued shares, unless the articles of incorporation provide otherwise. Marshall & Ilsley's articles of incorporation provide that no holder of its capital stock has or will have any preemptive rights.

                        Shareholder Class Voting Rights

                                 National City

   The IBCA provides that in any case where a class or series of shares is entitled by the IBCA, the articles of incorporation or the terms of the shares to vote as a class or series, the matter being voted upon must also receive the affirmative vote of the holders of the same proportion of the shares represented of that class or series, or the total outstanding shares of that class or series, as required for approval by all of the voting shareholders of the corporation.

   The outstanding shares of National City common stock will vote on the merger as a single class. No shares of National City capital stock have the right to vote on the merger as a separate class or series.
                               Marshall & Ilsley

   Under Sections 180.1004 and 180.1103 of the WBCL, holders of a particular class of shares are entitled to vote as a separate class if the rights of that class are affected in various respects by mergers, consolidations or amendments to the articles of incorporation. Under Section 180.1003 of the WBCL, the presence or absence of dissenters' rights for a voting group affects the right of that group to vote on amendments to a corporation's articles of incorporation. If a voting group would have dissenters' rights as a result of the amendment, then a majority of the votes entitled to be cast by that voting group is required for adoption of the amendment.


                                Indemnification

                                 National City

   The IBCA provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if all of the following apply:

 . The individual acted in good faith.

 . The individual reasonably believed: (i) in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in the corporation's best interests; and (ii) in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests.

 . In the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful.

   National City's articles of incorporation state that each person who was or is made a party to any action, suit or proceeding by reason of the fact that the person is or was a director or officer of National City shall be entitled to indemnification against all expense, liability and loss reasonably incurred or suffered by that person.
                               Marshall & Ilsley

   Wisconsin corporate law requires a corporation to indemnify a director or officer to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding for all reasonable expenses that he or she incurred in the proceeding if the director or officer was a party because he or she is or was a director or officer of the corporation. Indemnification is also required in other instances, unless the director or officer is personally liable because the director or officer breached or failed to perform a duty that he or she owes to the corporation, and the breach or failure to perform constitutes any of the following:

 . a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

 . a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

 . a transaction from which the director or officer derived an improper personal benefit; or

 . willful misconduct.

   Wisconsin corporate law allows a corporation to limit its obligation to indemnify directors and officers, but Marshall & Ilsley's articles of incorporation do not limit Marshall & Ilsley's obligation to indemnify its directors and officers.

   Wisconsin corporate law also permits a corporation to provide directors and officers additional rights of indemnification, except for conduct described above, in the articles of incorporation or bylaws, by a resolution adopted by the board of directors or a majority vote of the shareholders or by written agreement. Marshall & Ilsley's bylaws provide for indemnification of its directors and officers to the fullest extent permitted by law and set forth procedural requirements for requesting indemnification. If a director or officer provides Marshall & Ilsley with a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties in a manner listed above and a written undertaking to repay Marshall & Ilsley if he or she is not entitled to indemnification, then Marshall & Ilsley is required to pay or reimburse the director or officer for all reasonable expenses as incurred.

                      Limitations on Directors' Liability

                                 National City

   The IBCA provides that the articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the provision does not eliminate or limit the liability of a director for:

 . a breach of the director's duty of loyalty to the corporation or its shareholders;

 . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

 . a transaction from which the director derives an improper personal benefit;

 . approval of an unlawful distribution to shareholders in violation of Section
  490.833 of the IBCA; or

 . an act or omission occurring prior to the date when the provision in the articles of incorporation becomes effective.

                               Marshall & Ilsley

   Under Wisconsin corporate law, a director is not liable to the corporation, its shareholders or any person asserting rights on behalf of the corporation or its shareholders for monetary damages or other monetary liabilities arising from a breach of or failure to perform any duty resulting solely from his or her status as a director, unless the breach constitutes:

 . a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

 . a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

 . a transaction from which the director derived an improper personal profit; or

 . willful misconduct.

   Under Wisconsin corporate law, a director or officer, in discharging his or her duties to the corporation and determining what he or she believes

   National City's articles of incorporation limit the personal liability of National City's directors, except under the circumstances described above.

   Under the IBCA, a director, in determining what is in the best interest of the corporation when considering a tender offer or proposal of acquisition, merger, consolidation or similar proposal, may consider the effect of such action on any or all of the following community interest factors:

 . the corporation's employees, suppliers, creditors and customers;

 . the communities in which the corporation operates; and

 . the long-term, as well as short-term, interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

   Consideration of any or all of the community interest factors is not a violation of the business judgement rule or any duty of the directors to the shareholders, or group of shareholders even if the director reasonably determines that a community interest factor or factors outweigh the financial or other benefits to the corporation or a shareholder or group of shareholders. If, on the basis of the community interest factors, the board of directors determines that a proposal or offer to acquire or merge the corporation is not in the best interests of the corporation, it may reject the proposal or offer.

is in the best interests of the corporation, may, in addition to considering the effects of any action on shareholders, consider:

 . the effects of the action on employees, suppliers and customers of the corporation;

 . the effects of the action on the communities in which the corporation operates; and

 . any other factors that the director or officer considers pertinent.

                    Amendment of Articles of Incorporation

                                 National City

   Under the IBCA, amendment of a corporation's articles of incorporation requires the recommendation by the board of directors of a proposed amendment and the affirmative vote of a majority of the shareholders present and entitled to vote thereon, and to the extent applicable, the approval by shareholders holding a majority of the outstanding stock of each class entitled to vote on such amendment as a class. The articles of incorporation of National City require the affirmative vote or consent of the holders of four-fifths of all classes of National City stock entitled to vote in the election of directors to amend Article VI, which relates to directors, Article VII, which relates to business combinations, Article VIII, which relates

                               Marshall & Ilsley

   Under Wisconsin corporate law, the board of directors of a corporation may propose amendments to a corporation's articles of incorporation and may establish conditions for the submission of the amendment to the shareholders. Under most circumstances, Wisconsin corporate law provides that amendments to a corporation's articles of incorporation must be approved by both the board of directors of the corporation and its shareholders. However, any amendment to the articles of incorporation of a corporation organized before January 1, 1973 which did not expressly elect before January 1, 1991 to be governed by a majority or greater voting requirement must be approved by the affirmative vote of two-thirds of the shares entitled to the executive committee of the board of directors and Article XII which relates to amendment of National City's articles of incorporation.

to vote at a meeting called for that purpose. Marshall & Ilsley's articles of incorporation were not amended prior to January 1, 1991 to reduce the vote required to amend its articles of incorporation.


                              Amendment of Bylaws

                                 National City

   Under the IBCA, a corporation's board of directors may amend or repeal the corporation's bylaws unless (i) the articles of incorporation or the ICBA reserves this power exclusively to the shareholders in whole or in part; or
(ii) the shareholders in amending or repealing a particular bylaw provided expressly that the board of directors shall not amend or repeal that bylaw. The IBCA also provides that a corporation's shareholders may amend or repeal the corporation's bylaws even though the bylaws may also be amended or repealed by its board of directors. The bylaws of National City provide that the bylaws may be altered or repealed at any regular meeting of the shareholders or of the board of directors or at any special meeting of the shareholders or of the board of directors if notice of such alteration or repeal is contained in the notice of such special meeting.

                               Marshall & Ilsley

   Under Wisconsin corporate law, the board of directors or the shareholders of a corporation may adopt, amend or repeal the bylaws, except to the extent that the articles of incorporation reserve that power to the shareholders or the shareholders provide in adopting, amending or repealing a particular bylaw, that the board of directors may not amend, repeal or readopt that bylaw or the shareholders set specific voting requirements for the board of directors to amend, repeal or readopt that bylaw. Marshall & Ilsley's articles of incorporation and bylaws provide that the bylaws may be amended, altered or repealed, and new bylaws may be enacted, only by the affirmative vote of not less than two-thirds of the shares entitled to vote, or by a vote of not less than three-quarters of the board of directors. Marshall & Ilsley's bylaws further provide that no bylaw adopted, amended or repealed by the shareholders shall thereafter be enacted, amended or repealed by the directors unless such action by the shareholders shall expressly confer upon the directors authority to thereafter enact, amend or repeal such bylaw as so amended. Marshall & Ilsley's bylaws also provide that any bylaw adopted, repealed, or amended by the board of directors shall be subject to reenactment, repeal or amendment by the shareholders acting at any meeting of the shareholders in accordance with the bylaws.
                        Shareholder's Inspection Rights

                                 National City

   Section 490.720 of the IBCA entitles a shareholder to inspect a list of shareholders entitled to vote at a meeting two days after the notice of the meeting is given. The shareholder's right to inspect the list continues until and through the meeting for which it was prepared.
                               Marshall & Ilsley

   Under Wisconsin corporate law, each shareholder of record and his or her agent or attorney has the right to inspect and copy for a proper purpose the list of shareholders prepared for a meeting. The list must be arranged by class or series of shares and must show the address of, and the number of shares owned by, each shareholder of record. Inspections must be conducted during regular business hours at the shareholder's expense. This right of inspection begins two business days after notice of the shareholders' meeting is given

   Section 490.1602 of the IBCA also allows a shareholder the right to inspect a corporation's shareholder list and other corporate records if:

 . the request is made in good faith and for a proper purpose;

 . the request describes with reasonable particularity the shareholder's purpose and the requested records; and

 . the requested records are directly connected to the shareholder's purpose.

and continues through the meeting. This right of inspection may be exercised upon written demand.

   Both shareholders of record and beneficial shareholders of a Wisconsin corporation who satisfy specified requirements, and their attorneys and agents, have the right to inspect and copy the corporation's bylaws and, subject to the requirements discussed below, minutes of meetings and consent actions of the board of directors and shareholders, records of actions taken by a committee of the board of directors on behalf of the corporation, accounting records and the record of shareholders. Inspections must be conducted during regular business hours and are conducted at the shareholder's expense. Notice of a demand must be given five business days before the date on which the shareholder wants to inspect and copy the records. For records other than the bylaws, the demand must be made in good faith and for proper purpose, and the person must have been a shareholder for at lease six months or hold at least 5 percent of the outstanding shares of the corporation.

   A Wisconsin corporation is also required to mail a copy of its latest financial statements to any shareholder who requests a copy in writing.

                             Issuance of New Shares

                                 National City

   Under Iowa corporate law, a corporation may, by action of its board of directors, issue up to the number of shares of a class or series authorized in the corporation's articles of incorporation. If a corporation wishes to increase the number of shares of a class or series authorized in its articles or incorporation, then it must amend its articles of incorporation in the manner described above.
                               Marshall & Ilsley

   Under Wisconsin corporate law, a corporation may, by action of its board of directors, issue up to the number of shares of a class or series authorized in the corporation's articles of incorporation. If a corporation wishes to increase the number of shares of a class or series authorized in its articles of incorporation, then it must amend its articles of incorporation in the manner described above.

   The listing requirements of the NYSE applicable to Marshall & Ilsley require prior shareholder approval of specified issuances of shares, including issuances of shares bearing voting power equal to or exceeding 20 percent of the pre-issuance outstanding voting power or pre-issuance outstanding number of shares. These requirements do not apply to the issuance of Marshall & Ilsley common stock pursuant to the terms of the merger agreement because the shares to be issued do not exceed 20 percent of Marshall & Ilsley's outstanding shares of common stock.

                                 Assessability

                                 National City

   Shareholders of an Iowa corporation are not personally liable for the acts or deeds of the corporation, unless otherwise provided in the corporation's articles of incorporation. National City's articles of incorporation do not contain such a provision.
                               Marshall & Ilsley

   In general, shareholders of a Wisconsin corporation are not personally liable for the acts or debts of the corporation. Shareholders of a Wisconsin corporation may be directly liable up to the aggregate par value of the shares owned by them for debts of the corporation owed to the corporation's employees for services performed for the corporation, but not exceeding six months' service in any one case. Some Wisconsin courts have interpreted par value to mean the amount paid by the shareholder for their shares.

                             SHAREHOLDER PROPOSALS

   We expect the merger to be completed as soon as practicable after the National City special meeting of shareholders, assuming the required shareholder approval is obtained and all closing conditions are satisfied. However, if the merger is not completed as expected prior to National City's next annual meeting of shareholders, all proposals of National City shareholders to be presented at the 2002 annual meeting must be received by the secretary of National City at National City's executive offices, 651 Nicollet Mall, Minneapolis, Minnesota 55402, on or before November 23, 2001. With respect to a shareholder proposal which the shareholder has not sought to include in National City's proxy statement, notice of such proposal must be provided to National City by February 6, 2002 or management proxies will be allowed to use their discretionary authority when the proposal is raised in the meeting.

   The 2002 annual meeting of Marshall & Ilsley shareholders is scheduled for April 23, 2002. In accordance with Marshall & Ilsley's bylaws, nominations, other than by or at the direction of the board of directors, of candidates for election as directors at the 2002 annual meeting and any other shareholder proposed business to be brought before the 2002 annual meeting must be submitted to Marshall & Ilsley no later than January 24, 2002. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with Marshall & Ilsley's bylaws, which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the board of directors, shareholder proposals for consideration at the 2002 annual meeting must be received by Marshall & Ilsley at its principal executive offices, 770 North Water Street, Milwaukee, Wisconsin 53202, on or before November 9, 2001. Proposals should be directed to Mr. M.A. Hatfield, Senior Vice President and Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

                                 LEGAL MATTERS

   The validity of the Marshall & Ilsley common stock to be issued in connection with the merger will be passed upon by Godfrey & Kahn, S.C., Milwaukee, Wisconsin. Godfrey & Kahn, S.C. will also render an opinion to Marshall & Ilsley regarding the material U.S. federal income tax consequences of the merger. Maslon Edelman Borman & Brand, LLP will render an opinion to National City regarding the material U.S. federal income tax consequences of the merger.

                                    EXPERTS

   Arthur Andersen LLP, independent auditors, have audited Marshall & Ilsley's consolidated financial statements included in Marshall & Ilsley's Annual Report on Form 10-K, as amended, as of December 31, 2000 and December 31, 1999, and for the three years ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Marshall & Ilsley's financial statements are incorporated by reference in reliance on Arthur Andersen LLP's report, given on their authority as experts in accounting and auditing.

   The consolidated financial statements of National City Bancorporation incorporated by reference in National City Bancorporation's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   Marshall & Ilsley has filed a registration statement with the SEC under the Securities Act of 1933 that registers the distribution to shareholders of National City the shares of Marshall & Ilsley common stock to be issued in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Marshall & Ilsley and Marshall & Ilsley's common stock. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this proxy statement/prospectus.

   In addition, Marshall & Ilsley (File No. 1-15403) and National City (File No. 0-9426) file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

   Public Reference Room   New York Regional Office  Chicago Regional Office
  450 Fifth Street, N.W.     7 World Trade Center        Citicorp Center
         Room 1024                Suite 1300         500 West Madison Street
  Washington, D.C. 20549   New York, New York 10048        Suite 1400
                                                    Chicago, Illinois 60661-
                                                              2511

   You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Marshall & Ilsley and National City, that file information electronically with the SEC. The address of that site is http://www.sec.gov.

   You can also request copies of this information from Marshall & Ilsley and National City by making a request to the appropriate company:

  Shareholder/Investor Relations        National City Bancorporation
  Marshall & Ilsley Corporation         651 Nicollet Mall
  770 North Water Street                Minneapolis, Minnesota 55402
  Milwaukee, Wisconsin 53202            (612) 904-8500
  (414) 765-7817


   Marshall & Ilsley's address on the world wide web is http://www.micorp.com, and National City's address is http://www.nationalcitybank.com or http://www/businesscredit.com. The information on our web sites is not a part of this document.

   You can also inspect reports, proxy statements and other information about Marshall & Ilsley at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

   The SEC allows Marshall & Ilsley and National City to "incorporate by reference" information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

   This document incorporates by reference the documents listed below that Marshall & Ilsley and National City have previously filed with the SEC. They contain important information about our companies and their financial condition.

         Marshall & Ilsley Filings                      Period or Date Filed
         -------------------------                      --------------------


Annual Report on Form 10-K                   Year ended December 31, 2000 (as amended by
                                             a Form 10-K/A filed on April 17, 2001)


Quarterly Report on Form 10-Q                Quarter ended March 31, 2001


The description of Marshall & Ilsley common
stock set forth in the registration
statement on Form 8-A filed pursuant to
Section 12 of the Securities and Exchange
Act, including any amendment or report
filed with the SEC for the purpose of
updating this description                    October 18, 1999


           National City Filings                        Period or Date Filed
           ---------------------                        --------------------


Annual Report on Form 10-K                   Year ended December 31, 2000


Quarterly Report on Form 10-Q                Quarter ended March 31, 2001

Current Report on Form 8-K                   April 30, 2001

   Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

   Additional documents that Marshall & Ilsley and National City may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of the special meeting of National City's shareholders or any adjournments or postponements of the special meeting are also incorporated by reference. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this document. Neither Marshall & Ilsley nor National City has authorized any person to provide you with any information that is different from what is contained in this document. This document is dated June 18, 2001. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing to you of this document nor the issuance to you of shares of Marshall & Ilsley common stock will create any implication to the contrary.

                                                                      APPENDIX A



                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                          NATIONAL CITY BANCORPORATION

                                      AND

                         MARSHALL & ILSLEY CORPORATION

                           Dated as of April 30, 2001

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                        ARTICLE I


                                       The Merger


 Section 1.1  The Merger..................................................    1
 Section 1.2  Effective Time..............................................    1
 Section 1.3  Effect of the Merger........................................    1
 Section 1.4  Articles of Incorporation; By-Laws..........................    2
 Section 1.5  Directors and Officers......................................    2
 Section 1.6  Conversion of Securities; Dissenting Shares.................    2
 Section 1.7  Exchange of Certificates....................................    3
 Section 1.8  Stock Transfer Books........................................    4
 Section 1.9  Adjustments for Dilution and Other Matters..................    5
 Section 1.10 Company Common Stock........................................    5


                                       ARTICLE II


                        Representations and Warranties of Seller


 Section 2.1  Organization and Qualification; Subsidiaries................    5
 Section 2.2  Articles of Incorporation and By-Laws.......................    6
 Section 2.3  Capitalization..............................................    6
 Section 2.4  Authority...................................................    7
 Section 2.5  No Conflict; Required Filings and Consents..................    7
 Section 2.6  Compliance; Permits.........................................    8
 Section 2.7  Securities and Banking Reports; Financial Statements........    8
 Section 2.8  Absence of Certain Changes or Events........................    8
 Section 2.9  Absence of Litigation.......................................    9
 Section 2.10 Employee Benefit Plans......................................    9
 Section 2.11 Registration Statement; Proxy Statement/Prospectus..........   11
 Section 2.12 Title to Property...........................................   11
 Section 2.13 Environmental Matters.......................................   11
 Section 2.14 Absence of Agreements.......................................   12
 Section 2.15 Taxes.......................................................   12
 Section 2.16 Insurance...................................................   13
 Section 2.17 Brokers.....................................................   13
 Section 2.18 Tax Matters.................................................   13
 Section 2.19 Material Adverse Effect.....................................   13
 Section 2.20 Material Contracts..........................................   14
 Section 2.21 Opinion of Financial Advisor................................   14
 Section 2.22 Vote Required...............................................   14


                                       ARTICLE III


                      Representations and Warranties of the Company


 Section 3.1  Organization and Qualification; Subsidiaries................   14
 Section 3.2  Articles of Incorporation and By-Laws.......................   15
 Section 3.3  Capitalization..............................................   15
 Section 3.4  Authority...................................................   15
 Section 3.5  No Conflict; Required Filings and Consents..................   16
 Section 3.6  Compliance; Permits.........................................   16
 Section 3.7  Securities and Banking Reports; Financial Statements........   16

                                                                           Page
                                                                           ----
 Section 3.8  Absence of Certain Changes or Events.......................   17
 Section 3.9  Absence of Litigation......................................   17
 Section 3.10 Employee Benefit Plans.....................................   18
 Section 3.11 Registration Statement; Proxy Statement/Prospectus.........   18
 Section 3.12 Title to Property..........................................   19
 Section 3.13 Environmental Matters......................................   19
 Section 3.14 Absence of Agreements......................................   19
 Section 3.15 Taxes......................................................   19
 Section 3.16 Brokers....................................................   20
 Section 3.17 Tax Matters................................................   20
 Section 3.18 Material Adverse Effect....................................   20


                                       ARTICLE IV


                                  Covenants of Seller


 Section 4.1  Affirmative Covenants......................................   20
 Section 4.2  Negative Covenants.........................................   21
 Section 4.3  Letter of Seller's Accountants.............................   22
 Section 4.4  No Solicitation of Transactions............................   23
 Section 4.5  Update Disclosure; Breaches................................   24
 Section 4.6  Affiliates; Tax Treatment..................................   24
 Section 4.7  Delivery of Shareholder List...............................   24
 Section 4.8  Loan and Investment Policies...............................   24
 Section 4.9  Access and Information.....................................   24
 Section 4.10 Confidentiality Letter.....................................   25
 Section 4.11 Employment Agreements......................................   25


                                       ARTICLE V


                                Covenants of the Company


 Section 5.1  Affirmative Covenants......................................   25
 Section 5.2  Negative Covenants.........................................   25
 Section 5.3  Update Disclosure..........................................   25
 Section 5.4  Breaches...................................................   26
 Section 5.5  Stock Exchange Listing.....................................   26
 Section 5.6  Tax Treatment..............................................   26
 Section 5.7  Confidentiality Letter.....................................   26


                                       ARTICLE VI


                                 Additional Agreements


 Section 6.1  Proxy Statement/Prospectus; Registration Statement.........   26
 Section 6.2  Meeting of Seller's Shareholders...........................   26
 Section 6.3  Appropriate Action; Consents; Filings......................   27
 Section 6.4  Directors' and Officers' Indemnification and Insurance.....   27
 Section 6.5  Notification of Certain Matters............................   27
 Section 6.6  Public Announcements.......................................   27
 Section 6.7  Customer Retention.........................................   28
 Section 6.8  Expenses...................................................   28
 Section 6.9  Employee Benefit Matters...................................   28

                                                                          Page
                                                                          ----
                                      ARTICLE VII


                                 Conditions of Merger


              Conditions to Obligation of Each Party to Effect the
 Section 7.1  Merger....................................................   28
 Section 7.2  Additional Conditions to Obligations of the Company.......   29
 Section 7.3  Additional Conditions to Obligations of Seller............   30


                                     ARTICLE VIII


                           Termination, Amendment and Waiver


 Section 8.1  Termination...............................................   31
 Section 8.2  Effect of Termination.....................................   32
 Section 8.3  Amendment.................................................   32
 Section 8.4  Waiver....................................................   32


                                      ARTICLE IX


                                  General Provisions


              Non-Survival of Representations, Warranties and
 Section 9.1  Agreements................................................   33
 Section 9.2  Notices...................................................   33
 Section 9.3  Certain Definitions.......................................   33
 Section 9.4  Headings..................................................   34
 Section 9.5  Severability..............................................   34
 Section 9.6  Entire Agreement..........................................   34
 Section 9.7  Assignment................................................   34
 Section 9.8  Parties in Interest.......................................   34
 Section 9.9  Governing Law.............................................   34
 Section 9.10 Counterparts..............................................   34
 Section 9.11 Time is of the Essence....................................   35
 Section 9.12 Specific Performance......................................   35


 ANNEX A      SUBSIDIARIES OF SELLER
 ANNEX B      EMPLOYEE BENEFIT MATTERS
 ANNEX C      FORM OF OPINION OF COUNSEL TO SELLER
 ANNEX D      FORM OF OPINION OF COUNSEL TO COMPANY
 EXHIBIT 4.6  AFFILIATE LETTER

                             Index of Defined Terms

                                                                    Section
                                                                    -------
Affiliate..................................................... SECTION 9.3(a)
Agreement..................................................... PREAMBLE
Articles of Merger............................................ SECTION 1.2
Average Trading Price......................................... SECTION 1.6(b)
BHCA.......................................................... SECTION 2.1(a)
Blue Sky Laws................................................. SECTION 2.5(b)
Business Day.................................................. SECTION 9.3(b)
Certificates.................................................. SECTION 1.7(b)
Code.......................................................... PREAMBLE
Company....................................................... PREAMBLE
Company Approvals............................................. SECTION 3.1(a)
Company Articles.............................................. SECTION 1.4
Company By-Laws............................................... SECTION 1.4
Company Common Stock.......................................... SECTION 1.6(a)
Company Disclosure Schedule................................... ARTICLE III,
                                                               PREAMBLE
Company Plans................................................. SECTION 3.10(a)
Company Preferred Stock....................................... SECTION 3.3(a)
Company Reports............................................... SECTION 3.7(a)
Company SEC Reports........................................... SECTION 3.7(a)
Company Subsidiary............................................ SECTION 3.1(a)
Company Subsidiaries.......................................... SECTION 3.1(a)
Competing Proposal............................................ SECTION 4.4(b)
Control....................................................... SECTION 9.3(c)
DFI........................................................... SECTION 1.2
Dissenting Shares............................................. SECTION 1.6(e)
Effective Time................................................ SECTION 1.2
Employee Changes.............................................. SECTION 4.2(a)(i)
Environmental Claims.......................................... SECTION 2.13
Environmental Laws............................................ SECTION 2.13
ERISA......................................................... SECTION 2.10(a)
Exchange Act.................................................. SECTION 2.5(b)
Exchange Agent................................................ SECTION 1.7(a)
Exchange Fund................................................. SECTION 1.7(a)
Exchange Rate................................................. SECTION 1.6(b)
Exhibit 21.................................................... SECTION 3.1(c)
Expenses...................................................... SECTION 6.8(b)
FDIC ......................................................... SECTION 2.1(a)
Federal Reserve Board......................................... SECTION 2.1(a)
Governmental Authority........................................ SECTION 2.13
Hazardous Materials........................................... SECTION 2.13
IBCA.......................................................... PREAMBLE
Indemnified Parties........................................... SECTION 6.4(c)
Iowa Secretary of State....................................... SECTION 1.2
IRS........................................................... SECTION 2.15
Laws.......................................................... SECTION 2.5(a)
Material Adverse Effect....................................... SECTION 2.1(d)
Merger........................................................ PREAMBLE
NYSE.......................................................... SECTION 1.6(b)

                                                                     Section
                                                                     -------
OCC............................................................. SECTION 2.1(a)
Participation Facility.......................................... SECTION 2.13
Person.......................................................... SECTION 9.3(d)
Plans........................................................... SECTION 2.10(a)
Proxy Statement/Prospectus...................................... SECTION 2.11
Registration Statement.......................................... SECTION 3.11
Representatives................................................. SECTION 4.4(a)
Shares.......................................................... SECTION 1.6(a)
SEC............................................................. SECTION 2.7(a)
Section 180.0622(2)(b) of the WBCL.............................. SECTION 3.3(a)
Securities Act.................................................. SECTION 2.5(b)
Seller.......................................................... PREAMBLE
Seller Affiliate................................................ SECTION 4.6
Seller Approvals................................................ SECTION 2.1(a)
Seller Articles................................................. SECTION 2.2
Seller By-Laws.................................................. SECTION 2.2
Seller Common Stock............................................. SECTION 1.6(a)
Seller Disclosure Schedule...................................... ARTICLE II,
                                                                 PREAMBLE
Seller Reports.................................................. SECTION 2.7(a)
Seller SEC Reports.............................................. SECTION 2.7(a)
Seller Subsidiaries............................................. SECTION 2.1(a)
Seller Subsidiary............................................... SECTION 2.1(a)
Seller's Shareholders' Meeting.................................. SECTION 2.11
Series A Preferred Stock........................................ SECTION 3.3(a)
Subsidiary or Subsidiaries...................................... SECTION 9.3(e)
Superior Competing Transaction.................................. SECTION 4.4(c)
Surviving Corporation........................................... SECTION 1.1
Tax or Taxes.................................................... SECTION 2.15
Tax Returns..................................................... SECTION 2.15
Title IV Plan................................................... SECTION 2.10(b)
USBL............................................................ SECTION 2.5(b)
WBCL............................................................ PREAMBLE

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of April 30, 2001 (the "Agreement"), between NATIONAL CITY BANCORPORATION, an Iowa corporation (the "Seller") and MARSHALL & ILSLEY CORPORATION, a Wisconsin corporation (the "Company").

   WHEREAS, the Boards of Directors of the Company and the Seller have each determined that it is fair to and in the best interests of their respective shareholders for the Seller to merge with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein and in accordance with the Iowa Business Corporation Act (the "IBCA") and the Wisconsin Business Corporation Law (the "WBCL");

   WHEREAS, the respective Boards of Directors of the Company and the Seller have each approved the Merger of the Seller with and into the Company, upon the terms and subject to the conditions set forth herein, and adopted this Agreement;

   WHEREAS, subsequent to the Seller's approval of this Agreement and concurrently with the execution of this Agreement and as a condition and an inducement to the willingness of the Company to enter into this Agreement, the Company and each of the Lowell W. Andreas Revocable Trust, as amended and restated November 3, 1998, the David L. Andreas Revocable Trust, amended on December 18, 1998, the D.I.A. Revocable Trust, amended and restated on July 15, 1995, the Sandra Ann Andreas McMurtie Trust, amended and restated on September 14, 1999 and the Terry L. Andreas Trust, amended and restated on August 1, 2000 have entered into an agreement pursuant to which each such shareholder has agreed to vote its shares of Seller Common Stock in favor of the Merger;

   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement shall constitute the plan of reorganization; and

   WHEREAS, for financial accounting purposes it is intended that the Merger shall be accounted for as a purchase.

   NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   The Merger

   Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the IBCA, the WBCL and the Plan of Merger attached hereto as Exhibit 1.1, at the Effective Time (as defined in Section 1.2) Seller shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Seller shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

   Section 1.2 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Iowa (the "Iowa Secretary of State") and the Department of Financial Institutions of the State of Wisconsin (the "DFI"), in such form as required by, and executed in accordance with the relevant provisions of, the IBCA and the WBCL (the date and time of such filing is referred to herein as the "Effective Time").

   Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the IBCA and the WBCL. Without limiting the generality of

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the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and the Seller shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Seller shall become the debts, liabilities and duties of the Surviving Corporation.

   Section 1.4 Articles of Incorporation; By-Laws. At the Effective Time, the Articles of Incorporation, as amended of the Company (the "Company Articles") and the By-Laws, as amended, of the Company (the "Company By-Laws"), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

   Section 1.5 Directors and Officers. At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and to be assigned to the class previously assigned. At the Effective Time, the officers of the Company immediately prior to the Effective Time, shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

   Section 1.6 Conversion of Securities; Dissenting Shares. Subject to Section 1.7(e) regarding fractional shares, at the Effective Time, by virtue of the Merger and without action on the part of the Company, the Seller or the holder of the following securities:

     (a) Each share of common stock, par value $1.25 per share, of Seller ("Seller Common Stock") issued and outstanding immediately prior to the Effective Time (all shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time being referred to herein as the "Shares"), other than Shares held in the treasury of Seller or owned by the Company and any Company Subsidiary for its own account and other than Dissenting Shares (as defined in Section 1.6(e)), shall be converted in accordance with Section 1.7, into the right to receive shares of common stock, par value $1.00 per share, of the Company ("Company Common Stock") having a value of $29.50 (subject to adjustment in accordance with Section 1.6(b), below). All such shares of Seller Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing shares of Company Common Stock into which such Seller Common Stock shall have been converted. Certificates previously representing shares of Seller Common Stock shall be exchanged for certificates representing whole shares of Company Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 1.7, without interest. No fractional share of Company Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to
  Section 1.7.

     (b) The number of shares of Company Common Stock that each Share shall have the right to receive in accordance with Section 1.6(a) above shall equal $29.50 divided by the Average Trading Price of the Company Common Stock (rounded to the nearest one hundred thousandth); provided, however, that if the number of shares as so calculated (1) is greater than 0.65556, such number shall be reduced to 0.65556, or (2) is less than 0.53636, such number shall be increased to 0.53636 (the exchange rate, as adjusted if applicable, is hereinafter referred to as the "Exchange Rate"). The "Average Trading Price" of the Company Common Stock shall be the average of the average high and low sale price per share of the Company Common Stock on the New York Stock Exchange (the "NYSE") as reported in the Midwest Edition of The Wall Street Journal for the twenty (20) trading days ending on and including the third trading day preceding the Effective Time. The Company agrees that all of its purchases of Company Common Stock shall be in accordance with Regulation M under the Exchange Act.

     (c) Each Share held by the Seller as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof into Company Common Stock or payment therefor.

     (d) Each Share held by the Company and any Company Subsidiary for its own account shall be canceled and extinguished without conversion thereof into Company Common Stock or payment therefor.

     (e) Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have validly exercised dissenter's rights available under Sections 490.1301 to 490.1331 of the IBCA (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive Company Common Stock in accordance with this Section 1.6, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the IBCA. Dissenting Shares shall be treated in accordance with Division XIII of the IBCA, if and to the extent applicable. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to dissent, such holder's Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, Company Common Stock in accordance with this Section 1.6, without any interest thereon. Seller shall give the Company (a) prompt notice of each and every notice of a shareholder's intent to demand payment for the shareholder's Shares, attempted withdrawals of such demands, and any other instruments served pursuant to the IBCA and received by the Seller relating to rights to be paid the "fair value" of Dissenting Shares, as provided in Sections 490.1301 to 490.1331 of the IBCA and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the IBCA. Seller shall not, except with the prior written consent of the Company, voluntarily make any payment with respect to any demands for appraisals of capital stock of Seller, offer to settle or settle any demands or approve any withdrawal of any such demands.

   Section 1.7 Exchange of Certificates.

   (a) Exchange Agent. As of the Effective Time, the Company shall deposit, or shall cause to be deposited, with a bank or trust company designated by the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article I, through the Exchange Agent, certificates representing the shares of Company Common Stock (such certificates for shares of Company Common Stock, together with any dividends or distributions with respect thereto are referred to herein as the "Exchange Fund") issuable pursuant to Section 1.6 in exchange for outstanding Shares.

   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted into the right to receive shares of Company Common Stock pursuant to
Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Company Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Company Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Seller, a certificate representing the proper number of shares of Company Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a certificate representing the proper number of shares of Company Common Stock. Until surrendered as contemplated by this Section 1.7, each Certificate (other than Certificates representing Shares owned by the Company or any Company Subsidiary, and Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Company Common Stock and cash in lieu of any fractional shares of Company Common Stock as contemplated by Section 1.7(e).

   (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.7(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 1.7(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

   (d) No Further Rights in the Shares. All shares of Company Common Stock issued upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.7(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

   (e) No Fractional Shares. No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a shareholder of the Company. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the Average Trading Price. As soon as reasonably practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Company shall make available such amounts (without interest) to such holders of such fractional share interests.

   (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former shareholders of Seller for one (1) year after the Effective Time shall be delivered to the Company, upon demand, and any former shareholders of Seller who have not theretofore complied with this
Article I shall thereafter look only to the Company to claim their shares of Company Common Stock, any cash in lieu of fractional shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock, in each case without interest thereon, and subject to Section 1.7(g).

   (g) No Liability. Neither the Company nor the Seller shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a public official pursuant to any abandoned property, escheat or similar laws.

   (h) Withholding Rights. The Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by the Company.

   Section 1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of Seller shall be closed and there shall be no further registration of transfers of shares of Seller Common Stock thereafter on the records of Seller. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Seller Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Company for any reason shall be converted into shares of Company Common Stock in accordance with this Article I, subject to applicable law in the case of Dissenting Shares.

   Section 1.9 Adjustments for Dilution and Other Matters. If prior to the Effective Time, (i) Seller shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Seller Common Stock, or declare a dividend or make a distribution on the Seller Common Stock in any security convertible into Seller Common Stock, or (ii) the Company shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Company Common Stock or declare a dividend or make a distribution on the Company Common Stock in any security convertible into Company Common Stock, appropriate adjustment or adjustments will be made to the Exchange Rate determined pursuant to Section 1.6(b).

   Section 1.10 Company Common Stock. The shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and at the Effective Time, such shares shall remain issued and outstanding.

                                   ARTICLE II

                    Representations and Warranties of Seller

   Except as set forth in the Disclosure Schedule delivered by Seller to the Company prior to the execution of this Agreement (the "Seller Disclosure Schedule"), which shall identify exceptions by specific Section references, Seller hereby represents and warrants to the Company that:

   Section 2.1 Organization and Qualification; Subsidiaries.

   (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Each subsidiary of Seller ("Seller Subsidiary" or, collectively, "Seller Subsidiaries") is a federally chartered national bank or a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Seller and the Seller Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Seller Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC") and the Iowa Secretary of State, and neither Seller nor any Seller Subsidiary has received any notice of proceedings relating to the revocation or modification of any Seller Approvals, except in each case where the revocations or modifications, the failure to be so organized, existing and in good standing or to have such power, authority and Seller Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 2.1(d)) on Seller and Seller Subsidiaries, taken as a whole.

   (b) Seller and each Seller Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Seller or Seller Subsidiaries, taken as a whole.

   (c) A true and complete list of all of the Seller Subsidiaries, together with (i) the Seller's percentage ownership of each Seller Subsidiary and (ii) laws under which the Seller Subsidiary is incorporated is set forth on Annex A. Except as set forth on Annex A, Seller and/or one or more of the Seller Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock of each of the Seller Subsidiaries. Except for the subsidiaries set forth on Annex A, Seller does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 5% of the outstanding equity securities of such entity.

   (d) As used in this Agreement, the term "Material Adverse Effect" means, with respect to the Company or the Seller, as the case may be, any effect that
(i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries (as defined in Section 3.1(a)) taken as a whole or the Seller and Seller Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of the Company or Seller to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) compliance with the terms of, or the taking of actions contemplated by, this Agreement, (b) changes in laws and regulations or interpretations thereof that are generally applicable to the banking industry,
(c) changes in generally accepted accounting principles that are generally applicable to the banking industry, (d) reasonable expenses incurred in connection with the transactions contemplated hereby, and (e) changes attributable to or resulting from changes in general economic conditions affecting banks or their holding companies generally, including changes in the prevailing level of interest rates; provided, further, however, that none of the following shall be deemed (either alone or in combination ) to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect with respect to the
Seller: (a) any change in the market price or trading volume of the Seller's Common Stock; (b) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance agreements or other arrangements in existence as of the date of this Agreement; (c) the taking of any action by the Seller approved or consented to by the Company; or (d) any adverse event (including litigation, employee terminations or disruption of business relationships) directly caused by this Agreement and the transactions contemplated herein. Failure by the Seller to meet its revenue or income projections shall not be deemed in and of itself to be a Material Adverse Effect.

   (e) The minute books of the Seller and each of the Seller Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since January 1, 2001, of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

   Section 2.2 Articles of Incorporation and By-Laws. Seller has heretofore furnished to the Company a complete and correct copy of the Articles of Incorporation and the By-Laws, as amended or restated, of Seller ("Seller Articles" and "Seller By-Laws," respectively") and each Seller Subsidiary. Such Articles of Incorporation and By-Laws of Seller and each Seller Subsidiary are in full force and effect. Neither Seller nor any Seller Subsidiary is in violation in any material respect of any of the provisions of its Articles of Incorporation or By-Laws.

   Section 2.3 Capitalization. The authorized capital stock of Seller consists of 40,000,000 shares of Seller Common Stock. As of the date of this Agreement,
(i) 8,868,183.857 shares of Seller Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right of any Seller shareholder and (ii) 394,285 shares of Seller Common Stock are held in the treasury of Seller. There are no outstanding options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation voting agreements or arrangements, relating to the issued or unissued capital stock of Seller or any Seller Subsidiary or obligating Seller or any Seller Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Seller or any Seller Subsidiary. All shares of Seller Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and non-assessable. There are no obligations, contingent or otherwise, of Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of Seller Common Stock or the capital stock of any Seller Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Seller Subsidiary or any other entity, except for loan commitments and other funding obligations entered into in the ordinary course of business. Each of the outstanding shares of capital stock of each Seller Subsidiary are duly authorized, validly issued, fully paid and non-assessable, and not in violation of any preemptive rights of any Seller Subsidiary shareholder, and such shares owned by Seller or another Seller Subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations of Seller's voting rights, charges or other encumbrances of any nature whatsoever.

   Section 2.4 Authority. Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by Seller's shareholders in accordance with the IBCA and the Seller Articles and Seller By-Laws). The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, including without limitation Seller's Board of Directors, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by Seller's shareholders in accordance with the IBCA and the Seller Articles and Seller By-Laws). The action of Seller's Board of Directors has been taken in compliance with Article VII(b) of the Seller Articles. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of Seller and assuming due authorization, execution and delivery by Company, enforceable against Seller in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

   Section 2.5 No Conflict; Required Filings and Consents.

   (a) The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement and the transactions contemplated hereby by Seller shall not, (i) conflict with or violate the Seller Articles or Seller By-Laws or the Articles of Incorporation or By-Laws of any Seller Subsidiary,
(ii) conflict with or violate any domestic (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller or any Seller Subsidiary is a party or by which Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole. The Board of Directors of Seller has taken all actions necessary including approving the transactions contemplated herein to ensure that none of (A) the restrictions set forth in Section 490.1110 of the IBCA, and (B) the provisions set forth in
Article VII of the Seller Articles, do or will apply to the transactions contemplated herein.

   (b) The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky Laws"), the BHCA, the banking laws of the United States of America (the "USBL") and the filing and recordation of appropriate merger or other documents as required by the IBCA and the WBCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger or otherwise prevent Seller from performing its obligations under this Agreement, and would not have a Material Adverse Effect on Seller or Seller Subsidiaries, taken as a whole.

   Section 2.6 Compliance; Permits. Neither Seller nor any Seller Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller or any Seller Subsidiary is a party or by which Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Seller or Seller Subsidiaries, taken as a whole.

   Section 2.7 Securities and Banking Reports; Financial Statements.

   (a) Seller and each Seller Subsidiary have filed all forms, reports and documents required to be filed with (x) the Securities and Exchange Commission (the "SEC") since December 31, 2000, and as of the date of this Agreement has delivered to the Company (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, 1999 and 2000, respectively, (ii) all proxy statements relating to Seller's meetings of shareholders (whether annual or special) held since December 31, 1998, (iii) all Reports on Form 8-K filed by Seller with the SEC since December 31, 1998, (iv) all other reports or registration statements since December 31, 1998 and (v) all amendments and supplements to all such reports and registration statements filed by Seller with the SEC since December 31, 1998 (collectively, the "Seller SEC Reports") and (y) the OCC, the Federal Reserve Board, and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Seller SEC Reports as the "Seller Reports"). The Seller Reports, including all Seller Reports filed after the date of this Agreement, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Seller SEC Reports, including any Seller SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Seller and Seller Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount.

   (c) Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Seller included in the Seller's Form 10-K for the fiscal year ended December 31, 2000, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2000, and (iii) as set forth in Section 2.7 of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise due or to become due), that, either alone or when combined with all other undisclosed liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

   Section 2.8 Absence of Certain Changes or Events. Except as disclosed in the Seller SEC Reports filed prior to the date of this Agreement or set forth in
Section 2.8 of the Seller Disclosure Schedule, since December 31, 2000 to the date of this Agreement, Seller and the Seller Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2000, there has not been (i) any change in the financial condition, results of operations or business of Seller and any of the Seller Subsidiaries having a Material Adverse Effect on Seller or the Seller Subsidiaries, taken as a whole, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Seller or any of the Seller Subsidiaries having a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole, (iii) any change by Seller in its accounting methods, principles or practices having a material effect on Seller's financial statements, (iv) any revaluation by Seller of any material portion of its assets which has a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole, (v) except for regular quarterly cash dividends on Seller Common Stock with usual record and payment dates, to the date of this Agreement, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Seller Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Seller Subsidiary, (vi) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of January 1, 2001 (which amounts have been previously disclosed to Company), granted any severance or termination pay except in the ordinary course of business consistent with past practices, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year-end bonuses for fiscal 2000 or quarter-end bonuses for the quarter ended March 31, 2001 (which bonuses have been previously disclosed to the Company), (vii) suffered any strike, work stoppage, slow-down or other labor disturbance,
(viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (ix) had any union organizing activities.

   Section 2.9 Absence of Litigation.

   (a) Except as set forth in Section 2.9 of the Seller Disclosure Schedule, neither the Seller nor any of the Seller Subsidiaries is a party to any, and there are no pending or, to the Seller's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Seller or any of the Seller Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

   (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of the Seller Subsidiaries or the assets of the Seller or any of the Seller Subsidiaries which has had a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

   Section 2.10 Employee Benefit Plans.

   (a) Section 2.10(a) of the Seller Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other employment contracts or employment agreements, with respect to which Seller or any Seller Subsidiary has any obligation (collectively, the "Plans"). Seller has furnished or made available to the Company a complete and accurate copy of each Plan (or a description of the Plans, if the Plans are not in writing) and a complete and accurate copy of each material document prepared in connection with each such Plan, including, without limitation, and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) as applicable, the three (3) most recently filed IRS Forms 5500 and related schedules, (iv) as applicable, the most recently issued IRS determination letter for each such Plan and (v) as applicable, the three (3) most recently prepared actuarial and financial statements with respect to each such Plan.

   (b) Absence of Certain Types of Plans. Except as disclosed in the Seller Disclosure Schedule, no member of Seller's "controlled group," within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA ("Title IV Plan"). No Title IV Plan is a "multiemployer pension plan" as defined in
Section 3(37) of ERISA. Except as disclosed in the Seller

Disclosure Schedule, none of the Plans obligates Seller or any of the Seller Subsidiaries to pay material separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under
Section 280G of the Code. Except as disclosed in the Seller Disclosure Schedule, or as required by COBRA, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Seller or any of the Seller Subsidiaries. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

   (c) Compliance with Applicable Law. Except as disclosed in the Seller Disclosure Schedule, each Plan has been operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole. Seller and the Seller Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and Seller and the Seller Subsidiaries have no knowledge of any default or violation by any party to, any Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole. No legal action, suit or claim is pending or, to the knowledge of Seller or the Seller Subsidiaries, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, except as disclosed in the Seller Disclosure Schedule, to the knowledge of Seller or the Seller Subsidiaries, no fact or event exists that could reasonably be expected to give rise to any such action, suit or claim. Except as disclosed in the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary has incurred any material liability under Section 302 of ERISA or Section 412 of the Code that is currently due and that has not been satisfied in full and no condition exists that presents a material risk of incurring any such liability.

   (d) Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the
Code) has received a favorable determination letter from the IRS (as defined herein) that it is so qualified, and, except as disclosed in the Seller Disclosure Schedule, Seller is not aware of any fact or event that has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan. Except as disclosed on the Seller Disclosure Schedule, no trust maintained or contributed by the Seller or any of the Seller Subsidiaries is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

   (e) Absence of Certain Liabilities and Events. Except for matters disclosed in the Seller Disclosure Schedule, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan that is subject to ERISA, that would individually or in the aggregate have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole. Neither Seller nor any of the Seller Subsidiaries has incurred any liability for any excise tax arising under
Section 4972 or 4980B of the Code that would individually or in the aggregate have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole, and, to the knowledge of Seller or the Seller Subsidiaries, no fact or event exists that could reasonably be expected to give rise to any such liability.

   (f) Plan Contributions. All material contributions, premiums or payments required to be made prior to the Effective Time with respect to any Plan have been made on or before the Effective Time.

   (g) Employment Contracts. Except for employment, severance, consulting or other similar contracts with any employees, consultants, officers or directors of Seller or any of the Seller Subsidiaries disclosed in Section 2.10(g) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is a party to any such contracts. Neither Seller nor any Seller Subsidiary is a party to any collective bargaining agreements.

   (h) Effect of Agreement. Except as disclosed on the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in conjunction with another event, entitle any current or former employee of Seller or any Seller Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided herein, or accelerate the time of payment or vesting or increase the compensation due any such employee or former employee, in each case, except as expressly provided herein.

   Section 2.11 Registration Statement; Proxy Statement/Prospectus. The information supplied by Seller for inclusion in the Registration Statement (as hereinafter defined) shall not at the time the Registration Statement is declared effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Seller for inclusion in the proxy statement/prospectus to be sent to the shareholders of Seller in connection with the meeting of Seller's shareholders to consider the Merger (the "Seller Shareholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Seller Shareholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated herein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to Seller or any of its affiliates, officers or directors should be discovered by Seller which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Seller shall promptly inform the Company. The Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to any information about, or supplied or omitted by, the Company which is contained in any of the foregoing documents.

   Section 2.12 Title to Property. Seller and each of the Seller Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole; and all leases pursuant to which Seller or any of the Seller Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default by Seller or any Seller Subsidiary (or event which with notice or lapse of time, or both, would constitute a material default by Seller or any Seller Subsidiary and in respect of which the Seller or such Seller Subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of good standing, validity or effectiveness or default, individually or in the aggregate, would not have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole. Substantially all of Seller's and each of the Seller's Subsidiaries' buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

   Section 2.13 Environmental Matters. Except as set forth in Section 2.13 of the Seller Disclosure Schedule, Seller represents and warrants that to the Seller's knowledge: (i) each of the Seller, the Seller's Subsidiaries, properties owned or operated by the Seller or the Seller's Subsidiaries, and the Participation Facilities (each as hereinafter defined) are and have been in compliance with all applicable federal, state and local laws including common law, rules, guidance, regulations and ordinances and with all applicable decrees, orders, judgments, and contractual obligations relating to the environment, health, safety, natural resources, wildlife or "Hazardous Materials" which are hereinafter defined as chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum or other regulated substances or materials which are hazardous, toxic or otherwise harmful to health, safety, natural resources, or the environment ("Environmental Laws"), except for violations which, either individually or in the aggregate, would not have a Material Adverse Effect on Seller or Seller's Subsidiaries; (ii) during and prior to the period of (a) the Seller's or any of the Seller's Subsidiaries' ownership or operation of any of their respective current properties, or (b) the Seller's or any of the Seller's Subsidiaries' participation in the management of any Participation Facility, Hazardous Materials have not been generated, treated, stored, transported, released or disposed of in, on, under, above, from or affecting any such property, except where such release, generation, treatment, storage, transportation, or disposal would not have, either individually or in the aggregate, a Material Adverse Effect on the Seller or Seller's Subsidiaries; (iii) there is no asbestos or any material amount of ureaformaldehyde materials in or on any property owned or operated by Seller or Seller's Subsidiaries or any Participation Facility and no electrical transformers or capacitors, other than those owned by public utility companies, on any such properties contain any PCB's; (iv) there are no underground or aboveground storage tanks and there have never been any underground or aboveground storage tanks located on, in or under any properties currently or formerly owned or operated by the Seller or any of Seller's Subsidiaries or any Participation Facility; (v) neither Seller nor Seller's Subsidiaries have received any notice from any governmental agency or third party notifying the Seller or Seller's Subsidiaries of any Environmental Claim; (vi) and there are no circumstances with respect to any properties currently owned or operated by the Seller or any of Seller's Subsidiaries or any Participation Facility that could reasonably be anticipated (a) to form the basis for an Environmental Claim against Seller or Seller's Subsidiaries or any properties currently or formerly owned or operated by the Seller or any of Seller's Subsidiaries or any Participation Facility or (b) to cause any properties currently owned or operated by the Seller or any of Seller's Subsidiaries or any Participation Facility to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law or require notification to or consent of any Governmental Authority or third party pursuant to any Environmental Law.

   The following definitions apply for purposes of this Section 2.13: (a) "Participation Facility" means any facility in which the Seller or any of the Seller's Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (b) "Environmental Claims" shall mean any and all administrative, regulatory, judicial or private actions, suits, demands, demand letters, notices, claims, liens, notices of non-compliance or violation, investigations, allegations, injunctions or proceedings relating in any way to (i) any Environmental Law;
(ii) any Hazardous Material including without limitation any abatements, removal, remedial, corrective or other response action in connection with any Hazardous Material, Environmental Law or order of a Governmental Authority or
(iii) any actual or alleged damage, injury, threat or harm to health, safety, natural resources, wildlife, or the environment, which individually or in the aggregate would have a Material Adverse Effect on Seller or Seller's Subsidiaries; (c) "Governmental Authority" shall mean any applicable federal, state, regional, county or local person or body having governmental authority.

   Section 2.14 Absence of Agreements. Neither Seller nor any Seller Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of Seller or of any Seller Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Seller or any Seller Subsidiary may carry on its business (other than as may be required by Law or applicable regulatory authorities)), or in any manner relates to its capital adequacy, its credit policies or its management, except as disclosed in the Seller Disclosure Schedule, nor has Seller been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed by Seller in Section 2.14 of the Seller Disclosure Schedule.

   Section 2.15 Taxes. Seller and the Seller Subsidiaries have timely filed all material Tax Returns (as defined below) required to be filed by them, and Seller and the Seller Subsidiaries have timely paid and discharged all material Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns, except such as are being contested in good faith by appropriate proceedings and with respect to which Seller is maintaining reserves adequate for their payment. To the knowledge of Seller, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. For the purposes of this Section 2.15, references to the Seller and the Seller Subsidiaries include former subsidiaries of Seller for the periods during which any such corporations were owned, directly or indirectly, by Seller. Except as otherwise disclosed in the Seller's Disclosure Schedule, to the knowledge of the Seller, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes. Except as otherwise disclosed, neither Seller nor any of the Seller Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except as otherwise disclosed in the Seller Disclosure Schedule and except for statutory liens for current taxes not yet due, there are no material tax liens on any assets of Seller or any of the Seller Subsidiaries. Except as otherwise disclosed in the Seller Disclosure Schedule, neither Seller nor any of the Seller Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Material Adverse Effect on Seller or the Seller Subsidiaries, taken as a whole, after the Effective Time. Except as otherwise disclosed in the Seller Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist among Seller and the Seller Subsidiaries and no tax indemnities given by Seller or the Seller Subsidiaries in connection with a sale of stock or assets remain in effect. Neither the Seller nor any of the Seller Subsidiaries is required to include income either
(i) any amount in respect of any adjustment under Section 481 of the Code, or
(ii) any installment sale gain. Neither Seller nor any of the Seller Subsidiaries has made an election under Section 341(f) of the Code.

   Section 2.16 Insurance. Section 2.16 of the Seller Disclosure Schedule lists all material policies of insurance of Seller and the Seller Subsidiaries currently in effect. Neither Seller nor any of the Seller Subsidiaries has any material liability for unpaid premiums or premium adjustments not properly reflected on Seller's financial statements included in Seller's Report on Form 10-K for the fiscal year ended December 31, 2000.

   Section 2.17 Brokers. No broker, finder or investment banker (other than Hovde Financial LLC) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Prior to the date of this Agreement, Seller has furnished to the Company a complete and correct copy of all agreements between Seller and Hovde Financial LLC pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

   Section 2.18 Tax Matters. Neither Seller nor, to the Seller's knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

   Section 2.19 Material Adverse Effect. Since December 31, 2000, there has been no Material Adverse Effect on Seller or the Seller Subsidiaries, taken as a whole.

   Section 2.20 Material Contracts. Except as disclosed in the Seller Disclosure Schedule (which may reference other sections of such Schedule) and, except as included as exhibits in the Seller SEC Reports, neither the Seller nor any Seller Subsidiary is a party to or obligated under any contract, agreement or other instrument or understanding which is not terminable by Seller or the Seller Subsidiary without additional payment or penalty within 60 days and obligates Seller or any Seller Subsidiary for payments or other consideration with a value in excess of $100,000 (except for agreements or documents whereby Seller or a Seller Subsidiary is making loans or otherwise extending credit or making investments in the ordinary course of business consistent with past practices that pertain to Seller's or a Seller Subsidiary's primary businesses), or would require disclosure by Seller pursuant to item 601(b)(10) of Regulation S-K under the Exchange Act.

   Section 2.21 Opinion of Financial Advisor. Seller has received the written opinion of Hovde Financial LLC on the date of this Agreement to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by Seller's shareholders is fair to Seller's shareholders from a financial point of view, and Seller will promptly, after the date of this Agreement, deliver a copy of such opinion to the Company.

   Section 2.22 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Seller Common Stock are entitled to cast is the only vote of the holders of any class or series of Seller capital stock necessary to approve the Merger.

                                  ARTICLE III

                 Representations and Warranties of the Company

   Except as set forth in the Disclosure Schedule delivered by the Company to Seller prior to the execution of this Agreement (the "Company Disclosure Schedule"), which shall identify exceptions by specific Section references, the Company hereby represents and warrants to Seller that:

   Section 3.1 Organization and Qualification; Subsidiaries.

   (a) The Company is a company duly organized, validly existing and in active status under the laws of the State of Wisconsin and a registered bank holding company under the BHCA. Each subsidiary of the Company (a "Company Subsidiary" or, collectively, "Company Subsidiaries") is a bank, a corporation, a limited liability company, or another form of business entity duly organized, validly existing and in good standing under the laws of the state of its organization or the United States of America. Each of the Company and the Company Subsidiaries have the requisite power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Company Approvals") necessary to own, lease and operate their respective properties and to carry on their respective business as now being conducted, including appropriate authorizations from the Federal Reserve Board, the FDIC, the DFI or the OCC and neither Company nor any Company Subsidiary has received any notice of proceedings relating to the revocation or modification of any Company Approvals, except in each case where the revocations or modifications, the failure to be so organized, existing and in good standing or to have such power, authority, Company Approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

   (b) The Company and each Company Subsidiary is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

   (c) A true and complete list of all of the Company Subsidiaries as of February 28, 2001 is set forth in Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 ("Exhibit 21") previously delivered to Seller. The Company and/or one or more of the Company Subsidiaries owns beneficially and of record substantially all of the outstanding shares of capital stock or other equity interest of each of the Company Subsidiaries which is a "significant subsidiary" under Rule 12b-2 under the Exchange Act. Except for the Company Subsidiaries, set forth on said Exhibit 21, the Company did not as of February 28, 2001 directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business, other than in the ordinary course of business, which would be required to be disclosed on Exhibit 21.

   Section 3.2 Articles of Incorporation and By-Laws. The Company has previously furnished to Seller a complete and correct copy of the Company Articles and the Company By-laws. The Company Articles and Company By-laws are in full force and effect. The Company is not in violation of any of the provisions of the Company Articles or the Company By-laws. No Company Subsidiary is in violation of any of the provisions of its Articles of Incorporation or By-laws or other organizational documents which violation would have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

   Section 3.3 Capitalization.

   (a) The authorized capital stock of the Company consists of (i) 320,000,000 shares of Company Common Stock of which, as of December 31, 2000, 112,757,546 shares were issued and outstanding, 9,910,839 shares were held in treasury, 8,115,520 shares were reserved for issuance pursuant to outstanding employee stock options, and 3,844,228 shares were reserved for issuance pursuant to the exchange of the Company Preferred Stock (as defined below); (ii) 5,000,000 shares of Preferred Stock, $1.00 par value ("Company Preferred Stock"), of which 2,000,000 shares of Company Preferred Stock has been designated as Series A Convertible Preferred Stock ("Series A Preferred Stock") and 336,370 of which, as of December 31, 2000, were outstanding. All of the outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid and non-assessable, except pursuant to Section 180.0622(2)(b) of the WBCL (such section, including judicial interpretations thereof and Section 180.40(6), its predecessor statute, are referred to herein as "Section 180.0622(2)(b) of the WBCL"). Except as set forth in clauses (i)-(ii), above, as of the date of this Agreement there are no options, warrants or other rights, agreements, arrangements or commitments of any character, including, without limitation, voting agreements or arrangements, relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and non-assessable, except pursuant to Section 180.0622(2)(b) of the WBCL. Except as disclosed in the Company SEC Reports (as hereinafter defined), there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock.

   (b) The shares of Company Common Stock to be issued pursuant to the Merger will, upon issuance in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by Section 180.0622(2)(b) of the WBCL.

   Section 3.4 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including without limitation the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company and assuming the authorization, execution and delivery by the Seller, enforceable against the Company in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

   Section 3.5 No Conflict; Required Filings and Consents.

   (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company Articles or Company By-Laws or the Articles of Incorporation or By-Laws of any Company Subsidiary, (ii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or any of their respective properties is bound or affected, except in the case of clause (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

   (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, the USBL and the filing and recordation of appropriate merger or other documents as required by Wisconsin law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect on the Company or the Company Subsidiaries, taken as a whole.

   Section 3.6 Compliance; Permits. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Company Subsidiaries, taken as a whole.

   Section 3.7 Securities and Banking Reports; Financial Statements.

   (a) The Company and each Company Subsidiary have filed all forms, reports and documents required to be filed with (x) the SEC since December 31, 2000, and as of the date of this Agreement have delivered or made available to Seller, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, 1999 and 2000, respectively, (ii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since December 31, 1998, (iii) all Reports on Form 8-K filed by the Company with the SEC since December 31, 1998, (iv) all other reports or registration statements filed by the Company with the SEC since December 31, 1998, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since December 31, 1998 (collectively, the "Company SEC Reports") and (y) the OCC, the Federal Reserve Board, the DFI and any other applicable Federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Company SEC Reports as the "Company Reports"). The Company Reports, including all Company Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including any Company SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount.

   (c) Except (i) for those liabilities that are fully reflected or reserved against on the consolidated statement of condition of the Company included in the Company Form 10-K for the year ended December 31, 2000, (ii) for the liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2000, and (iii) as set forth in Section 3.7 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

   Section 3.8 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the Company Disclosure Schedule, since December 31, 2000 to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2000, there has not been (i) any change in the financial condition, results of operations or business of the Company or any of the Company Subsidiaries having a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of the Company Subsidiaries having a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, (iii) any change by the Company in its accounting methods, principles or practices, (iv) any revaluation by the Company of any of its assets in any respect, (v) to the date of this Agreement, any entry by the Company or any of the Company Subsidiaries into any commitment or transactions material to the Company and the Company Subsidiaries taken as a whole, (vi) except for repurchases pursuant to the Company's Common Stock repurchase program or for regular quarterly cash dividends of Company Common Stock with usual record and payment dates, to the date of this Agreement, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Company Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Company Subsidiary, (vii) suffered any strike, work stoppage, slow-down or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (ix) had any union organizing activities.

   Section 3.9 Absence of Litigation.

   (a) Except as set forth in Section 3.9 of the Company Disclosure Schedule or in the Company SEC Reports, neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of the Company Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company's Subsidiaries, taken as a whole.

   (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries which has had a Material Adverse Effect on the Company and the Company's Subsidiaries, taken as a whole.

   Section 3.10 Employee Benefit Plans.

   (a) Compliance with Applicable Laws. Each of the Company's "employee benefit plans" within the meaning of Section 3(3) of ERISA, for the benefit of employees of the Company and the Company Subsidiaries (the "Company Plans") has been operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Company Plans and all Company Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Company and the Company Subsidiaries have no knowledge of any default or violation by any party to, any Company Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. No legal action, suit or claim is pending or, to the knowledge of the Company or the Company Subsidiaries, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company or the Company Subsidiaries, no fact or event exists that could give rise to any such action, suit or claim.

   (b) Qualification of Certain Plans. Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the
Code) has received a favorable determination letter from the IRS (as defined herein) that it is so qualified, and the Company is not aware of any fact or event that has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any Company Plan or the exempt status of any such trust. No trust maintained or contributed to by the Company or any of the Company Subsidiaries is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

   (c) Absence of Certain Liabilities and Events. There have been no prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan. The Company and each of the Company Subsidiaries has not incurred any liability for any excise tax arising under
Section 4972 or 4980B of the Code and, to the knowledge of Company or the Company Subsidiaries, no fact or event exists that could give rise to any such liability.

   (d) Plan Contributions. All contributions, provisions or payments required to be made with respect to any Company Plan have been made on or before their due dates.

   Section 3.11 Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company for inclusion in the registration statement of the Company (the "Registration Statement") pursuant to which the shares of Company Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the Proxy Statement/Prospectus shall not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Seller's Shareholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company will promptly inform the Seller. The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about, or supplied or omitted by, Seller which is contained in any of the foregoing documents.

   Section 3.12 Title to Property. The Company and each of the Company Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole; and all leases pursuant to which the Company or any of the Company Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such subsidiary has not taken adequate steps to prevent such a default from occurring). Substantially all of the Company's and each of the Company Subsidiaries' buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

   Section 3.13 Environmental Matters. There is not pending and, to the Company's knowledge, there is not threatened, any litigation, action, or other proceeding related to a violation or alleged violation of any Environmental Laws by the Company or the Company Subsidiaries which could reasonably be expected to have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

   Section 3.14 Absence of Agreements. Neither the Company nor any of the Company Subsidiaries is a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Company or Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company or any Company Subsidiary may carry on its business (other than as may be required by Law or applicable regulatory authorities)), in any manner relates to its capital adequacy, its credit policies, or its management, except for those the existence of which has been disclosed to Seller prior to the date of this Agreement, nor has the Company been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed by the Company in Section 3.14 of the Company Disclosure Schedule.

   Section 3.15 Taxes. The Company and the Company Subsidiaries have timely filed all material Tax Returns (as defined below) required to be filed by them, and Company and the Company Subsidiaries have timely paid and discharged all material Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Seller is maintaining reserves adequate for their payment. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. For the purposes of this Section 3.15, references to the Company Subsidiaries include former subsidiaries of the Company for the periods during which any such subsidiaries were owned, directly or indirectly, by the Company. Except as otherwise disclosed in the Company Disclosure Schedule, to the knowledge of the Company, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes. Except as otherwise disclosed in the Company Disclosure Schedule, neither Company nor any of the Company's Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except as otherwise disclosed in the Company Disclosure Schedule, and except for statutory liens for current taxes not yet due, there are no material tax liens on any assets of Company or any of the Company Subsidiaries. Except as otherwise disclosed in the Company Disclosure Schedule, neither Company nor any of the Company Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Material Adverse Effect on Company and the Company Subsidiaries, taken as a whole, after the Effective Time. Except as otherwise disclosed in the Company Disclosure Schedule, no tax indemnities have been given by the Company or the Company Subsidiaries to third parties in connection with the sale of Company Common Stock or assets that remain in effect and are material to the Company and Company Subsidiaries, taken as a whole. Neither Company nor any of the Company Subsidiaries has made an election under Section 341(f) of the Code.

   Section 3.16 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

   Section 3.17 Tax Matters. Neither the Company nor, to the Company's knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

   Section 3.18 Material Adverse Effect. Since December 31, 2000 there has been no Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

                                   ARTICLE IV

                              Covenants of Seller

   Section 4.1 Affirmative Covenants. Seller hereby covenants and agrees with the Company that prior to the Effective Time, unless the prior written consent of the Company shall have been obtained and except as otherwise contemplated herein, it will and it will cause each Seller Subsidiary to:

     (a) operate its business in the usual, regular and ordinary course consistent with past practices;

     (b) use all reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

     (c) use all reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

     (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

     (e) use all reasonable efforts to perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

     (f) use all reasonable efforts to comply with and perform in all material respects all obligations and duties imposed upon it by all applicable Laws; and

     (g) use all reasonable efforts not to take any action or fail to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

   Section 4.2 Negative Covenants. Except as specifically contemplated by this Agreement, as set forth on Annex B and as set forth on Schedule 4.2(g), from the date of this Agreement until the Effective Time, Seller shall not do, or permit any Seller Subsidiary to do, without the prior written consent of the Company, any of the following:

     (a) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Seller or any Subsidiary of the Seller and one or more of its current or former directors, officers or employees ("Employee Changes"), except that Employee Changes for employees who are not directors or officers subject to Section 16 of the Exchange Act may be made in the ordinary course of business consistent with past practice or (ii) except for normal increases in the ordinary course of business consistent with past practice or, except as required by applicable law, increase in any manner the base salary, bonus incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

     (b) (i) except as provided below declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except for (A) regular quarterly cash dividends on Seller Common Stock with usual record and payment dates for such dividends with each such dividend at a rate per share of Seller Common Stock not in excess of $0.4 per share and (B) dividends by a Seller Subsidiary to Seller;

       (ii) declare or pay any dividends or make any distributions in any amount on Seller Common Stock in or with respect to the quarter in which the Effective Time shall occur and in which the shareholders of Seller Common Stock are entitled to receive dividends on the shares of Company Common Stock into which the shares of Seller Common Stock have been converted; provided that, it is the intent of this clause (ii) to provide that the holders of Seller Common Stock will receive either the payment of cash dividends on their shares of Seller Common Stock or the payment of cash dividends as the holders of shares of Company Common Stock received in exchange for the shares of Seller Common Stock pursuant to this Agreement for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a cash dividend as shareholders of Seller Common Stock and the payment of a cash dividend as the holders of shares of Company Common Stock received in exchange for the shares of Seller Common Stock pursuant to this Agreement; and if Seller does not declare and pay cash dividends in a particular calendar quarter because of Seller's reasonable expectation that the Effective Time was to have occurred in such calendar quarter wherein the holders of Seller Common Stock would have become entitled to receive cash dividends for such calendar quarter on the shares of Company Common Stock to have been exchanged for the shares of Seller Common Stock pursuant to this Agreement, and the Effective Time does not in fact occur in such calendar quarter, then, as a result thereof, Seller shall be entitled to declare and pay a cash dividend (within the limitations of this clause (ii)) on such shares of Seller Common Stock for such calendar quarter by the declaration and payment of such cash dividends as soon as reasonably practicable after the end of such calendar quarter;

     (c) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) subject to Section 4.4 hereof, merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock, of any corporation, bank or other business other than in the ordinary course of business and consistent with past practice; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

     (d) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of capital stock of Seller or any Seller Subsidiary (including shares held in treasury) or any rights, warrants or options to acquire, any such shares;

     (e) propose or adopt any amendments to its articles of incorporation or by-laws in any way adverse to the Company;

     (f) change in any material manner its methods of accounting in effect at December 31, 2000 or change in any material manner its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2000, except as may be required by Law or generally accepted accounting principles;

     (g) change in any material manner any lending, investment, liability management or other material policies concerning the business or operations of Seller or any of the Seller Subsidiaries, except as required by Law, including, without limitation: (i) acquire or sell any contracts for the purchase or sale of financial or other futures or any put or call options, or enter into any hedges or interest rate swaps relating to cash, securities, or any commodities or enter into any other derivative transaction except in the ordinary course of business consistent with past practice; (ii) sell, assign, transfer, pledge, mortgage or otherwise encumber, or permit any encumbrances to exist with respect to, any of its assets, except in the ordinary course of business consistent with past practice; (iii) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice; (iv) enter into any agreement with respect to any acquisition of a material amount of assets or securities or any discharge, waiver, satisfaction, release or relinquishment of any material contract rights, liens, encumbrances, debt or claims, not in the ordinary course of business and consistent with past practices; (v) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, which would restrict in any material respect the operations or business of Seller or any of the Seller Subsidiaries; or (vi) make any capital expenditure, except in the ordinary course and substantially consistent with the Seller's business plan provided to the Company; or

     (h) agree in writing or otherwise to do any of the foregoing.

   Section 4.3 Letter of Seller's Accountants. Seller shall use its reasonable efforts to cause to be delivered to the Company "comfort" letters of Ernst & Young, LLP, Seller's independent public accountants, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to the Company, in a form reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

   Section 4.4 No Solicitation of Transactions.

   (a) Seller shall immediately cease and cause to be terminated any existing discussions or negotiations relating to a Competing Proposal (as defined below), other than with respect to the Merger, with any parties conducted heretofore. Seller will not, directly or indirectly, and will instruct its directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers, advisors and other representatives (collectively, "Representatives") not to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action or facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal, or enter into or maintain discussions or negotiate with any person in furtherance of or relating to such inquiries or to obtain a Competing Proposal, or agree to or endorse any Competing Proposal, or authorize or permit any Representative of Seller or any of the Seller Subsidiaries to take any such action, and Seller shall use all reasonable efforts to cause the Representatives of Seller and the Seller Subsidiaries not to take any such action, and Seller shall promptly notify the Company if any such inquiries or proposals are made regarding a Competing Proposal, and Seller shall keep the Company informed, on a current basis, of the status and terms of any such proposals; provided, however, that prior to such time as the shareholders of Seller shall have adopted and approved this Agreement in accordance with the IBCA , nothing contained in this Section 4.4 shall prohibit the Board of Directors of Seller from (i), in connection with a Superior Competing Transaction (as defined below), furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide proposal to acquire Seller pursuant to a merger, consolidation, share exchange, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of Seller, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of Seller to comply with its fiduciary duties to shareholders imposed by Iowa law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, Seller provides written notice to the Company to the effect that is furnishing information to, or entering into discussions or negotiations with, such person, (C) prior to furnishing such information to such person, Seller receives from such person an executed confidentiality agreement, and (D) Seller keeps the Company informed, on a current basis, of the status and details of any such discussions or negotiations, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act.

   (b) For purposes of this Agreement, "Competing Proposal" shall mean any of the following involving Seller or any Seller Subsidiary: any inquiry proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of Seller and the Seller Subsidiaries taken as a whole, or 15% or more of any class of equity securities of Seller or any of the Seller Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more any class of equity securities of Seller or any of the Seller Subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller or any of the Seller Subsidiaries, other than the transactions contemplated by this Agreement.

   (c) For purposes of this Agreement "Superior Competing Transaction" shall mean any of the following involving Seller or any Seller Subsidiary: any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Seller Common Stock then outstanding or all or substantially all of the assets of Seller, and otherwise on terms which the Board of Directors of Seller determines in its good faith judgment (based on the opinion of a financial advisor of nationally recognized reputation) to be more favorable to its shareholders than the Merger and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of its Board of Directors, reasonably capable of being obtained by such third party.

   Section 4.5 Update Disclosure; Breaches.

   (a) From and after the date of this Agreement until the Effective Time, Seller shall update the Seller Disclosure Statement on a regular basis by written notice to the Company to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that (i) to the extent that any information that would be required to be included in an update under this Section 4.5(a) would have in the past been contained in internal reports prepared by Seller or any Seller Subsidiary in the ordinary course, such update may occur by delivery of such internal reports prepared in accordance with past practice, with appropriate steps taken by Seller to identify relevant information contained therein, and (ii) to the extent that updating required under this Section is unduly burdensome to Seller, Seller and the Company will use their reasonable efforts to develop alternate updating procedures using, wherever possible, existing reporting systems.

   (b) Seller shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Company and use its reasonable efforts to prevent or promptly remedy the same.

   Section 4.6 Affiliates; Tax Treatment. Within thirty (30) days after the date of this Agreement (a) Seller shall deliver to the Company a letter identifying all persons who are then "affiliates" of Seller, including, without limitation, all directors and executive officers of Seller, for purposes of Rule 145 promulgated under the Securities Act (each a "Seller Affiliate") and
(b) Seller shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws. Seller shall use its reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 4.6. Seller shall use its reasonable efforts to obtain from any person who becomes an affiliate of Seller after Seller's delivery of the letter referred to above, on or prior to the Effective Time, a written agreement, substantially in the form attached hereto as Exhibit 4.6 as soon as practicable after such person attains such status. Seller will use its reasonable efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

   Section 4.7 Delivery of Shareholder List. Seller shall arrange to have its transfer agent deliver to the Company or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the Seller shareholders, their holdings of stock as of the latest practicable date, and such other shareholder information as the Company may reasonably request.

   Section 4.8 Loan and Investment Policies. To the extent permitted by applicable law or regulations, Seller agrees to give the Company prior notice of any material change in its loan and investment policies and procedures designed to insure safe and sound banking practices. Seller agrees to use all reasonable efforts to communicate on a regular and reasonable basis with the Company regarding its loan and investment activity prior to the Effective Time. The Seller and the Company agree to use their reasonable efforts to develop a plan for such communications.

   Section 4.9 Access and Information. Seller will give the Company and its representatives, employees, counsel and accountants reasonable access to the properties, books and records of the Seller and any other information relating to Seller that is reasonably requested by the Company for purpose of permitting the Company, among other things, to: (a) verify the accuracy of the representations and warranties of Seller contained in this Agreement, (b) confirm compliance by Seller with the terms of this Agreement, and (c) prepare for the consummation of the transactions contemplated by the Agreement. The parties hereto acknowledge and agree that any investigation by the Company pursuant to this Section 4.9 shall not unreasonably interfere with the business and operations of Seller. The Company shall not, without the consent of Seller contact any customers or key employees of Seller. If the Merger contemplated hereby is not consummated, the Company shall maintain in confidentiality all non-public and all proprietary information acquired by the Company from the Seller in connection with its due diligence review.

   Section 4.10 Confidentiality Letter. Seller agrees that the Confidentiality Letter entered into between the Company and the Seller on July 15, 1999 shall remain in full force and effect and binding upon the Seller and shall survive termination of this Agreement.

   Section 4.11 Employment Agreements. Seller will use all reasonable efforts to cause the employees listed on Schedule 4.11 of the Seller Disclosure Schedule to enter into employment agreements or, as applicable, amendments to their employment agreements in the form set forth as Exhibit 4.11 hereof.

                                   ARTICLE V

                            Covenants of the Company

   Section 5.1 Affirmative Covenants. The Company hereby covenants and agrees with Seller that prior to the Effective Time, unless the prior written consent of Seller shall have been obtained and except as otherwise contemplated herein, it will:

     (a) maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as used in the Company's financial statements applied on a consistent basis;

     (b) conduct its business in a manner that does not violate any Law, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole; and

     (c) perform in all material respects all obligations required to be performed by it under all material contracts, leases and documents relating to or affecting the Company or any Company Subsidiary and their respective business, assets and properties, except to the extent nonperformance of such obligations would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

   Section 5.2 Negative Covenants. Except as set forth in Section 5.2 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall not, or agree to commit to, or permit any Company Subsidiaries to, without the prior written consent of Seller, (a) propose or adopt any amendments to its Articles of Incorporation or By-laws in a manner which would adversely affect in any manner the terms of the Company Common Stock or the ability of Company to consummate the transactions contemplated hereby, or agree in writing to do any of the foregoing; provided, however, that any such amendment to the Company Articles to increase the authorized number of shares of Company Common Stock shall not be deemed to have such an adverse effect; (b) take any action that would adversely effect or delay the ability of the Company to (i) obtain the necessary approvals of any applicable regulatory authority required for the transactions contemplated hereby, (ii) perform its covenants or agreements under this Agreement, or (iii) consummate the transactions contemplated hereby; or (c) take any action in violation of Regulation M under the Exchange Act.

   Section 5.3 Update Disclosure.
   (a) From and after the date of this Agreement until the Effective Time, Company shall update the Company Disclosure Statement on a regular basis by written notice to the Seller to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided, that (i) to the extent that any information that would be required to be included in an update under this Section 5.3 would have in the past been contained in internal reports prepared by the Company or any Company Subsidiary in the ordinary course, such update may occur by delivery of such internal reports prepared in accordance with past practice, with appropriate steps taken by the Company to identify relevant information contained therein, and (ii) to the extent that updating required under this Section 5.3 is unduly burdensome to the Company, the Company and the Seller will use their reasonable efforts to develop alternate updating procedures using, wherever possible, existing reporting systems.

   (b) The Company shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Seller and use its best efforts to prevent or promptly remedy the same.

   Section 5.4 Breaches. The Company shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Seller and use its best efforts to prevent or promptly remedy the same.

   Section 5.5 Stock Exchange Listing. The Company shall cause the shares of Company Common Stock to be issued in the Merger to be approved for listing on the NYSE (subject to official notice of issuance) prior to the Effective Time.

   Section 5.6 Tax Treatment. The Company will use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

   Section 5.7 Confidentiality Letter. The Company agrees that the Confidentiality Letter entered into between the Company and the Seller on July 15, 1999 shall remain in full force and effect and binding upon the Company and shall survive termination of this Agreement.

                                   ARTICLE VI

                             Additional Agreements

   Section 6.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Seller and the Company shall prepare and file with the SEC the Proxy Statement/Prospectus and registration statement on Form S-4 promulgated under the Securities Act and the Exchange Act (or on such other form as shall be appropriate) relating to the approval of the Merger by the shareholders of Seller and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of Seller in favor of the Merger; provided, however, that in connection with the Seller's Board of Directors' recommendation to the Seller's Shareholders in favor of a Superior Competing Transaction (as defined in Section 4.4), the Board of Directors of Seller may, at any time prior to such time as the shareholders of Seller shall have adopted and approved this Agreement and the Merger in accordance with the IBCA, withdraw, modify or change any such recommendation to the extent Board of Directors of Seller determines in good faith, after consultation with and based upon the advice of independent legal counsel, that the failure to so withdraw, modify or change its recommendation would cause the Board of Directors of Seller to breach its fiduciary duties to Seller's shareholders under applicable Law.

   Section 6.2 Meeting of Seller's Shareholders. Seller shall promptly after the date of this Agreement take all action necessary in accordance with the IBCA and the Seller Articles and the Seller By-Laws to convene the Seller Shareholders' Meeting. Seller shall use all reasonable efforts to solicit from shareholders of Seller proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the IBCA to approve the Merger, unless the Board of Directors of Seller shall have determined in good faith based on advice of counsel that such actions would violate its fiduciary duty to Seller's Shareholders under applicable Law.

   Section 6.3 Appropriate Action; Consents; Filings. Seller and the Company shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) required in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby, including, without limitation, the Merger, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the BHCA, the USBL and any other applicable federal or state banking laws and (C) any other applicable Law; provided that, the Company and Seller shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Seller and the Company shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

   Section 6.4 Directors' and Officers' Indemnification and Insurance.

   (a) By virtue of the occurrence of the Merger, the Company shall from and after the Effective Time succeed to Seller's obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Seller and the Seller Subsidiaries as provided in the Seller Articles, Seller By-Laws, indemnification agreements of Seller or the Seller Subsidiaries or otherwise in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time.
Section 6.4 of the Seller Disclosure Schedule contains a complete list of all indemnification arrangements to which Seller is a party to on the date of this Agreement. Seller agrees not to amend or enter into new arrangements or agreements from and after the date hereof.

   (b) From and after the Effective Time, the Company agrees to maintain an insurance policy for directors' and officers' liabilities for all present and former directors and officers of Seller covered by Seller's current insurance policies on the date of this Agreement for a period of six years from and after the Effective Time with terms (including coverage limits) not less advantageous as currently in effect on the date of this Agreement with respect to acts, omissions and other matters occurring prior to the Effective Time.

   (c) The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Seller or any Seller Subsidiary (the "Indemnified Parties") and his or her heirs and representatives against the Company and its successor and assigns.

   Section 6.5 Notification of Certain Matters. Seller shall give prompt notice to the Company, and the Company shall give prompt notice to Seller, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of Seller or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   Section 6.6 Public Announcements. The Company and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law, including disclosures required under the federal securities laws.

   Section 6.7 Customer Retention. To the extent permitted by law or applicable regulation, Seller shall use all reasonable efforts to assist the Company and cooperate with the Company in all reasonable efforts to retain Seller's customers for the Surviving Corporation; provided, however, Seller shall not be required to take any action which Seller in good faith believes is reasonably likely to disrupt its existing customer relationships or practices or procedures.

   Section 6.8 Expenses.

   (a) All Expenses (as defined below) incurred by the Company and Seller shall be borne solely and entirely by the party which has incurred the same, except that the parties shall share equally in the expense of printing and filing the Registration Statement and the Proxy Statement/Prospectus and all SEC, NYSE and other regulatory filing fees incurred in connection herewith.

   (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

   Section 6.9 Employee Benefit Matters. Annex B sets forth certain agreements with respect to Seller's employee benefit matters.

                                  ARTICLE VII

                              Conditions of Merger

   Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of the Company or Seller, threatened by the SEC. The Company shall have received all other Federal or state securities permits and other authorizations necessary to issue Company Common Stock in exchange for Seller Common Stock and to consummate the Merger.

     (b) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of Seller.

     (c) Federal Reserve Board. The Merger shall have been approved by the Federal Reserve Board, which approval shall not contain any materially burdensome condition that would significantly adversely affect the Company, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired.

     (d) No Order. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

     (e) NYSE Listing. The shares of Company Common Stock to be issued at the Effective Time shall have been authorized for listing on the NYSE subject to official notice of issuance.

   Section 7.2 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement, without giving effect to any update to the Seller Disclosure Schedule or notice to the Company under
  Section 4.5 or 6.5, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Seller. Company shall have received a certificate signed on behalf of the Seller by the Chief Executive Officer and the Chief Financial Officer of the Seller to the foregoing effect.

     (b) Agreements and Covenants. The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

     (c) Consents Obtained. All Seller Approvals and all filings required to be made by Seller for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Seller, except when the failure to obtain any Seller Approvals required to be obtained or filings required to be made would not have a Material Adverse Effect on the Seller and Seller Subsidiaries, taken as a whole.

     (d) No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency or any other person (i) challenging or seeking material damages in connection with, the Merger or the conversion of Seller Common Stock into Company Common Stock pursuant to the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of Seller, which in either case is reasonably likely to have a Material Adverse Effect on either Seller and the Seller Subsidiaries, taken as a whole, or the Company and the Company Subsidiaries, taken as a whole.

     (e) Tax Opinion. An opinion of Godfrey & Kahn, S.C., independent counsel to the Company, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and accordingly that no gain or loss will be recognized by Seller as a result of the Merger. In rendering such opinion, Godfrey & Kahn may require and rely upon representations and covenants contained in certificates of officers of the Company, the Seller and others.

     (f) Opinion of Counsel. The Company shall have received from Maslon Edelman Borman & Brand, LLP or other independent counsel for Seller reasonably satisfactory to the Company, an opinion dated the Effective Time, in form and substance reasonably satisfactory to the Company, covering the matters set forth in Annex C hereto, which opinion shall be based on such assumptions and containing such qualifications and limitations as are appropriate and reasonably satisfactory to the Company.

     (g) Comfort Letters. The Company shall have received from Ernst & Young, LLP the "comfort" letters referred to in Section 4.3.

     (h) Affiliate Agreements. The Company shall have received from each person who is identified in the affiliate letter as an "affiliate" of Seller a signed affiliate agreement in the form attached hereto as Exhibit 4.6.

     (i) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of any regulatory approval, imposes any condition or restriction upon the Company or Seller or their respective subsidiaries (or the Surviving Corporation or its subsidiaries after the Effective Time), requiring the disposition of more than 10% of Seller's deposits and/or loans (as of March 31, 2001) or would otherwise reasonably be expected to have a Material Adverse Effect on either Seller and the Seller Subsidiaries taken as a whole or the Company and the Company Subsidiaries taken as a whole.

     (j) No Material Adverse Changes. Since the date of the Agreement, there has not been any change in the financial condition, results of operations or business of the Seller and the Seller Subsidiaries, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect on the Seller and the Seller Subsidiaries taken as a whole. The Company shall have received a certificate of the President and the Chief Financial Officer of the Company to that effect.

     (k) Seller Expenses. Seller shall have delivered to the Company evidence in form reasonably satisfactory to the Company that all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Seller and its affiliates) incurred by the Seller or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the Registration Statement and the Proxy Statement/Prospectus and all SEC and other regulatory filings, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby are not in excess of $5,000,000.00.

     (l) Seller shall own 100% of the outstanding capital stock of each Seller Subsidiary.

   Section 7.3 Additional Conditions to Obligations of Seller. The obligation of Seller to effect the Merger is also subject to the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement, without giving effect to any notice to Seller under Section 5.4 or 6.5, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time, as though made on and as of the Effective Time; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Company. The Seller shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

     (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to obtain any consents, waivers, approvals, authorizations or orders required to be obtained or any filings required to be made would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

     (d) Tax Opinion. The Seller shall have received an opinion of Maslon Edelman Borman & Brand, LLP, in form and substance reasonably satisfactory to the Seller, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, for federal income tax purposes:

       (i) No gain or loss will be recognized by the Seller as a result of the Merger;

       (ii) No gain or loss will be recognized by the shareholders of the Seller who exchange their Seller Common Stock for Company Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Company Common Stock); and

       (iii) The aggregate tax basis of the Company Common Stock received by shareholders who exchange their Seller Common Stock for Company Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Seller Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

In rendering such opinion, the Seller's Counsel may require and rely upon representations and covenants contained in certificates of officers of Company, the Seller and others.

     (e) Opinion of Counsel. Seller shall have received from Godfrey & Kahn, S.C., or other independent counsel for the Company reasonably satisfactory to Seller, opinions dated the Effective Time, in form and substance reasonably satisfactory to Seller, covering the matters set forth in Annex D hereto, which opinion shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to Seller.

     (f) No Material Adverse Changes. Since the date of the Agreement, there has not been any change in the financial condition, results of operations or business of the Company and the Company Subsidiaries, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. The Seller shall have received a certificate of the President and the Chief Financial Officer of the Company to that effect.

                                  ARTICLE VIII

                       Termination, Amendment and Waiver

   Section 8.1 Termination.

   (a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Seller:

     (i) by mutual consent of the Company and Seller by a vote of majority of the members of the entire Board of Directors of both the Company and Seller;

     (ii) by Seller or the Company (A) if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement on the part of Seller, on the one hand, or the Company, on the other hand, respectively, set forth in this Agreement, or
  (B) if any representation or warranty of Seller, on the one hand, or the Company, on the other hand, respectively, shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect), in either case which breach or other condition has not been cured within 30 business days following receipt by the nonterminating party of notice of such breach or other condition, or which breach by its nature, cannot be cured prior to Closing; provided, however, neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(a)(ii) unless the breach of any representation or warranty (but not breaches of covenants or agreements), together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by the Seller) or Section 7.3(a) (in the case of a breach of representation or warranty by the Company); provided, further, this Agreement may not be terminated pursuant to this clause (ii) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect;

     (iii) by either the Company or Seller if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

     (iv) by either the Company or Seller if the Merger shall not have been consummated by December 31, 2001, for a reason other than the failure of the party seeking termination to comply with its obligations under this Agreement;

     (v) by either the Company or Seller if the Federal Reserve Board has denied approval of the Merger, and neither the Company nor Seller has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law;

     (vi) by either the Company or the Seller, if at the Seller Shareholders' Meeting, this Agreement and the transactions contemplated hereby shall fail to receive the requisite vote for approval and adoption by the Seller's Shareholders;

     (vii) by the Company, if there shall exist a proposal for a Superior Competing Transaction with respect to the Seller and the Board of Directors of the Seller have withdrawn or modified in a manner adverse to the Company its approval and recommendation of this Agreement or its approval of the Merger or any other transaction contemplated hereby or if the Board of Directors of the Seller shall have approved or recommended such Superior Competing Transaction; or

     (viii) by the Company if any person or persons holding in the aggregate 10% or more of the outstanding Seller Common Stock deliver a notice or notices of intent to demand payment in accordance with Section 490.1321 of the IBCA.

   Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and all rights and obligations of any party hereto shall cease except: (i) as set forth in Section 9.1 of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement or shall restrict either party's rights in the case thereof.

   Section 8.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of Seller, no amendment may made which would reduce the amount or change the type of consideration into which each Share shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

   Section 8.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent other failure.

                                   ARTICLE IX

                               General Provisions

   Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Article VIII, except that the agreements set forth in Article I and Sections
6.4 and 6.6 shall survive the Effective Time indefinitely and those set forth in Sections 4.10, 5.7, 8.2 and Article IX hereof shall survive termination indefinitely.

   Section 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or telecopied (with confirmation) to the parties at the following addresses or telecopy numbers, as the case may be (or at such other address or telecopy number for a party as shall be specified by like changes of address or telecopy number) and shall be effective upon receipt:

     (a) If to the Company:

       Marshall & Ilsley Corporation
       770 North Water Street
       Milwaukee, Wisconsin 53202
       Attention: Michael A. Hatfield
       Facsimile: (414) 765-7899

     With a copy to:

       Godfrey & Kahn, S.C.
       780 North Water Street
       Milwaukee, Wisconsin 53202
       Attention: Randall J. Erickson
       Facsimile: (414) 273-5198

     (b) If to Seller:

       National City Bancorporation
       651 Nicollet Mall
       Minneapolis, Minnesota 55402-1611
       Attention: Thomas J. Freed
       Facsimile: (612)

     With a copy to:

       Maslon Edelman Borman & Brand
       3300 Wells Fargo Center
       90 South Seventh Street
       Minneapolis, Minnesota 55402-4140
       Attention: Joseph Alexander
       Facsimile: (612) 672-8397

   Section 9.3 Certain Definitions. For purposes of this Agreement, the term:

   (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which any person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

   (b) "business day" means any day other than a day on which banks in Wisconsin are required or authorized to be closed;

   (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

   (d) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act); and

   (e) "subsidiary" or "subsidiaries" of Seller, the Company, the Surviving Corporation, or any other person, means any corporation, partnership, joint venture or other legal entity of which Seller, the Corporation, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

   Section 9.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

   Section 9.6 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

   Section 9.7 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that the Company may assign all or any of its rights hereunder and thereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

   Section 9.8 Parties in Interest. This Agreement (including Annex B hereto) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.4 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

   Section 9.9 Governing Law. Except to the extent that the laws of the State of Iowa are mandatorily applicable to the matters arising under or in connection with this Agreement, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of choice of law or conflicts of law.

   Section 9.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   Section 9.11 Time is of the Essence. Time is of the essence of this Agreement.

   Section 9.12 Specific Performance. The parties hereto acknowledge that monetary damages would not be a sufficient remedy for breach of this Agreement. Therefore, upon breach of this Agreement by any party, the aggrieved party may proceed to protect its rights and enforce this Agreement by suit in equity, action at law or other appropriate proceeding, including an action for the specific performance of any provision herein or any other remedy granted by law, equity or otherwise. Any action for specific performance hereunder shall not be deemed exclusive and may also include claims for monetary damages as may be warranted under the circumstances. The prevailing party in any such suit, action or other proceeding arising out of or related to this Agreement shall be entitled to recover its costs, including attorney's fees, incurred in such suit, action or other proceeding.

   IN WITNESS WHEREOF, the Company and Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          NATIONAL CITY BANCORPORATION

                                                  /s/ David L. Andreas
                                          By: _________________________________
                                                     David L. Andreas
                                               President and Chief Executive
                                                          Officer

                                          MARSHALL & ILSLEY CORPORATION

                                                  /s/ James B. Wigdale
                                          By___________________________________
                                                     James B. Wigdale
                                              Chairman of the Board and Chief
                                                     Executive Officer

   36   (Exhibit 1.1 is included as Appendix B to the Proxy
        Statement/Prospectus.)

                                  EXHIBlT 4.6

                                AFFILIATE LETTER






Gentlemen:

   I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of National City Bancorporation, an Iowa corporation ("Seller"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulation (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of April 30, 2001 (the "Agreement"), among Marshall & Ilsley Corporation, a Wisconsin corporation ("the Company"), and Seller, Seller will be merged with and into the Company (the "Merger").

   As a result of the Merger, I may receive shares of capital stock of Company Common Stock, par value $1.00 per share (the "Company Securities"). I would receive such shares in exchange for, respectively, shares owned by me of Seller Common Stock, par value $1.25 per share (the "Seller Securities").

   I represent, warrant and covenant to Company that in the event I receive any Company Securities as a result of the Merger:

     A. I shall not make any sale, transfer or other disposition of the Company Securities in violation of the Act or the Rules and Regulations.

     B. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Company Securities to the extent I felt necessary, with my counsel or counsel for Seller.

     C. I have been advised that the issuance of Company Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the shareholders of Seller, I may be deemed to have been an affiliate of Seller and the distribution by me of the Company Securities has not been registered under the Act, and that I may not sell, transfer or otherwise dispose of Company Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act; (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to the Company, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     D. I understand that the Company is under no obligation to register the sale, transfer or other disposition of the Company Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

     E. I also understand that stop transfer instructions will be given to the Company's transfer agents with respect to the Company Securities and that there will be placed on the certificates for the Company Securities issued to me, or any substitutions therefor, a legend stating in substance:

   "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH

THE TERMS OF AN AGREEMENT DATED        BETWEEN THE REGISTERED HOLDER HEREOF AND
THE COMPANY, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY."

     F. I also understand that unless the transfer by me of my Company Securities has been registered under the Act or is a sale made in conformity with the Provisions of Rule 145, the Company reserves the right to put the following legend on the certificates issued to my transferee:

   "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

   It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to the Company a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Act.

                                          Very truly yours,

                                          _____________________________
                                          Name:

Accepted this  day of
    , 2001 by

MARSHALL & ILSLEY CORPORATION

By:
Name:
Title:

                                                                      Appendix B

                                 PLAN OF MERGER
                                    merging
                          NATIONAL CITY BANCORPORATION
                             (an Iowa corporation)
                                 with and into
                         MARSHALL & ILSLEY CORPORATION
                           (a Wisconsin corporation)

                                   Background

   Marshall & Ilsley Corporation, a Wisconsin corporation (the "Company") and National City Bancorporation, an Iowa corporation (the "Seller"), are parties to an Agreement and Plan of Merger dated as of April 30, 2001 (the "Merger Agreement"), providing for the merger of the Seller with and into the Company (the "Merger") upon the terms and conditions set forth in this Plan of Merger and pursuant to the Iowa Business Corporation Act (the "IBCA") and the Wisconsin Business Corporation Law (the "WBCL"). The Company and the Seller are sometimes hereinafter together referred to as the "Constituent Corporations." Terms used herein that are not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

                              Terms and Conditions

   1. Merger. The Constituent Corporations shall effect the Merger upon the terms and subject to the conditions set forth in this Plan of Merger.

   1.1 The Merger. Upon the terms and subject to the conditions set forth in this Plan of Merger, and in accordance with the IBCA, the WBCL and the Merger Agreement, at the Effective Time (as defined in Section 1.2) Seller shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Seller shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

   1.2 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII of the Merger Agreement, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Iowa (the "Iowa Secretary of State") and the Department of Financial Institutions of the State of Wisconsin (the "DFI"), in such form as required by, and executed in accordance with the relevant provisions of, the IBCA and the WBCL (the date and time of such filing is referred to herein as the "Effective Time").

   1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the Merger Agreement and the applicable provisions of the IBCA and the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and the Seller shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Seller shall become the debts, liabilities and duties of the Surviving Corporation.

   1.4 Articles of Incorporation; By-Laws. At the Effective Time, the Articles of Incorporation, as amended, of the Company (the "Company Articles") and the By-Laws, as amended, of the Company (the "Company By-Laws"), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

   1.5 Directors and Officers. At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and to be assigned to the class previously assigned. At the Effective Time, the officers of the Company immediately prior to the Effective Time, shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

   1.6 Conversion of Securities; Dissenting Shares. Subject to Section 1.7(e) regarding fractional shares, at the Effective Time, by virtue of the Merger and without action on the part of the Company, the Seller or the holder of the following securities:

     (a) Each share of common stock, par value $1.25 per share, of Seller ("Seller Common Stock") issued and outstanding immediately prior to the Effective Time (all shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time being referred to herein as the "Shares"), other than Shares held in the treasury of Seller or owned by the Company and any Company Subsidiary for its own account and other than Dissenting Shares (as defined in Section 1.6(e)), shall be converted in accordance with Section 1.7, into the right to receive shares of common stock, par value $1.00 per share, of the Company ("Company Common Stock") having a value of $29.50 (subject to adjustment in accordance with Section 1.6(b), below). All such shares of Seller Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing shares of Company Common Stock into which such Seller Common Stock shall have been converted. Certificates previously representing shares of Seller Common Stock shall be exchanged for certificates representing whole shares of Company Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 1.7, without interest. No fractional share of Company Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to
  Section 1.7.

     (b) The number of shares of Company Common Stock that each Share shall have the right to receive in accordance with Section 1.6(a) above shall equal $29.50 divided by the Average Trading Price of the Company Common Stock (rounded to the nearest one-hundred thousandth); provided, however, that if the number of shares as so calculated (1) is greater than 0.65556, such number shall be reduced to 0.65556, or (2) is less than 0.53636, such number shall be increased to 0.53636 (the exchange rate, as adjusted if applicable, is hereinafter referred to as the "Exchange Rate"). The "Average Trading Price" of the Company Common Stock shall be the average of the average high and low sale price per share of the Company Common Stock on the New York Stock Exchange (the "NYSE") as reported in the Midwest Edition of The Wall Street Journal for the twenty (20) trading days ending on and including the third trading day preceding the Effective Time. The Company agrees that all of its purchases of Company Common Stock shall be in accordance with Regulation M under the Exchange Act.

     (c) Each Share held by the Seller as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof into Company Common Stock or payment therefor.

     (d) Each Share held by the Company and any Company Subsidiary for its own account shall be canceled and extinguished without conversion thereof into Company Common Stock or payment therefor.

     (e) Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have validly exercised dissenter's rights available under Sections 490.1301 to 490.1331 of the IBCA (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive Company Common Stock in accordance with this Section 1.6, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the IBCA. Dissenting Shares shall be treated in accordance with Division XIII of the IBCA, if and to the extent applicable. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to dissent, such holder's Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, Company Common Stock in accordance with this Section 1.6, without any interest thereon. Seller shall give the Company (a) prompt notice of each and every notice of a shareholder's intent to demand payment for the shareholder's Shares, attempted withdrawals of such demands, and any other instruments served pursuant to the IBCA and received by the Seller relating to rights to be paid the "fair value" of Dissenting Shares, as provided in Sections 490.1301 to 490.1331 of the IBCA and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the IBCA. Seller shall not, except with the prior written consent of the Company, voluntarily make any payment with respect to any demands for appraisals of capital stock of Seller, offer to settle or settle any demands or approve any withdrawal of any such demands.

   1.7 Exchange of Certificates.

      (a) Exchange Agent. As of the Effective Time, the Company shall deposit, or shall cause to be deposited, with a bank or trust company designated by the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Section 1, through the Exchange Agent, certificates representing the shares of Company Common Stock (such certificates for shares of Company Common Stock, together with any dividends or distributions with respect thereto are referred to herein as the "Exchange Fund") issuable pursuant to Section 1.6 in exchange for outstanding Shares.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted into the right to receive shares of Company Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Company Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Company Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 1 (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Seller, a certificate representing the proper number of shares of Company Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a certificate representing the proper number of shares of Company Common Stock. Until surrendered as contemplated by this Section 1.7, each Certificate (other than Certificates representing Shares owned by the Company or any Company Subsidiary, and Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Company Common Stock and cash in lieu of any fractional shares of Company Common Stock as contemplated by Section 1.7(e).

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
  Section 1.7(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 1.7(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

     (d) No Further Rights in the Shares. All shares of Company Common Stock issued upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.7(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

     (e) No Fractional Shares. No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a shareholder of the Company. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the Average Trading Price. As soon as reasonably practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Company shall make available such amounts (without interest) to such holders of such fractional share interests.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former shareholders of Seller for one (1) year after the Effective Time shall be delivered to the Company, upon demand, and any former shareholders of Seller who have not theretofore complied with this Section 1 shall thereafter look only to the Company to claim their shares of Company Common Stock, any cash in lieu of fractional shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock, in each case without interest thereon, and subject to
  Section 1.7(g).

     (g) No Liability. Neither the Company nor the Seller shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a public official pursuant to any abandoned property, escheat or similar laws.

     (h) Withholding Rights. The Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by the Company.

   1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of Seller shall be closed and there shall be no further registration of transfers of shares of Seller Common Stock thereafter on the records of Seller. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Seller Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Company for any reason shall be converted into shares of Company Common Stock in accordance with this
Section 1, subject to applicable law in the case of Dissenting Shares.

   1.9 Adjustments for Dilution and Other Matters. If prior to the Effective Time, (i) Seller shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Seller Common Stock, or declare a dividend or make a distribution on the Seller Common Stock in any security convertible into Seller Common Stock, or (ii) the Company shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Company Common Stock or declare a dividend or make a distribution on the Company Common Stock in any security convertible into Company Common Stock, appropriate adjustment or adjustments will be made to the Exchange Rate determined pursuant to Section 1.6(b).

   1.10 Company Common Stock. The shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and at the Effective Time, such shares shall remain issued and outstanding.

   2. Termination. This Plan of Merger may be terminated at any time on or before the Effective Time by agreement of the Boards of Directors of the Constituent Corporations. This Plan of Merger shall be automatically terminated if the Merger Agreement is terminated in accordance with the terms thereof.

                                                                     Appendix C

April 30, 200l

Board of Directors
National City Bancorporation
651 Nicollet Mall
5th Floor
Minneapolis, MN 55402-1611

Dear Members of the Board:

   We understand that National City Bancorporation ("National City"), an Iowa corporation, and Marshall & Ilsley Corporation ("M&I"), a Wisconsin corporation, have entered into an Agreement and Plan of Merger (the "Agreement") dated April 30, 2001, pursuant to which the Board of Directors of both National City and M&I have determined that it is in the best interests of their respective shareholders to merge their respective holding companies in a transaction pursuant to which National City will be merged with and into M&I (the "Merger"). As set forth in Section 1.6(a) of the Agreement, at the Effective Time of the Merger (as defined in the Agreement) each of the outstanding shares of National City common stock ("National City Common Stock"), par value $1.25 per share, will be converted into and have the right to receive shares of M&I common stock (the "M&I Common Stock"), par value $1.00 per share, having a value of $29.50 (the "Exchange Ratio"), based upon the Average Trading Price (as defined in Section 1.6(b) of the Agreement) of M&I and within certain stock price ranges for M&I (as set forth in Section 1.6 of the Agreement). In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of National City.

   Hovde Financial LLC ("Hovde"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with National City, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement. We are also familiar with M&I, as from time to time we have provided investment banking and financial advisory services to M&I for which we previously have received fees. As you are aware, in the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12G-2 promulgated under the Securities Exchange Act of 1934, as amended) of Hovde and their affiliates may from time to time effect transactions and hold securities of numerous financial institutions, including the possibility of National City and M&I. As of the date of this opinion, Hovde-affiliated entities held 0 shares of National City Common Stock and 0 shares of M&I Common Stock.

   We were retained by National City to act as its financial advisor in connection with the Merger. We will receive compensation from National City in connection with our services, a significant portion of which is contingent upon the consummation of the Merger. National City has agreed to indemnify us for certain liabilities arising out of our engagement.

   During the course of our engagement and for the purposes of the opinion set forth herein, we have:

     (i) reviewed the Agreement;

     (ii) reviewed certain historical publicly available business and financial information concerning National City and M&I;

     (iii) reviewed certain internal financial statements and other financial and operating data concerning National City and M&I;

     (iv) analyzed certain financial projections prepared by the managements of National City and M&I;

Board of Directors
National City Bancorporation
April 30, 200l
Page 2 of 3

     (v) conducted meetings with members of the senior management of National City and M&I for the purpose of reviewing the future prospects of National City and M&I, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings and revenue enhancements (the "Synergies") expected to be achieved as a result of the Merger;

     (vi) reviewed historical market prices and trading volumes for National City Common Stock and M&I Common Stock;

     (vii) evaluated the pro forma ownership of M&I Common Stock by National City's shareholders relative to the pro forma contribution of National City's assets, liabilities, equity and earnings to the pro forma company;

     (viii) reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant;

     (ix) analyzed the pro forma impact of the Merger on the combined company's earnings per share, consolidated capitalization and financial ratios; and

     (x) performed such other analyses and considered such other factors as we have deemed appropriate.

   We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our knowledge of the banking industry and our general experience in securities valuations.

   In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by National City and M&I and in the discussions with National City and M&I managements. In that regard, we have assumed that the financial forecasts, including, without limitation, the Synergies and projections regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of National City and M&I and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for National City and M&I are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of National City or M&I. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of National City and M&I and we were not furnished with any such evaluations or appraisals.

   We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for United States federal income tax purposes. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to National City and M&I. In rendering this opinion, we have been advised by National City and M&I and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on M&I or the surviving corporation that would have a material adverse effect on M&I or the contemplated benefits of the Merger. We have also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of M&I or the surviving corporation after the Merger.

Board of Directors
National City Bancorporation
April 30, 200l
Page 3 of 3

   Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof.

   We are not expressing any opinion herein as to the prices at which shares of M&I Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of National City Common Stock as to how such holder should vote with respect to the Agreement at any meeting of holders of National City Common Stock.

   This letter is solely for the information of the Board of Directors of National City and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of National City Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

   Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the shareholders of National City.

                                          Sincerely,

                                          HOVDE FINANCIAL LLC

                                                                      Appendix D

                                 DIVISION XIII
                               DISSENTERS' RIGHTS
                                     PART A

   490.1301 DEFINITIONS FOR DIVISION XIII.--In this division:

     1. "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

     2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 490.1302 and who exercises that right when and in the manner required by sections 490.1320 through 490.1328.

     4. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. With respect to a dissenter's shares that are the shares of a corporation that is a bank holding company as defined in section 524.1801, the factors identified in section 524.1406, subsection 3, paragraph "a", shall also be considered.

     5. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     7. "Shareholder" means the record shareholder or the beneficial shareholder. (Last amended by H.F. 2197, L. '00, eff.7-1-00.)


   490.1302 SHAREHOLDERS' RIGHT TO DISSENT.--1. A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     a. Consummation of a plan of merger to which the corporation is a party if either of the following apply:

       (1) Shareholder approval is required for the merger by section
    490.1103 or the articles of incorporation and the shareholder is entitled to vote on the merger.

       (2) The corporation is a subsidiary that is merged with its parent under section 490.1104.

     b. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

     c. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

     d. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it does any or all of the following:

       (1) Alters or abolishes a preferential right of the shares.

       (2) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

       (3) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

       (4) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

       (5) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 490.604.

       (6) Extends, for the first time after being governed by this chapter, the period of duration of a corporation organized under chapter 491 or 496A and existing for a period of years on the day preceding the date the corporation is first governed by this chapter.

     e. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

   2. A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter is not entitled to challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

   490.1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--1. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in that shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

   2. A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if the shareholder does both of the following:

     a. Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

     b. Does so with respect to all shares of which the shareholder is the beneficial shareholder or over which that beneficial shareholder has power to direct the vote.

                                     PART B

   490.1320 NOTICE OF DISSENTERS' RIGHTS.--1. If proposed corporate action creating dissenters' rights under section 490.1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this part and be accompanied by a copy of this part.

   2. If corporate action creating dissenters' rights under section 490.1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 490.1322.

   490.1321 NOTICE OF INTENT TO DEMAND PAYMENT.--1. If proposed corporate action creating dissenters' rights under section 490.1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must do all of the following:

     a. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated.

     b. Not vote the dissenting shareholder's shares in favor of the proposed action.

   2. A shareholder who does not satisfy the requirements of subsection 1, is not entitled to payment for the shareholder's shares under this part.

   490.1322 DISSENTERS' NOTICE.--1. If proposed corporate action creating dissenters' rights under section 490.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 490.1321.
   2. The dissenters' notice must be sent no later than ten days after the proposed corporate action is authorized at a shareholders' meeting, or, if the corporate action is taken without a vote of the shareholders, no later than ten days after the corporate action is taken, and must do all of the following:

     a. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited.

     b. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

     c. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date.

     d. Set a date by which the corporation must receive the payment demand, which date shall not be fewer than thirty nor more than sixty days after the date the dissenters' notice is delivered.

     e. Be accompanied by a copy of this division. (Last amended by Ch. 211, L. '91, eff. 7-1-91.)

   490.1323 DUTY TO DEMAND PAYMENT.--1. A shareholder sent a dissenter's notice described in section 490.1322 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to section 490.1322, subsection 2, paragraph "c", and deposit the shareholder's certificates in accordance with the terms of the notice.

   2. The shareholder who demands payment and deposits the shareholder's shares under subsection 1 retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

   3. A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this division.

   490.1324 SHARE RESTRICTIONS.--1. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 490.1326.

   2. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

   490.1325 PAYMENT.--1. Except as provided in section 490.1327, at the time the proposed corporate action is taken, or upon receipt of a payment demand, whichever occurs later, the corporation shall pay each dissenter who complied with section 490.1323 the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

   2. The payment must be accompanied by all of the following:

     a. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any.

     b. A statement of the corporation's estimate of the fair value of the shares.

     c. An explanation of how the interest was calculated.

     d. A statement of the dissenters' right to demand payment under section 490.1328.

     e. A copy of this division. (Last amended by Ch. 211, L. '91, eff. 7-1-
  91.)

   490.1326 FAILURE TO TAKE ACTION.--1. If the corporation does not take the proposed action within one hundred eighty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions, imposed on uncertificated shares.

   2. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 490.1322 as if the corporate action was taken without a vote of the shareholders and repeat the payment demand procedure. (Last amended Ch. 171, L. '97, eff. 7-1-97.)

   490.1327 AFTER-ACQUIRED SHARES--1. A corporation may elect to withhold payment required by section 490.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

   2. To the extent the corporation elects to withhold payment under subsection 1, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenters' demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 490.1328.

   490.1328 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--1. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under section 490.1325, or reject the corporation's offer under section 490.1327 and demand payment of the fair value of the dissenter's shares and interest due, if any of the following apply:

     a. The dissenter believes that the amount paid under section 490.1325 or offered under section 490.1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.

     b. The corporation fails to make payment under section 490.1325 within sixty days after the date set for demanding payment.

     c. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

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   2. A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection 1 within thirty days after the corporation made or offered payment for the dissenter's shares.

                                     PART C

   490.1330 COURT ACTION.--1. If a demand for payment under section 490.1328 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

   2. The corporation shall commence the proceeding in the district court of the county where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

   3. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

   4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

   5. Each dissenter made a party to the proceeding is entitled to judgment for either of the following:

     a. The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation.

     b. The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 490.1327.

   6. Notwithstanding the provisions of this division, if the corporation is a bank holding company as defined in section 524.1801, fair value, at the election of the bank holding company, may be determined as provided in section 524.1406, subsection 3, prior to giving notice under section 490.1320 or
490.1322. The fair value as determined shall be included in any notice under
Section 490.1320 or 490.1322, and section 490.1328 shall not apply. (Last amended by H.F. 2197, L. '00, eff. 7-1-00.)

   490.1331 COURT COSTS AND COUNSEL FEES.--1. The court in an appraisal proceeding commenced under section 490.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 490.1328.

   2. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, for either of the following:

     a. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 490.1320 through 490.1328.

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     b. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

   3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

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